EXHIBIT 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

X
:
In re:	:	Chapter 11
:
K-V Discovery Solutions, Inc., et al.,	:	Case No. 12-13346 (ALG)
:
Debtors.	:	Jointly Administered
X

DISCLOSURE STATEMENT FOR SIXTH AMENDED
JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR
K-V DISCOVERY SOLUTIONS, INC. AND ITS AFFILIATED DEBTORS

 Dated:  New York, New York
               July 17, 2013

WILLKIE FARR & GALLAGHER LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000 Counsel for the Debtors and Debtors in Possession

IMPORTANT NOTICE

THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT THE SIXTH AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR K-V DISCOVERY SOLUTIONS, INC. AND ITS AFFILIATED DEBTORS (THE “PLAN”). NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTORS, THEIR BUSINESS OPERATIONS OR THE VALUE OF THEIR ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT.

THE DEBTORS URGE YOU TO READ THIS DISCLOSURE STATEMENT CAREFULLY FOR A DISCUSSION OF VOTING INSTRUCTIONS, RECOVERY INFORMATION, CLASSIFICATION OF CLAIMS, THE HISTORY OF THE DEBTORS AND THE REORGANIZATION CASES, THE DEBTORS’ BUSINESSES, PROPERTIES AND RESULTS OF OPERATIONS, HISTORICAL AND PROJECTED FINANCIAL RESULTS AND A SUMMARY AND ANALYSIS OF THE PLAN.

ALL CAPITALIZED TERMS IN THIS DISCLOSURE STATEMENT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THEM IN THE PLAN, A COPY OF WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT 1.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE A FURTHER AMENDED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN. THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, NOR WILL THERE BE ANY DISTRIBUTION OF ANY OF THE SECURITIES DESCRIBED HEREIN UNTIL THE EFFECTIVE DATE OF THE PLAN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. THE PLAN AND THIS DISCLOSURE STATEMENT WERE NOT REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. DISSEMINATION OF THIS DISCLOSURE STATEMENT IS CONTROLLED BY BANKRUPTCY RULE 3017. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PERSONS TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF THE DEBTORS SHOULD EVALUATE THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH IT WAS PREPARED.

THIS DISCLOSURE STATEMENT WAS PREPARED TO PROVIDE PARTIES IN INTEREST IN THESE CASES WITH “ADEQUATE INFORMATION” (AS DEFINED IN THE BANKRUPTCY CODE) SO THAT THOSE CREDITORS WHO ARE ENTITLED TO VOTE WITH RESPECT TO THE PLAN CAN MAKE AN INFORMED JUDGMENT REGARDING SUCH VOTE ON THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN; RATHER THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT (WHICH WILL BE FILED NO LATER THAN TEN (10) CALENDAR DAYS PRIOR TO THE VOTING DEADLINE (DEFINED BELOW)), AND THE EXHIBITS ATTACHED THERETO AND THE AGREEMENTS AND DOCUMENTS DESCRIBED THEREIN. IF THERE IS A CONFLICT BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. YOU ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND PLAN SUPPLEMENT AND TO READ CAREFULLY THE ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS, BEFORE DECIDING HOW TO VOTE WITH RESPECT TO THE PLAN.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING EASTERN TIME) ON AUGUST 16, 2013, UNLESS EXTENDED BY THE DEBTORS (THE “VOTING DEADLINE”). TO BE COUNTED, BALLOTS MUST BE RECEIVED BY THE VOTING AGENT (AS DEFINED HEREIN) ON OR BEFORE THE VOTING DEADLINE.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. THERE IS NO ASSURANCE THAT THESE CONDITIONS WILL BE SATISFIED OR WAIVED.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS AGAINST, AND HOLDERS OF INTERESTS IN, THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY, AND THE SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF, OR REGISTERED PURSUANT TO, A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY OTHER SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY OTHER SECURITIES REGULATORY AUTHORITY, OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF THE NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION, ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTION PROVIDED BY SECTION 1145(a)(1) OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE EXEMPTIONS (INCLUDING SECTION 4(A)(2) OF THE SECURITIES ACT), AND EXPECT THAT THE OFFER AND ISSUANCE OF THE SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF SECTION 1145(a)(1) OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE EXEMPTIONS (INCLUDING SECTION 4(A)(2) OF THE SECURITIES ACT).

EXCEPT AS OTHERWISE SET FORTH HEREIN, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR CREATE ANY DUTY TO UPDATE SUCH INFORMATION.

EXCEPT WITH RESPECT TO THE LETTER FROM THE CREDITORS’ COMMITTEE ACCOMPANYING THE DISCLOSURE STATEMENT, NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS, NOTICES AND SCHEDULES ATTACHED TO OR INCORPORATED BY REFERENCE OR REFERRED TO IN THIS DISCLOSURE STATEMENT AND/OR THE PLAN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS.

IT IS THE DEBTORS’ POSITION THAT THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PERSON, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PERSON, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISOR(S) WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES TO ACCEPT THE PLAN, THE PLAN, THE PLAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

FORWARD-LOOKING STATEMENTS:

THIS DISCLOSURE STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS BASED PRIMARILY ON THE CURRENT EXPECTATIONS OF THE DEBTORS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE DEBTORS’ AND THE REORGANIZED DEBTORS’ BUSINESSES. IN PARTICULAR, STATEMENTS USING WORDS SUCH AS “BELIEVE,” “MAY,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER ARTICLE XI. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THE DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN SHOULD NOT BE REGARDED AS REPRESENTATIONS BY ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, THEIR ADVISORS OR ANY OTHER PERSON THAT THE PROJECTED FINANCIAL CONDITIONS OR RESULTS OF OPERATIONS CAN OR WILL BE ACHIEVED. EXCEPT AS OTHERWISE REQUIRED BY LAW, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE FOLLOWING APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT.

THE DEBTORS SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN. AS SET FORTH IN THE LETTER FROM THE CREDITORS’ COMMITTEE ACCOMPANYING THE DISCLOSURE STATEMENT, THE CREDITORS’ COMMITTEE SUPPORTS THE PLAN AND URGES UNSECURED CREDITORS TO VOTE IN FAVOR OF THE PLAN.

ARTICLE VII. CONFIRMATION OF THE PLAN OF REORGANIZATION		66
7.1.	Confirmation Hearing.	66
7.2.	Confirmation.	67
7.3.	Classification of Claims and Interests.	74
7.4.	Consummation.	74
7.5.	Dissolution of the Creditors’ Committee.	74
7.6.	Post-Confirmation Jurisdiction of the Bankruptcy Court.	74

ARTICLE VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		76
8.1.	Alternative Plan(s) of Reorganization.	76
8.2.	Liquidation Under Chapter 7 of the Bankruptcy Code.	77
8.3.	Dismissal of the Debtors’ Reorganization Cases.	77

ARTICLE IX. SUMMARY OF VOTING PROCEDURES		77

ARTICLE X. DESCRIPTION AND HISTORY OF CHAPTER 11 CASES		78
10.1.	General Case Background.	78
10.2.	Retention of Professionals.	78
10.3.	Employment Obligations.	79
10.4.	Continuing Supplier and Customer Relations.	80
10.5.	Stabilization of Debtors’ Business Operations.	80
10.6.	Utilities.	82
10.7.	Leases of Nonresidential Real Property.	82
10.8.	Appointment of a Creditors’ Committee.	82
10.9.	Section 341 Meeting.	83
10.10.	Schedules, Statements and Bar Date.	84
10.11.	Hologic Matters.	84
10.12.	The DIP Facility.	86
10.13.	Other Material Postpetition Litigation and Settlements.	87
10.14.	Preferences and Fraudulent Conveyances.	91
10.15.	Deadline Extensions.	92
10.16.	Entry Into New Headquarters Lease Agreement	93
10.17.	Events Leading to Formulation of Plan; Global Settlement.	93

ARTICLE XI. CERTAIN RISK FACTORS TO BE CONSIDERED		96
11.1.	Certain Bankruptcy Considerations.	96
11.2.	Risks Relating to the Capital Structure of the Reorganized Debtors.	99
11.3.	Risks Relating to Tax and Accounting Consequences of the Plan.	103
11.4.	Risks Associated With the Debtors’ Business.	104

ARTICLE XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		116
12.1.	Introduction.	116
12.2.	Federal Income Tax Consequences to the Debtors.	117
12.3.	Federal Income Tax Consequences to Holders of Certain Claims.	119

- ii -

ARTICLE XIII. SECURITIES LAW MATTERS		122
13.1.	General.	122
13.2.	Initial Offer and Sale of Securities Under Federal Securities Laws.	122
13.3.	The Rights Offering Stock.	123
13.4.	New Common Stock.	123

ARTICLE XIV. PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN		125
14.1.	Distributions.	125
14.2.	No Postpetition Interest on Claims.	125
14.3.	Date of Distributions.	126
14.4.	Distribution Record Date.	126
14.5.	Disbursing Agent.	126
14.6.	Delivery of Distribution.	127
14.7.	Unclaimed Property.	127
14.8.	Satisfaction of Claims.	127
14.9.	Manner of Payment Under Plan.	127
14.10.	Fractional Shares/De Minimis Cash Distributions.	127
14.11.	No Distribution in Excess of Amount of Allowed Claim.	128
14.12.	Exemption From Securities Laws.	128
14.13.	Setoffs and Recoupments.	128
14.14.	Rights and Powers of Disbursing Agent.	129
14.15.	Withholding and Reporting Requirements.	129
14.16.	Cooperation With Disbursing Agent.	130
14.17.	Hart-Scott Rodino Antitrust Improvements Act.	130

ARTICLE XV. PROCEDURES FOR RESOLVING CLAIMS		130
15.1.	Objections to Claims.	130
15.2.	Amendment to Claims.	131
15.3.	Disputed Claims.	131
15.4.	Estimation of Claims.	132
15.5.	Expenses Incurred On or After the Effective Date.	133

CONCLUSION		134

- iii -

Annexed as exhibits (the “Exhibits”) to this Disclosure Statement are copies of the following documents:

●	Plan (Exhibit 1);

●	Liquidation Analysis (Exhibit 2);

●	Reorganized Debtors’ Projected Financial Information (Exhibit 3);

●	Disclosure Statement Order (without exhibits) (Exhibit 4);

●	Rights Offering Procedures (Exhibit 5);

●	Stock Purchase Agreement (without exhibits) (Exhibit 6);

●	Share Purchase Agreement (Exhibit 7); and

●	K-V Pharmaceutical Co. v. Hermelin, Case No. 11SL-CC04054, Amended Petition for Declaratory Judgment and Further Relief (dated November 28, 2011) (Exhibit 8).

- iv -

ARTICLE I.

INTRODUCTION

1.1.	General.

K-V Discovery Solutions, Inc., DrugTech Corporation, FP1096, Inc., K-V Generic Pharmaceuticals, Inc., K-V Pharmaceutical Company, K-V Solutions USA, Inc., Ther-Rx Corporation and Zeratech Technologies USA, Inc. (collectively, the “Debtors”), as debtors and debtors in possession in chapter 11 cases pending before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), jointly administered under Case No. 12-13346 (ALG), pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), transmit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, in connection with the Debtors’ solicitation of votes to confirm the Sixth Amended Joint Chapter 11 Plan of Reorganization for K-V Discovery Solutions, Inc. and Its Affiliated Debtors, dated as of July 17, 2013. All Plan Documents are subject to revision and modification from time to time prior to the Effective Date (subject to the terms of the Plan), which may result in material changes to the terms of the Plan Documents. On the Effective Date, the Plan, all Plan Documents and all other agreements entered into or instruments issued in connection with the Plan and any Plan Document, shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

On July 17, 2013, after notice and a hearing, the Bankruptcy Court entered an order (the “Disclosure Statement Order”), which, among other things: (i) approved this Disclosure Statement as containing “adequate information” to enable a hypothetical, reasonable investor typical of holders of Claims against or Interests in the Debtors to make an informed judgment as to whether to accept or reject the Plan; and (ii) authorized the Debtors to use this Disclosure Statement in connection with the solicitation of votes to accept or reject the Plan. The Disclosure Statement Order establishes August 16, 2013 at 4:00 p.m. (prevailing Eastern Time) as the Voting Deadline for the return of Ballots accepting or rejecting the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Order sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan, and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement and the Exhibits hereto, including the Plan and the Disclosure Statement Order, as well as the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims entitled to vote should not rely on any information relating to the Debtors and their businesses other than the information contained in this Disclosure Statement, the Plan and all Exhibits hereto and thereto.

THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS IN CLASSES 3, 4, 5, 6 AND 7 VOTE TO ACCEPT THE PLAN, AS THE PLAN PROVIDES FOR THE BEST AVAILABLE RECOVERY TO CREDITORS IN SUCH CLASSES.

THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN. THIS DISCLOSURE STATEMENT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW. THE DESCRIPTION OF THE PLAN HEREIN IS ONLY A SUMMARY. HOLDERS OF CLAIMS AND INTERESTS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE PLAN AND ANY RELATED EXHIBITS AND ATTACHMENTS FOR A FULL UNDERSTANDING OF THE PLAN’S PROVISIONS. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN.

Additional copies of this Disclosure Statement (including the Exhibits hereto) are available upon request made to the Debtors’ Claims Agent, Epiq Bankruptcy Solutions, LLC (“Epiq”), at the following address: K-V Discovery Solutions, Inc. Ballot Tabulation Center, c/o Epiq Bankruptcy Solutions, LLC, FDR Station, P.O. Box 5014, New York, NY 10150-5014. They may also be obtained by contacting the Epiq via telephone at (646) 282-2500. Additional copies of this Disclosure Statement (including the Exhibits hereto) can also be accessed free of charge from the following website: http://dm.epiq11.com/KVD.

In addition, a Ballot for voting to accept or reject the Plan is enclosed with this Disclosure Statement for the holders of Claims that are entitled to vote to accept or reject the Plan. If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please contact Epiq at the address above.

Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, the other Exhibits attached hereto and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes.

1.2.	The Confirmation Hearing.

In accordance with the Disclosure Statement Order and section 1128 of the Bankruptcy Code, a hearing will be held before the Honorable Allan L. Gropper, United States Bankruptcy Judge for the Southern District of New York, United States Bankruptcy Court, Courtroom 617, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004-1408 on August 28, 2013 at 11:00 a.m. (prevailing Eastern Time), to consider confirmation of the Plan. The Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code, and they have reserved the right to modify the Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, subject to the terms of the Plan. Objections, if any, to confirmation of the Plan must be served and filed so that they are received on or before August 19, 2013 at 4:00 p.m. (prevailing Eastern Time), in the manner set forth in the Disclosure Statement Order. The hearing on confirmation of the Plan, may be adjourned from time to time without further notice except for the announcement of the adjourned date and time at the hearing on confirmation or any adjournment thereof or an appropriate filing with the Bankruptcy Court.

At the Confirmation Hearing, the Bankruptcy Court will, among other things:

●	determine whether sufficient majorities in number and amount from each Class entitled to vote have delivered properly executed votes accepting the Plan to approve the Plan;

●	hear and determine objections, if any, to the Plan and to confirmation of the Plan that have not been previously disposed of;

●	determine whether the Plan meets the confirmation requirements of the Bankruptcy Code; and

●	determine whether to confirm the Plan.

1.3.     Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are: (a) impaired or unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, or (c) deemed to accept or reject the Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	No	No (Deemed to accept)
Class 2	Other Secured Claims	No	No (Deemed to accept)
Class 3	Senior Secured Notes Claims	Yes	Yes
Class 4	ETHEX Criminal Fine Claims	Yes	Yes
Class 5	Qui Tam Claims	Yes	Yes
Class 6	Convertible Subordinated Notes Claims	Yes	Yes
Class 7	General Unsecured Claims	Yes	Yes
Class 8(a)	Existing Securities Law Claims	Yes	No (Deemed to reject)
Class 8(b)	Equitably Subordinated Claims	Yes	No (Deemed to reject)
Class 9	Existing KV Interests	Yes	No (Deemed to reject)

1.4.	Voting; Holders of Claims Entitled to Vote.

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a chapter 11 plan are entitled to vote to accept or reject such proposed plan. Generally, a claim or interest is impaired under a plan if the holder’s legal, equitable or contractual rights are altered under such plan. Classes of claims or equity interests under a chapter 11 plan in which the holders of claims or equity interests are unimpaired are deemed to have accepted such plan and are not entitled to vote to accept or reject the proposed plan. In addition, classes of claims or equity interests in which the holders of claims or equity interests will not receive or retain any property on account of their claims or equity interests are deemed to have rejected the chapter 11 plan and are not entitled to vote to accept or reject such plan.

In connection with the Plan:

●	Claims in Classes 3, 4, 5, 6 and 7 are impaired, will receive a distribution on account of such Claims to the extent provided in the Plan and are entitled to vote to accept or reject the Plan;

●	Claims in Classes 1 and 2 are unimpaired and, as a result, holders of such Claims are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan; and

●

Claims and Interests in Classes 8(a), 8(b) and 9 are impaired will not receive a distribution on account of such Claims and Interests, respectively, under the Plan, are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the chapter 11 plan. Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a chapter 11 plan that each class that is impaired and entitled to vote under a plan vote to accept such plan, unless the requirements of section 1129(b) of the Bankruptcy Code are satisfied.

If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan and/or to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the non-acceptance of such plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims or interests votes to accept such plan (excluding any votes of insiders). Under that section, a chapter 11 plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. This Disclosure Statement, the Exhibits attached hereto, the Plan and the related documents are the only materials the Debtors are providing to creditors for their use in determining whether to vote to accept or reject the Plan, and it is the Debtors’ position that such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan.

Please complete and sign your Ballot(s) and, unless you are sending your Ballot to an Intermediary (as defined below) for inclusion in a master Ballot, return such Ballot to the Debtors’ claims and voting agent (the “Voting Agent”) at the applicable address below:

If by First-Class Mail:

K-V Discovery Solutions, Inc. Ballot Tabulation Center

c/o Epiq Bankruptcy Solutions, LLC

FDR Station, P.O. Box 5014

New York, NY 10150-5014

If by Hand Delivery or Overnight Mail:

K-V Discovery Solutions, Inc. Ballot Tabulation Center

c/o Epiq Bankruptcy Solutions, LLC

757 Third Avenue, 3rd Floor

New York, NY 10017

TO BE COUNTED, YOUR ORIGINAL BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M., PREVAILING EASTERN TIME, ON AUGUST 16, 2013, UNLESS EXTENDED BY THE DEBTORS. YOUR BALLOT MAY BE SENT VIA MAIL, OVERNIGHT COURIER OR MESSENGER. FAXED COPIES AND VOTES SENT ON OTHER FORMS WILL NOT BE ACCEPTED EXCEPT IN THE DEBTORS’ SOLE DISCRETION. ALL BALLOTS MUST BE SIGNED. IF YOU ARE SENDING YOUR BALLOT TO AN INTERMEDIARY FOR INCLUSION IN A MASTER BALLOT, THE INTERMEDIARY MUST RECEIVE YOUR PROPERLY COMPLETED BALLOT BY SUCH TIME AND DATE AS SPECIFIED BY THE INTERMEDIARY THAT ALLOWS THE INTERMEDIARY SUFFICIENT TIME TO PROCESS THE BALLOTS.

The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from the Classes entitled to vote with respect thereto. Accordingly, in voting on the Plan, please use only the Ballots sent to you with this Disclosure Statement or provided by the Voting Agent.

The Debtors have fixed 5:00 p.m. (prevailing Eastern time) on July 11, 2013 (the “Voting Record Date”), as the time and date for the determination of Persons who are entitled to receive a copy of this Disclosure Statement and all of the related materials and to vote whether to accept or reject the Plan. Accordingly, only holders of record of Claims as of the Voting Record Date that are entitled to vote on the Plan will receive a Ballot and may vote on the Plan.

All properly completed Ballots received prior to the Voting Deadline will be counted for purposes of determining whether a voting Class of impaired Claims has accepted the Plan. Under the Bankruptcy Code, for the Plan to be “accepted,” a specified majority vote is required for each Class of impaired Claims entitled to vote on the Plan. If no votes are received with respect to any Class of impaired Claims entitled to vote on the Plan, then such Class shall be deemed to have accepted the Plan. If any impaired Class fails to have any Allowed Claims or a Claim temporarily Allowed by the Court as of the date of the Confirmation Hearing, such Class or Classes will be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class or Classes pursuant to section 1129(a)(8) of the Bankruptcy Code. The Voting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Class entitled to vote.

In accordance with Bankruptcy Rule 3017(e), the Debtors will send Ballots to transfer agents, registrars, servicing agents or other intermediaries holding Claims for, or acting on behalf of, beneficial holders of Claims (collectively, the “Intermediaries”). Specifically, the Debtors will send Ballots to Intermediaries for distribution to the holders of Claims in Class 3 (Senior Secured Notes Claims) and Class 6 (Convertible Subordinated Notes Claims). Each Intermediary will be entitled to receive, upon request to the Debtors, a reasonably sufficient number of Ballots to distribute to the beneficial owners of the Claims for which it is an Intermediary. Each Intermediary who is tabulating votes of beneficial holders in a summary “master” ballot in a form approved by the Bankruptcy Court (the “Master Ballot”) must receive returned ballots from beneficial holders by such time and date as specified by the Intermediary so that it can tabulate and return the results to the Voting Agent indicating the number and dollar amount of cast ballots in the group of Claim holders for which it is an Intermediary. Any Intermediaries submitting Master Ballots must certify that each beneficial holder has not cast more than one vote with respect to any given Claim for any purpose, including for determining both the number of votes and the amount of the Claim, even if such holder holds securities of the same type in more than one account. However, persons who hold Claims in more than one voting Class will be entitled to one vote in each such Class, subject to the applicable voting rules.

IMPORTANT - Voting by Intermediary

Timing: If your vote is being processed by an Intermediary, please allow time for transmission of your ballot to your Intermediary for preparation and delivery to the Voting Agent of a Master Ballot reflecting your vote and the votes of other Claims tabulated by the Intermediary.

To be counted, your vote must be received either (a) directly by the Voting Agent on or before the Voting Deadline, or (b) if your vote is processed by an Intermediary, by your Intermediary by such time and date as specified by such Intermediary that allows such Intermediary sufficient time to process the Ballots.

Receipt by the Intermediary on or close to the Voting Deadline may not allow sufficient time for the Intermediary to include your vote in the Master Ballot that it prepares and delivers to the Voting Agent by the Voting Deadline.

Questions on Voting Procedures: If you have a question concerning the voting procedures, please contact your Intermediary or the Voting Agent.

THE DEBTORS BELIEVE THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF ALL HOLDERS OF CLAIMS AND RECOMMEND THAT ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

1.5.	Important Matters.

This Disclosure Statement contains projected financial information and certain other forward-looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The projected financial information contained herein and in the exhibits annexed hereto, therefore, is not necessarily indicative of the future financial condition or results of operations of the Debtors, which in each case may vary significantly from those set forth in such projected financial information. Consequently, the projected financial information and other forward-looking statements contained herein should not be regarded as representations by any of the Debtors, the Reorganized Debtors, their advisors, or any other Person that the projected financial conditions or results of operations can or will be achieved.

ARTICLE II.

SUMMARY OF PLAN AND CLASSIFICATION AND
TREATMENT OF CLAIMS AND INTERESTS THEREUNDER

2.1.	General.

The overall purpose of the Plan is to provide for the restructuring of the Debtors’ liabilities in a manner designed to maximize recovery to stakeholders and to enhance the financial viability of the Reorganized Debtors. The Plan reflects an agreement and compromise (the “Global Settlement”) among the Debtors, the Creditors’ Committee, the holders of at least 75% in dollar amount of the Class 3 Senior Secured Notes Claims, and the holders of approximately 97% in dollar amount of Class 6 Convertible Subordinated Notes Claims. Under this agreement and compromise: (a) each holder of an Allowed Senior Secured Notes Claim will receive its pro rata share of a Cash distribution in the amount of (i) $231,409,850 (i.e., the total amount of Senior Secured Notes Claims for prepetition principal and interest owing under the Senior Secured Notes less unamortized original issue discount); plus (ii) the amount of any postpetition interest and accreted original issue discount amount determined by the Bankruptcy Court to be owed to the holders of Senior Secured Notes under the subordination provisions of the Convertible Subordinated Notes Indenture (which amounts, if any, shall be determined by the Bankruptcy Court in connection with confirmation of the Plan); (b) the Debtors’ existing indebtedness under the DIP Credit Agreement will be paid in full in Cash; (c) the Debtors’ existing indebtedness in respect of Convertible Subordinated Notes Claims will be cancelled and exchanged for 7% of the New Common Stock of Reorganized KV; and (d) each holder of an Allowed General Unsecured Claim against any Debtor shall receive Cash in an amount equal its Pro Rata Share of $10,250,000.

All Intercompany Claims will be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the Reorganized Debtors. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the Bankruptcy Court or by the stockholders of any of the Reorganized Debtors. All Intercompany Interests shall be preserved under the Plan, and the Debtors’ existing corporate structure shall be maintained. The Qui Tam Claims and ETHEX Criminal Fine Claims shall either be settled or receive the treatment provided in the Plan. Other Secured Claims shall receive Cash or retain liens, in satisfaction of their Allowed Other Secured Claims, in accordance with the terms of the Plan as described herein and in the Plan. No distributions shall be made on account of Existing Securities Law Claims, Equitably Subordinated Claims or Existing KV Interests.

The Plan Distributions described above will be funded by, among other sources, the proceeds of the New First Lien Term Loan, the Rights Offering and the sale of the Direct Purchase Shares, in accordance with the Stock Purchase Agreement by and among KV and the Investor Parties and the Share Purchase Agreement by and among KV, the Investor Parties, and Silver Point. Pursuant to the Stock Purchase Agreement and Share Purchase Agreement (copies of which are annexed hereto as Exhibits 6 and 7, respectively): (a) KV will sell the Investor Parties and Silver Point, and the Investor Parties and Silver Point will purchase, 1,850,000 shares of New Common Stock for an aggregate purchase price of $37 million (i.e., $20 per share); (b) holders of Allowed Convertible Subordinated Notes Claims that (i) are Accredited Investors and (ii) vote to accept the Plan will be eligible to participate, on a pro rata basis, in a Rights Offering for 11,900,000 shares of New Common Stock (representing 76.2% of the total number of shares of New Common Stock to be issued on the Effective Date of the Plan) at an exercise price of $20 per share, for an aggregate exercise price of $238 million, in accordance with the Rights Offering Procedures; and (c) the Rights Offering will be backstopped by the Investor Parties and Silver Point in accordance with the terms of the Stock Purchase Agreement and Share Purchase Agreement (i.e., the Investor Parties and Silver Point will collectively purchase any shares of New Common Stock not validly subscribed and paid for in the Rights Offering). In consideration of the Investor Parties’ and Silver Point’s commitments under the Stock Purchase Agreement and Share Purchase Agreement, the Investor Parties and Silver Point will collectively receive 781,250 shares of New Common Stock (representing 5.00% of the total number of shares of New Common Stock to be issued on the Effective Date of the Plan).

Each of the distributions of New Common Stock under the Plan is subject to dilution by the New Common Stock Securities reserved for management of the Reorganized Debtors pursuant to the Management Incentive Plan (which shall not exceed 10% of the common equity of Reorganized KV on a fully-diluted basis). The New Common Stock will not be registered with the SEC or any state securities regulatory authority and will not trade on any exchange, or otherwise be publicly traded.

The Debtors believe that approval of the Plan is their best opportunity to emerge from the Reorganization Cases and enhance their financial viability. The debt structure of the Reorganized Debtors, after giving effect to the transactions contemplated by the Plan, will substantially de-lever the Company and provide additional liquidity needed to support the Debtors’ future operations. The Debtors believe that the Plan provides for appropriate treatment of all Classes of Claims and Interests, taking into account the valuation of the newly issued securities implied by the debt and equity financing commitments being provided in connection with consummation of the Plan and the differing natures and priorities of the Claims and Interests.

2.2.	Summary of Treatment of Claims and Interests Under the Plan.

The following table classifies the Claims against, and Interests in, the Debtors into separate Classes and summarizes the treatment of each Class under the Plan. The table also identifies which Classes are entitled to vote on the Plan based on provisions of the Bankruptcy Code. Finally, the table indicates the estimated recovery for each Class. The summaries in this table are qualified in their entirety by the description and the treatment of such Claims and Interests in the Plan. As described in Article XI below, the Debtors’ businesses are subject to a number of risks. The uncertainties and risks related to the Reorganized Debtors make it difficult to determine a precise value of the Reorganized Debtors, the New Common Stock and other distributions under the Plan. The recoveries and estimates described in the following table represent the Debtors’ best estimates given the information available on the date of this Disclosure Statement. All statements in this section relating to the amount of Claims and Interests are only estimates based on information known to the Debtors as of the date hereof, and the final amounts of Allowed Claims may vary significantly from these estimates.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified. Except as specifically noted therein, the Plan does not provide for payment of postpetition interest with respect to Allowed Claims.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims or Interests in Class	Estimated Recovery
Class 1	Priority Non-Tax Claims	Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, each holder of an Allowed Priority Non-Tax Claim shall receive Cash from the applicable Reorganized Debtor in an amount equal to such Allowed Claim.	No	$0	100%
Class 2	Other Secured Claims	Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, each holder of an Allowed Other Secured Claim shall receive, at the election of the Reorganized Debtors: (i) Cash in an amount equal to such Allowed Claim; or (ii) such other treatment that will render the Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.	No	$0	100%

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims or Interests in Class	Estimated Recovery
Class 3	Senior Secured Notes Claims

Each holder of an Allowed Senior Secured Notes Claim shall receive, subject to the terms of the Plan (including, without limitation, Section 7.12 thereof), in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim (and in full satisfaction and discharge of any subordination provisions or agreements including the Senior Secured Notes Indenture and the Convertible Subordinated Notes Indenture), its Pro Rata Share of Cash in an aggregate amount equal to (i) $231,409,850, (ii) the Postpetition Interest Amount, if any, and (iii) the Postpetition Accreted OID Amount, if any.

			Yes	$231,409,850[1]	100.0%
Class 4	ETHEX Criminal Fine Claims

Except to the extent that the holder of the ETHEX Criminal Fine Claim agrees to different treatment pursuant to an ETHEX Criminal Fine Settlement Order or otherwise determined by the Bankruptcy Court in connection with confirmation of the Plan that satisfies section 1129(b) of the Bankruptcy Code, such holder of an Allowed ETHEX Criminal Fine Claim shall receive, subject to the terms of the Plan, and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, the ETHEX Criminal Fine Claims Distribution, which shall be paid by Reorganized KV in accordance with the ETHEX Criminal Fine Claims Payment Schedule.

			Yes	$16,185,644	TBD

[1]

This amount is exclusive of any postpetition interest accrued on the Senior Secured Notes and any unamortized original issue discount on the Senior Secured Notes as of the Petition Date. To the extent that the Bankruptcy Court determines that such amounts are owed to holders of Allowed Senior Secured Notes Claims, the cash distributions to holders of Allowed Senior Secured Notes Claims will increase pro rata by such amounts.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims or Interests in Class	Estimated Recovery
Class 5	Qui Tam Claims	Except to the extent that a holder of a Qui Tam Claim agrees to different treatment pursuant to a Qui Tam Settlement Order or as otherwise determined by the Bankruptcy Court in connection with confirmation of the Plan that satisfies section 1129(b) of the Bankruptcy Code, such holder of an Allowed Qui Tam Claim shall receive, subject to the terms of the Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claims, the Qui Tam Claims Distribution, which shall be paid by Reorganized KV in accordance with the Qui Tam Claims Payment Schedule.	Yes	$18,433,110	TBD

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims or Interests in Class	Estimated Recovery
Class 6	Convertible Subordinated Notes Claims

On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Convertible Subordinated Notes Claim shall receive, subject to the terms of the Plan, and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim (and not subject to turnover pursuant to any subordination provision or agreement, including, but not limited to, any such subordination provision set forth in the Convertible Subordinated Notes Indenture), its Pro Rata Share of 7% of the New Common Stock to be issued by Reorganized KV on the Effective Date, subject to dilution by the New Common Stock Securities to be issued pursuant to the Management Incentive Plan.

			Yes	$201,114,164	10.87%[2]

[2]

The estimated recovery represents the recovery based upon the distribution of the Pro Rata Share of 7% of the New Common Stock to be issued by Reorganized KV, which is subject to dilution by the New Common Stock Securities to be issued to management pursuant to the Management Incentive Plan. The estimated recovery does not take into account any participation in the Rights Offering by any holder of an Allowed Convertible Subordinated Notes Claim.

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims or Interests in Class	Estimated Recovery
Class 7	General Unsecured Claims

Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, subject to section 7.14 of the Plan, if applicable, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata Share of Cash in an amount equal to $10,250,000; provided, in no event shall such distribution be in excess of 100% of the amount of its Allowed General Unsecured Claim.

			Yes	$13,923,079 – $18,250,000[3]	73.6% - 56.2% [4]
Class 8(a)	Existing Securities Law Claims	Subject to Section 7.14 of the Plan, if applicable, holders of Existing Securities Law Claims shall not receive or retain any distribution under the Plan on account of such Existing Securities Law Claims.	No	n/a	0%
Class 8(b)	Equitably Subordinated Claims	Subject to Section 7.14 of the Plan, if applicable, holders of Equitably Subordinated Claims shall not receive or retain any distribution under the Plan on account of such Equitably Subordinated Claims.	No	n/a	0%

[3]

The estimated amount of Allowed General Unsecured Claims above excludes estimates of Allowed General Unsecured Claims (i) for which the Debtors have insurance coverage to the extent of such coverage, and (ii) Claims relating to contracts that the Debtors intend to assume or reject. See Section 6.6(o), “Insured Claims,” and Section 6.8(c), “Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.” The range accounts for certain potential litigation risks.

[4]

The Plan treats the Hermelin Claims as Class 8(b) Equitably Subordinated Claims. To the extent the Bankruptcy Court determines such Claims should be classified as Class 7 General Unsecured Claims and are allowable (which the Debtors dispute), the Debtors believe such Claims would be capped pursuant to section 502(b)(7) of the Bankruptcy Code, and reduced as described in greater detail in Section 6.7 below. If the Hermelin Claims are Allowed in such capped and reduced amounts, the estimated recovery to holders of Class 7 General Unsecured Claims would decrease minimally. If the Hermelin Claims are classified as Class 7 General Unsecured Claims and Allowed in an amount other than as described in Section 6.7 below, depending upon the amount of the Allowed Claim, distributions to Class 7 General Unsecured Claims could be materially decreased. See Section 11.1(g), “If the Hermelin Claims Are Not Equitably Subordinated, Disallowed, and/or Reduced Recoveries to Holders of Allowed General Unsecured Claims May Be Materially Diminished.”

Class	Description	Treatment	Entitled to Vote	Estimated Amount of Claims or Interests in Class	Estimated Recovery
Class 9	Existing KV Interests	Holders of Existing KV Interests shall not receive or retain any distribution under the Plan on account of such Existing KV Interests.	No	n/a	n/a

The recoveries set forth above are estimates and are contingent upon approval of the Plan as proposed.

The Debtors expect that an aggregate of 17,361,111 shares of New Common Stock will be issued under the Plan (after giving effect to the issuance of the maximum amount of New Common Stock Securities that may be issued under the Management Incentive Plan and the Rights Offering). Based on the preceding estimate and for illustrative purposes only, immediately after the consummation of the Plan, the ownership of the Reorganized Debtors, after issuance of the New Common Stock that may be issued pursuant to the Management Incentive Program, would be approximately as described in the following table.

	Shares of New Common Stock	Percent Ownership
Direct Purchase Shares	1,850,000	10.66%
Commitment Fee Shares	781,250	4.50%
Class 6	1,093,750	6.30%
Rights Offering	11,900,000	68.54%
Management Incentive Plan	1,736,111	10.00% (1)

TOTAL	17,361,111	100.0%

(1)

The total percentage assumes for illustrative purposes that 10% of New Common Stock Securities will be issued under the Management Incentive Plan, which is the maximum amount of New Common Stock Securities that may be issued under such plan. As set forth in the Plan, the Management Incentive Plan will be on terms acceptable to the Debtors and the Investor Parties and contained in the Plan Supplement.

ARTICLE III.

BUSINESS DESCRIPTION; historical information

3.1.	The Debtors’ Businesses.

(a)	The Debtors.

The Debtors (together with their non-debtor subsidiaries, the “Company”), headquartered in St. Louis, Missouri, are a specialty branded pharmaceutical company with a primary focus in the area of women’s healthcare.

The Company, like all pharmaceutical manufacturers, is subject to extensive regulation by the United States Food and Drug Administration (the “FDA”), and to a lesser extent, by state, local and foreign governments. The Federal Food, Drug and Cosmetic Act (the “FFDCA”) and other federal and state statutes and regulations govern or influence the Company’s business. In addition, the Company participates in federal healthcare programs, such as Medicaid and Medicare Part B, and as such, is subject to oversight from the Centers for Medicare & Medicaid Services (“CMS”).

The Company holds numerous domestic and foreign issued patents relating to its controlled-release, site-specific, quick dissolve, and vitamin absorption technologies. In addition, the Company owns or holds licenses to 34 U.S. patents and has 10 U.S. patent applications pending, and approximately 27 foreign patents and numerous foreign patents applications pending primarily in Canada, Europe, Australia, Japan, South America, Mexico and South Korea. The Company also owns more than 300 U.S. and foreign trademark applications and registrations, including trademark protection for certain names of its proprietary controlled-release, taste masking, site-specific and quick dissolve technologies.

The Company sells its products directly to wholesalers, distributors, retail pharmacy chains, mail order pharmacies and group purchasing organizations. The Company also markets its products indirectly to independent pharmacies, managed care organizations, hospitals, pharmacy benefit management companies, government entities, physicians and other healthcare professionals, through its sales force and internal marketing team. These “indirect customers” purchase the Company’s products primarily through the Debtors’ direct wholesale or distributor channels. During fiscal year 2012, ’5 the Company’s three largest customers accounted for approximately 62% of gross revenue.

As of the date hereof, the Company employs approximately 135 full time employees, including approximately 85 field based sales representatives, managers and directors. None of the Company’s employees are represented by a union. The Debtors do not provide any retiree benefits (within the meaning of section 1114 of the Bankruptcy Code) to their employees.

[5]	The Company’s fiscal year is from April 1st through March 31st of each year.

(b)	Company History and Divisions.

The Company is a successor to a business originally founded in 1942. Historically, the Company was a fully integrated specialty pharmaceutical company that developed, manufactured, acquired and marketed technologically distinguished branded and generic/non-branded prescription pharmaceutical products. In the past, the Company operated in three segments — branded products, specialty generic non-branded products and specialty raw materials. Previously, the Company conducted its generic/non-branded pharmaceutical operations through its wholly-owned subsidiary, ETHEX Corporation (“ETHEX”), which focused principally on technologically-distinguished generic products. ETHEX ceased its operations on March 2, 2010 and was dissolved on December 15, 2010. In addition, the Company previously developed, manufactured and marketed raw material products for the pharmaceutical industry and other markets through Particle Dynamics, Inc. (“PDI”), which was sold to Particle Dynamics International, LLC (“PDI LLC”) in June 2010 pursuant to a certain asset purchase agreement (the “PDI Agreement”).

In May 2010, the Company formed a wholly-owned subsidiary, Nesher Pharmaceuticals, Inc. (which was subsequently renamed K-V Generic Pharmaceuticals, Inc. (“KV Generic”), one of the Debtors in these cases), to operate as the Company’s sales and marketing arm for its generic products. On August 8, 2011, the Company sold substantially all of the assets of KV Generic and its generic products business to Zydus Pharmaceuticals (USA), Inc. (“Zydus”) and its subsidiary Zynesher Pharmaceuticals (USA) LLC (“Zynesher”, and together with Zydus, the “Zydus Parties”).

Following the divestiture of its generics business and PDI, the Company no longer manufactured any of the products it sells and instead transformed itself into a specialty branded pharmaceutical marketing company primarily focused on women’s health care products. Currently, the Company operates only its branded pharmaceutical products business through KV’s wholly-owned subsidiary, Ther-Rx Corporation (“Ther-Rx”). Ther-Rx was established in 1999 to market brand name prescription pharmaceutical products that incorporated the Company’s proprietary technologies. Ther-Rx’s business peaked in fiscal year 2008, with net revenues of $212.3 million. However, as discussed further in Section 3.2(a) hereof, due to a nationwide recall and suspension of shipment of all products manufactured by the Company in fiscal year 2009, as well as entering into a consent decree (the “Consent Decree”) with the Department of Justice (“DOJ”), Department of Health and Human Services (“HHS”) and the FDA, for the past three years, the Company’s net revenue has continued to track significantly below the level of net revenue for the time prior to the nationwide recall. In the three and twelve month periods ended March 31, 2013, the Company recorded net revenues of approximately $20.4 million and $66.7 million, respectively, and realized a net loss of approximately $11.3 million and $24.2 million, respectively, from continuing operations. The net loss for the three and twelve month periods ended March 31, 2013 includes a non-cash gain on debt extinguishment of $35.9 million. As a result of the Consent Decree, the products sold by the Company, which are described below, are now manufactured for the Company by third parties.

(c)	Facilities and Offices.

On March 4, 2013, the Debtors rejected the lease for their former corporate headquarters at 2280 Schuetz Road in St. Louis, Missouri, pursuant to section 365(d)(4) of the Bankruptcy Code. Subsequently, the Company relocated their corporate headquarters to 16640 Chesterfield Grove Road in Chesterfield, Missouri. See Section 10.16, “Entry Into New Headquarters Lease Agreement.”

As of the Petition Date, the Debtors also leased four additional facilities from MECW, LLC (“MECW”), a non-debtor wholly-owned subsidiary of KV. Each of these facilities was located in the St. Louis metropolitan area. KV subleased certain of these facilities. Each of the Debtors’ leases with MECW, and all related subleases, have been rejected pursuant to section 365 of the Bankruptcy Code.

(d)	Products.

(i)	Makena®.

The Company’s single-most valuable product is Makena® (hydroxyprogesterone caproate injection), the first and only FDA-approved drug that reduces the risk of preterm birth in women with a singleton pregnancy who have a history of singleton spontaneous preterm birth. Preterm birth is a serious condition that not only carries immeasurable emotional costs, but also extremely high economic costs for affected families and for the nation as a whole.

(1)	KV’s Acquisition of Makena®.

On January 16, 2008, KV entered into an Asset Purchase Agreement (as amended from time to time, the “Hologic Purchase Agreement”)  6 with Cytyc Prenatal Products Corp. (“Cytyc”) and Hologic, Inc. (“Hologic”, and together with Cytyc, the “Hologic Parties”), for the purchase of the worldwide rights to Makena®. Under the Hologic Purchase Agreement, Makena® and the other assets described therein, were sold to KV effective as of February 4, 2011. In connection with such sale, KV was obligated to make certain payments to Hologic, which were secured by a lien on certain of the Company’s rights in Makena®. As described in Section 10.11(b) below, pursuant to the Hologic Settlement Agreement (as defined and described below), the Debtors’ obligations to Hologic have been released and discharged in exchange for, among other consideration, a cash payment of $60 million from the Debtors to the Hologic Parties.

(2)	The FDA and Makena®.

On February 4, 2011, the FDA approved Makena® and granted the Company orphan drug marketing designation under the federal Orphan Drug Act (i.e., a drug designated to treat a rare medical condition). As part of this designation, the Company was granted a seven-year marketing exclusivity period with respect to Makena®. Through Ther-Rx, the Company began shipping Makena®, which is manufactured by a third party, in March 2011.

[6]

The original Hologic Purchase Agreement has been amended by that certain Amendment No. 1, dated January 8, 2010, Amendment No. 2, dated February 3, 2011, Amendment No. 3, dated February 10, 2011, Amendment No. 4, dated March 10, 2011, Amendment No. 5, dated April 27, 2011, and Amendment No 6, dated January 17, 2012.

In March 2011, the Company received letters from certain United States Senators and members of the United States Congress asking the Company to reduce its indicated list price of Makena®. The legislators also inquired of CMS about the ramification of Makena®’s pricing on the Medicaid system and asked the Federal Trade Commission to initiate an investigation into Makena®’s pricing.

Consequently, on March 30, 2011, under political pressure resulting in part from misleading press reports about Makena®’s list price, the FDA issued a press release that stated, in order to address purported concerns regarding “access” for patients needing hydroxyprogesterone caproate, the active ingredient in Makena®, the FDA intended to refrain from taking enforcement action with respect to compounding pharmacies producing compounded 17-alpha hydroxyprogesterone caproate (“17P”), a compounded version of the active ingredient and a competitor to Makena®. 7 By its press release, the FDA effectively approved, invited and permitted direct nationwide competition between an entire class of unapproved compounded drug products — without regard to whether such compounded products are customized to meet the medical needs of individual patients for whom Makena® is indicated but medically inappropriate — and an FDA approved orphan drug product.

Thus, the FDA’s statement and the policy it sets forth effectively nullified the Company’s right, under the Orphan Drug Act, to seven years of market exclusivity for Makena®. In addition, the policy contradicted entirely statements made just weeks earlier by the FDA’s chief, who hailed the approval of Makena®. In particular, on March 17, 2011, in testimony before a congressional committee, the Commissioner of the FDA testified that “it is important and an advance that we have an FDA-approved drug to prevent pre-term pregnancy and all of its consequent serious medical concerns for both mother and infant.  And while the drug has been available through compounding, . . . compounding as a practice has been associated with serious health risks, [and] contamination . . . .” 8

Within hours following the FDA’s press release on March 30, 2011, CMS issued an informational bulletin to State Medicaid programs, which allowed states to choose to pay for the extemporaneously compounded hydroxyprogesterone caproate as an active pharmaceutical ingredient as an alternative to Makena®. The Company believes that CMS’s action and the resulting actions taken by certain states have had the effect in certain states of prohibiting, or significantly restricting, the availability of Makena® under various state Medicaid programs. In the days following the FDA’s and CMS’s announcements, the Company’s stock dropped precipitously from $7.11 per share on March 29, 2011 to $3.93 per share by April 29, 2011, and continued to decrease thereafter.

[7]

Drug compounding is a process by which a pharmacist or doctor combines, mixes, or alters ingredients to create a medication customized to the needs of an individual patient. Compounded drugs, including compounded versions of 17P, generally are not reviewed or approved by the FDA and their individual formulations, manufacturing processes, labeling, and adverse-event and treatment-failure histories are unknown. Moreover, the facilities in which the compounding occurs generally are not registered with or routinely inspected by the FDA.

[8]

FY 2012 FDA Budget: Hearing Before the S. Subcomm. on Agriculture, Rural Development, Food and Drug Administration, and Related Agencies of the S. Comm. on Appropriations, 112th Cong. 10 (Mar. 17, 2011).

The Company responded to criticisms from legislators and pressure from regulators by reducing the published list price of Makena® from $1,500 per injection to $690 per injection ’9 on March 31, 2011, expanding its patient assistance program for patients who are not covered by health insurance or could otherwise not afford Makena® or their respective co-pays, and offering substantial supplemental rebates to state Medicaid agencies. Further, the Company has been working directly with health insurers, pharmacy benefit managers, Medicaid management companies, and others regarding the net cost of Makena® coverage and reimbursement programs and other means by which Makena® would be available to patients.

Since the March 2011 FDA announcement, management of the Company and its representatives have met with FDA and CMS staff, respectively, on several occasions to discuss access to, and reimbursement of, Makena® and to provide information to the agencies. The FDA issued public statements on Makena® on November 8, 2011 and June 15, 2012, and in a “Questions and Answers” document on June 29, 2012, which generally discussed the agency’s approach to enforcement action against compounding pharmacies and with respect to compounded 17P. The FDA stated, among other things, that when “there is an FDA-approved drug that is medically appropriate for a patient, the FDA-approved product should be prescribed and used,” and that “the compounding of any drug, including hydroxyprogesterone caproate, should not exceed the scope of traditional pharmacy compounding.” The FDA further stated that it “may take enforcement action against pharmacies that compound large volumes of drugs that are essentially copies of commercially available products and for which there does not appear to be a medical need for individual patients to whom the drug is dispensed.” See June 29 Questions and Answers. In addition, CMS issued an updated statement on June 15, 2012 that referenced the June 15 FDA statement and, among other things, reminded states that they must cover Makena® in compliance with federal law and without imposing unreasonable conditions.

However, because the FDA did not explicitly state that it would take enforcement action against those entities compounding 17P on a large scale, the market and many other stakeholders interpreted the FDA June statements as very harmful to the Company. Indeed, the day after the June 15, 2012 FDA statement, the Company’s stock dropped to a three-year low of $0.75 per share and the Company’s senior secured notes and convertible notes began trading at a more severe discount.

[9]

Such price is prior to expected further discounting by the mandatory 23.1% Medicaid rebate and other supplemental rebates and discounts already agreed to or currently under negotiation with public and private payors. Moreover, uninsured patients do not pay the list price of Makena®. Even before FDA’s March 30, 2011 press release, the Company announced that it would provide Makena® free to uninsured patients whose household income was below a specified threshold, and at substantial discounts to other patients on the basis of need.

Overall, the FDA’s public stance on compounding 17P and failure to take enforcement action against compounding pharmacies combined with CMS’ reimbursement policies invited numerous compounders back into the market and resulted in substantial sales of compounded alternatives to Makena® and effective loss of the Company’s orphan drug marketing exclusivity for the affected period of time. Moreover, limited reimbursement for Makena® under various State Medicaid programs had a severe negative impact on Makena® sales and the Company’s overall business prior to the Petition Date. 10

As set forth in the Debtors’ projections, however, the outlook for Makena® is improving. Since the Petition Date, the Debtors have reached agreements with various states regarding state Medicaid patients’ access to, and the states’ coverage of, Makena®. Specifically, since the Petition Date, the Debtors have agreed to terms or renewed agreements with: (i) Alabama in August 2012; (ii) Oklahoma in September 2012; (iii) Illinois and Florida in October 2012; (iv) Vermont in November 2012; and (v) California in February 2013. As a result of these agreements, agreements that were in effect prior to the Petition Date and other efforts to expand Makena®, among other factors, since the Petition Date, total Medicaid patient enrollments have increased. In addition, the Debtors have attempted to protect and expand the market share of Makena® through the pursuit of targeted litigation and other actions against various state Medicaid agencies, including, without limitation, in the Georgia Action and South Carolina Action (each as defined below), as well as against certain pharmacies engaged in the compounding of 17P, as discussed in greater detail in Section 10.13(b) below. Finally, as a result of the October 2012 unfortunate fungal meningitis outbreak caused by a compounded steroid injection, certain hospitals, physicians, specialty distributors appear to have shifted from using compounded drugs like 17P, which are neither approved nor regulated by the FDA, to using Makena®, resulting in increased revenues. It remains to be seen if these shifts are temporary or will continue.

In addition, since the tragic meningitis outbreak, compounding pharmacies have been subjected to heavier scrutiny and inspection by the FDA and State Boards of Pharmacy, and there have been calls for new and/or stronger legislation with respect to compounding. The U.S. Senate Committee on Health, Education, Labor & Pensions recently approved legislation (S. 959) providing for increased federal regulation of certain types of pharmaceutical compounding.  Supporters are attempting to obtain full Senate consideration. There has been no committee action in the U.S. House of Representatives on similar legislation.

To the extent such scrutiny continues and/or stronger legislation is enacted into law, Makena® may be subject to decreased competition. However, at this time, it is not possible to predict whether such events will come to fruition and, if they do, the extent of the impact they will have, if any, on competitors to Makena®.

In fiscal year 2012, the net revenues of Makena® were approximately $11.8 million. In the three and twelve month periods ended March 31, 2013, net revenues for Makena® were approximately $17.8 million and $54.1 million, respectively.

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The Company estimates that approximately 40-45% of the total number of pregnancies in the United States are covered by Medicaid, including patients covered by both Medicaid and private insurance plans.

(ii)	Evamist®.

Ther-Rx currently markets and sells Evamist®, a unique, once-a-day therapy spray indicated for the treatment of certain moderate-to-severe symptoms due to menopause. As noted above, Evamist® is manufactured for the Company by a third party, such that the Company is able to continue marketing and selling Evamist® pursuant to the terms of the Consent Decree. In fiscal year 2012, the net revenues of Evamist® were approximately $10.5 million. In the three and twelve month periods ended March 31, 2013, net revenues for Evamist® were approximately $2.1 million and $10.4 million, respectively.

(iii)	Anti-Infective Creams.

Upon entering into the Consent Decree, the Company also ceased manufacturing Clindesse® and Gynazole-1®, which are Ther-Rx’s vaginal anti-infective products. The Company now outsources the manufacture of these products to a third party and resumed shipping and selling an equivalent of Gynazole-1® in December 2012 and expects to resume shipping and selling Clindesse® in the first half of fiscal year 2014. In the fiscal year ended March 31, 2013, net revenues of Gynazole-1® were approximately $1.0 million. As set forth in the Debtors’ projections, the Company expects that both of these products will contribute to the rebuilding of the Company’s branded business beginning in fiscal year 2014.

(e)	Research and Development.

The Company’s research and development (“R&D”) activities historically included the development of new drug delivery technologies, the formulation of brand name proprietary products and the development of generic versions of previously approved brand name pharmaceutical products. To comply with the financial constraints imposed by the FDA in the Consent Decree, the Company reduced the scope of its R&D programs and reduced the size of its scientific affairs department, which handles R&D efforts, to 7 people. In fiscal year 2012, the Company’s total R&D expenses were $16.1 million, which was primarily spent on ongoing clinical trials required for Makena®. In the three and twelve month periods ended March 31, 2013, the Company’s total R&D expenses were $1.1 million and $10.1 million, respectively.

3.2.	Certain Material Litigation and Regulatory Matters.

(a)	Voluntary Recall and Consent Decree.

During fiscal year 2009, the Company announced a series of separate voluntary recalls of certain tablet form generic products as a precaution due to the potential existence of oversized tablets. Subsequently, the Company suspended shipments of all approved tablet-form products in December 2008 and of all other drug products in January 2009. Also, in January 2009, the Company initiated a nationwide voluntary recall affecting most of its products.

On March 2, 2009, the Company entered into the Consent Decree regarding its drug manufacturing and distribution and agreed, among other things, not to directly or indirectly cause the manufacture or delivery at or from any of its facilities of any drug for six (6) years or until the Company has satisfied certain requirements designed to demonstrate compliance with the FDA’s current good manufacturing practice regulations. In addition, the Consent Decree provides for a series of measures that, when satisfied, will permit the Company to resume the manufacture and distribution of its approved drug products. The Consent Decree was entered by the United States District Court for the Eastern District of Missouri, Eastern Division on March 6, 2009.

With the FDA’s approval, the Company continued shipping Evamist® and, after receiving FDA approval, began shipping Makena® in March 2011. In addition, the Company resumed shipping a Gynazole-1® product in December 2012 and has obtained approval to resume shipping of Clindesse®, in accordance with the terms of the Consent Decree.

(b)	HHS-OIG Plea Agreement and Divestiture Agreement.

On March 2, 2010, ETHEX entered into a plea agreement (the “Plea Agreement”) with the Office of the United States Attorney for the Eastern District of Missouri and DOJ pursuant to which ETHEX pled guilty to two felony counts, each stemming from the failure to make and submit a field alert report to the FDA in September 2008 regarding the discovery of certain undistributed tablets that failed to meet product specifications. Pursuant to the Plea Agreement, ETHEX agreed to pay a criminal fine in the amount of $23.4 million, payable in installments over the course of several years, and forfeit $1.8 million that was paid after sentencing in satisfaction of forfeiture obligations resulting from the guilty plea. In total, ETHEX agreed to pay fines, restitution and forfeiture in the aggregate amount of $27.6 million. As of the Petition Date, the Company had made all payments due under the Plea Agreement as of such date. The Plan contemplates the resolution and settlement of claims, if any, in respect of the ETHEX Criminal Fine Claims.

In connection with the guilty plea, ETHEX was expected to be excluded from participation in federal health care programs, including Medicare and Medicaid. In addition, the Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS OIG”) asserted it had discretionary authority to seek to similarly exclude KV from participation in federal health care programs.

As a result, on November 15, 2010, the Company entered into a divestiture agreement (the “Divestiture Agreement”) with HHS OIG under which it agreed to sell the assets and operations of ETHEX (the operations of which were ceased on March 2, 2010) to unrelated third parties and to dissolve ETHEX. Sales of ETHEX’s assets and dissolution were completed prior to the deadlines established by the Divestiture Agreement and, as of the Petition Date, ETHEX no longer had any material ongoing assets or operations other than those required to conclude the winding up process under Missouri law. On May 20, 2011, the Company received a letter from HHS OIG stating that, based on its review of the information provided in the Company’s monthly reports, it appeared that the Company and ETHEX had completed their obligations under the Divestiture Agreement. On July 26, 2012, the Company received a letter from HHS advising it that HHS’s case involving a proposed exclusion was being closed and that HHS did not anticipate further action being taken. On February 13, 2013, the corporate existence of ETHEX ceased.

(c)	Qui Tam Settlement Agreement.

On December 6, 2011, the Company entered into a settlement agreement (the “Qui Tam Settlement Agreement”) with the DOJ, the United States Attorney’s Office for the District of Massachusetts, HHS OIG, and the TRICARE Management Activity (collectively, the “Government Parties”) to resolve certain claims brought by Constance Conrad (the “Relator”) under the qui tam provisions of the False Claims Act against multiple defendants, including the Company. Specifically, the Relator alleged that the Company failed to advise CMS that certain products formerly marketed by ETHEX did not qualify for coverage under federal health care programs. Pursuant to the Qui Tam Settlement Agreement, the Company agreed, among other things, to pay a total sum of $17.0 million, plus interest, to the Government Parties over five years. In addition, the Company agreed to pay certain attorneys’ fees and costs to Relator’s counsel. In return, the Government Parties and Relator dismissed with prejudice all claims relating to the alleged conduct with regard to products formerly marketed by ETHEX, and dismissed all remaining claims. By entering into the Qui Tam Settlement Agreement, the Company did not admit any wrongdoing in connection with the allegations raised in the Relator’s complaint. As of the Petition Date, the Company had made all payments due under the Qui Tam Settlement Agreement as of such date.

(d)	Marc S. Hermelin’s Exclusion and Settlement Agreement, and Current Litigation.

In November 2010, Marc S. Hermelin (“Mr. M. Hermelin”), the former Chief Executive Officer of KV from 1975 to December 5, 2008 (when he was terminated for cause by KV) and former member of the Board of Directors for KV, voluntarily resigned as a member of the Company’s Board of Directors, and was excluded from participating in federal health care programs for a minimum period of twenty years. On March 10, 2011, Mr. M. Hermelin pled guilty to two federal misdemeanor counts as a responsible corporate officer of the Company at the time when a misbranding of two morphine sulfate tablets occurred. As part of the sentence resulting from the guilty plea, Mr. M. Hermelin was fined $1.9 million.

In an effort to avoid adverse consequences to the Company, including the potential discretionary exclusion of the Company from participating in the federal healthcare programs, HHS OIG, Mr. M. Hermelin and his wife (solely with respect to shares owned jointly between them and certain other obligations therein) entered into a settlement agreement (the “Hermelin Settlement Agreement”) under which Mr. M. Hermelin resigned as trustee of all family trusts that hold KV stock, agreed to divest his personal ownership interests in the Company’s Class A Common and Class B Common stock (approximately 1.8 million shares) over a period of time in accordance with a divestiture plan and schedule approved by HHS OIG, and agreed to refrain from voting stock under his personal control. The Hermelin Settlement Agreement also required Mr. M. Hermelin to agree, for the duration of his exclusion, not to seek to influence or be involved with, in any manner, the governance, management, or operations of the Company. The Company is a signatory to the Hermelin Settlement Agreement with respect to certain obligations therein. As long as the parties comply with the Hermelin Settlement Agreement, HHS OIG has agreed not to exercise its discretionary authority to exclude the Company from participation in federal health care programs, thereby allowing the Company and its subsidiaries (with the single exception of ETHEX) to continue to conduct business through all federal and state health care programs.

On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to the $1.9 million fine imposed on him as a result of the guilty plea. On October 11, 2011, the Company, at the direction of a Special Committee formed to handle these matters, filed a petition for declaratory judgment in the Circuit Court of St. Louis County against Mr. M. Hermelin seeking a declaration of rights of the parties with regard to Mr. M. Hermelin’s employment and indemnification agreements with the Company. The Company alleges that Mr. M. Hermelin is not entitled to payments under such agreements due to breaches of his fiduciary obligations to the Company. On October 14, 2011, Mr. M. Hermelin filed an action in the Court of Chancery in the State of Delaware seeking a determination on the advancement of expenses and indemnification matters. On April 25, 2012, Mr. M. Hermelin filed an amended counterclaim against the Company and a third-party petition against certain former directors and officers of the Company in the St. Louis action seeking damages in excess of $180.0 million. As of the Petition Date, the Company and Mr. M. Hermelin were engaged in litigation regarding the above-referenced matters. As discussed below in Section 6.7 hereof, by the Plan, the Debtors are seeking to equitably subordinate pursuant to section 510(c) of the Bankruptcy Code and/or disallow Claims asserted by Mr. M. Hermelin in the Reorganization Cases.

(e)	Investor Class Actions.

In 2008 and thereafter, a number of investors commenced stockholder class actions against KV and certain of its current and former directors and officers for purportedly making false or misleading statements to the FDA related to inspections of the Company’s facilities in violation of the federal securities laws. As of the Petition Date, several other class actions, or purported class actions, are pending against the Company and certain current and former officers and directors in multiple jurisdictions.

(i)	PPFG Securities Litigation

On December 2, 2008, Joseph Mas filed a securities class action in the United States District Court for the Eastern District of Missouri (the “Missouri District Court”), on behalf of himself and all others similarly situated, against KV and certain then current and former officers and directors of KV, alleging violations of Sections 10(b), and Rule 10b-5 promulgated thereunder, and 20(a) of the Securities Exchange Act of 1934 (collectively, the “Federal Securities Laws”).  Thereafter, two additional securities class actions 11 were filed in the Missouri District Court against KV and certain then current and former officers and directors of KV alleging similar violations of the Federal Securities Laws.  On April 15, 2009, the Missouri District Court consolidated these securities class actions into the PPFG Securities Litigation and appointed the Public Pension Fund Group (comprised of the State-Boston Retirement System and the Norfolk County Retirement System) as Lead Plaintiff (the “PPFG Litigation Lead Plaintiff”).

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Herman Unvericht, Individually and on Behalf of All Others Similarly Situated v. KV Pharmaceutical Co., et al., Civil Action No. 4:09-cv-00061-RWS, and Norfolk County Retirement System, on Behalf of Itself and All Others Similarly Situated v. KV Pharmaceutical Co., et al., Civil Action No. 4:09-cv-00138-CAS.

On May 22, 2009, the PPFG Litigation Lead Plaintiff, on behalf of all persons who purchased publicly traded securities of KV between June 14, 2004 and January 23, 2009, filed a consolidated amended complaint for alleged violations of the Federal Securities Laws against KV and certain current or former officers and directors of KV (the “Non-Debtor Defendants”).  Thereafter, the Missouri District Court entered an order granting motions to dismiss the consolidated amended complaint filed by KV and the Non-Debtor Defendants.  On June 4, 2012, the United States Court of Appeals for the Eighth Circuit affirmed in part and reversed in part the Missouri District Court order and remanded the matter to the Missouri District Court.

On August 10, 2012, following the Debtors’ bankruptcy filing, the Missouri District Court issued an order, sua sponte, staying the PPFG Securities Litigation as to the Non-Debtor Defendants (the “PPFG Stay Order”).  On December 6, 2012, PPFG Litigation Lead Plaintiff filed a motion in the PPFG Securities Litigation (the “PPFG Stay Order Modification Motion”) to modify the PPFG Stay Order so as to proceed against Mr. M. Hermelin (the sole-remaining Non-Debtor Defendant).  Mr. M. Hermelin and KV objected to the PPFG Stay Order Modification Motion.  On March 22, 2013, the Missouri District Court issued a Memorandum and Order granting the PPFG Stay Order Modification Motion and vacating the PPFG Stay Order solely as to Mr. M. Hermelin, thereby permitting PPFG Litigation Lead Plaintiff to proceed with the PPFG Securities Litigation in the Missouri District Court solely as to Mr. M. Hermelin.  The PPFG Litigation Lead Plaintiff and the individual members thereof (State-Boston Retirement System and the Norfolk County Retirement System) timely filed class and individual proofs of claim against KV for, inter alia, alleged violations of the Federal Securities Laws.  The Debtors dispute the allegations underlying this litigation.

(ii)	2011 Securities Litigation

On July 24, 2012, Lori Anderson, as Court-appointed lead plaintiff pursuant to the Private Securities Litigation Reform Act of 1995, filed in the United States District Court for the Eastern District of Missouri a Consolidated Amended Class Action Complaint for Violations of Federal Securities Laws (the “2011 Securities Litigation Complaint”) in the 2011 Securities Litigation (which is captioned In re K-V Pharmaceutical Company Securities Litigation, 11-cv-01816-AGF) on behalf of all those who purchased or otherwise acquired KV securities between February 14, 2011 and April 4, 2011, inclusive, and were allegedly damaged thereby. The 2011 Securities Litigation Complaint asserts violations of the federal securities laws, including Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, against one of the Debtors, KV, and against certain non-Debtor individuals identified in the 2011 Securities Litigation Complaint as being officers of one or more of the Debtors, including Gregory Divis, Thomas McHugh, and Scott Goedeke. The lead plaintiff in the 2011 Securities Litigation and the class of investors she seeks to represent seek to recover for the harm allegedly suffered as a result of the alleged misconduct described in the 2011 Securities Litigation Complaint from applicable insurance, including any directors and officers insurance maintained for the benefit of any of defendants currently named in the 2011 Securities Litigation Complaint or who may be added through the filing of a future complaint, among other sources of potential recovery. In order to participate in any potential recoveries obtained in the 2011 Securities Litigation, each member of the putative class will be required to submit a proof of claim form in the 2011 Securities Litigation demonstrating a recognized loss. The Debtors dispute the allegations set forth in the 2011 Securities Litigation Complaint.

(f)	FDA Action, Georgia Action and South Carolina Action.

On July 5, 2012, KV and Ther-Rx filed a suit against the FDA and HHS in United States District Court for the District of Columbia (the “D.C. District Court”) seeking temporary, preliminary and permanent declaratory and injunctive relief to restore the Company’s right under the Orphan Drug Act to market exclusivity for Makena® (the “FDA Action”). In its complaint, the Company alleged that the FDA and HHS put financial interests of Medicaid, other third-party payers and some patients above the medical interest of all patients for whom Makena® is indicated. Accordingly, as a result of actions (or inactions) taken by the FDA and HHS, it is difficult or impossible for many patients for whom Makena® is intended to obtain access to the only FDA-approved drug that may help prevent pre-term birth. Instead, the FDA and HHS have allowed compounding pharmacies to sell unapproved and untested (and therefore, much cheaper) compounded preparations of 17P of uncertain quality and potency. On September 6, 2012, the D.C. District Court dismissed the FDA Action. On November 2, 2012, KV and Ther-Rx filed a notice of appeal to the United States Court of Appeals for the District of Columbia Circuit from the D.C. District Court’s dismissal of the FDA Action and briefing is ongoing.

On July 17, 2012, KV and Ther-Rx filed a suit against the Commissioner and Division Chief of the Georgia Department of Community Health (“Georgia”) in the United States District Court for the Northern District of Georgia regarding Georgia’s Medicaid’s refusal to cover Makena® (the “Georgia Action”). Between March 2011, when Makena® was approved by the FDA and granted orphan drug exclusivity, and the filing of the suit, Georgia has not approved payment for any significant number of vials of the medication for Medicaid patients, despite the state’s legal obligation to cover FDA-approved drugs, and effectively relegated such patients to using unapproved compounded versions of 17P. Georgia filed a motion to dismiss the Georgia Action on August 7, 2012. On August 9, 2012, the Debtors argued for and were granted a preliminary injunction obligating Georgia, among other things, to no longer favor unapproved products over Makena® for Medicaid patients. Georgia’s motion to dismiss the Georgia Action was denied on November 9, 2012. On May 8, 2013, KV and Ther-RX as well as Georgia filed motions for summary judgment. The Georgia Action remains pending as of the date hereof.

On July 25, 2012, KV and Ther-Rx filed a suit against the Director of Health and Human Services for the State of South Carolina (“South Carolina”) in the United States District Court for the District of South Carolina, Columbia Division, regarding South Carolina’s Medicaid’s refusal to cover Makena® (the “South Carolina Action”). Similar to Georgia, since March 2011, prior to filing of the suit, South Carolina had not approved payment for virtually any vials of the medication for Medicaid patients, despite the state’s legal obligation to cover FDA-approved drugs, and effectively relegated such patients to using unapproved compounded versions of 17P. On August 13, 2012, South Carolina filed a motion to dismiss the South Carolina Action. South Carolina’s motion to dismiss the South Carolina Action was denied on December 20, 2012. Discovery is ongoing. The South Carolina Action remains pending as of the date hereof.

3.3.	Summary of Corporate Structure.

Debtor K-V Pharmaceutical Company (“KV”) directly owns, or is the sole member of, each of the other seven Debtors as well as one domestic non-Debtor and three non-Debtor foreign subsidiaries (the “Foreign Subs”). KV is a publicly held company whose two classes of common stock were, prior to the Petition Date, listed on the New York Stock Exchange (“NYSE”). The only operations of the one domestic non-Debtor subsidiary relate to ownership of certain non-residential real property, which property is subject to a mortgage that currently is in default. None of the Foreign Subs, which have limited or no operations, are Debtors herein nor is there any plan for any of them to file insolvency related proceedings in the United States or elsewhere related to the Debtors’ restructuring.

3.4.	Debtors’ Prepetition Capital and Debt Structure.

KV’s capital stock consists of two classes of common stock and preferred stock. As of July 19, 2012, KV had 40,000 shares of 7% Cumulative Convertible Preferred Stock (the “Preferred Stock”) outstanding. As of June 30, 2012, KV had 49,007,569 outstanding shares of Class A Common Stock, par value $0.01 per share, and 11,075,435 outstanding shares of Class B Common Stock, par value $0.01 per share, exclusive of treasury shares.  In addition, on said date there were 649 registered holders of Class A Common Stock and 257 registered holders of Class B Common Stock (not separately counting shareholders whose shares are held in “nominee” or “street” names). Both classes of common stock currently were, prior to the Petition Date, listed on the NYSE. ’12 Since the Petition Date, both classes of common stock were delisted by the NYSE.

In June 2012, the Company entered into a Common Stock Purchase Agreement under which it was able to sell up to $20 million of shares of Class A Common Stock to Commerce Court Small Cap Value Fund, Ltd. over a 24-month period subject to a maximum of 11,976,599 shares. As a result of these Reorganization Cases, the Company currently is unable to avail itself of this equity line of credit.

As of the Petition Date, the Debtors, on a consolidated book value basis, had an aggregate principal balance of up to approximately $425 million of outstanding long-term indebtedness consisting of amounts owed under the Senior Secured Notes and the Convertible Notes (each as defined below), excluding amounts owed to the Hologic Parties, which have been satisfied pursuant to the Hologic Settlement Agreement approved on December 27, 2012.

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On July 16, 2012, KV was notified by the New York Stock Exchange Regulation, Inc. (“NYSE”) that its Class A Common Stock was below listing standard criteria due to average market capitalization being less than $50 million over a 30-day trading period and its stockholder’s equity being less than $50 million. In addition, KV was notified by the NYSE that its Class B Common Stock is below criteria for the average closing price of a security of less than $1.00 over a consecutive 30-day trading period.

(a)	Senior Secured Notes.

Pursuant to that certain Indenture, dated as of March 17, 2011, between KV, as Issuer, Wilmington Trust National Association as successor by merger to Wilmington Trust FSB, as trustee, and the remaining Debtors, as guarantors, KV issued $225 million of 12% Senior Secured Notes due 2015 (the “Senior Secured Notes”). The original aggregate purchase amount of the Senior Secured Notes was $218,250,000. As of the Petition Date, the outstanding balance on the Senior Secured Notes, including principal and interest, was approximately $235.8 million, inclusive of unamortized original issue discount, which is secured by substantially all of the Debtors’ assets, subject to certain exceptions set forth in the applicable governing documents. See Section 10.13(f), “Declaratory Judgment Motion”; Section 10.17, “Events Leading to Formulation of Plan; Global Settlement.” Because the Senior Secured Notes were issued at a discount, the total amount of the Allowed Senior Notes Claims is exclusive of unamortized original issue discount.

(b)	Convertible Notes.

Pursuant to that certain Indenture, dated as of May 16, 2003, between KV, as Issuer, and Deutsche Bank Trust Company Americas, as trustee, KV issued $200 million of 2.5% Contingent Convertible Subordinated Notes due 2033 (the “Convertible Subordinated Notes”), which were convertible under certain circumstances into shares of Class A Common Stock. Due to the commencement of the Reorganization Cases, the conversion feature of the Convertible Subordinated Notes is no longer exercisable. As of the Petition Date, the outstanding balance on the Convertible Subordinated Notes, including principal and interest, was approximately $201 million. The Convertible Subordinated Notes are unsecured obligations and are not guaranteed by any of the other Debtors. Among other things, the Convertible Subordinated Notes Indenture provides for the subordination of the Convertible Subordinated Notes to “Senior Indebtedness” (as defined in the Indenture).

(c)	Mortgage Loan.

In March 2006, MECW entered into a $43 million promissory note (the “Mortgage Loan”) with LaSalle Bank National Association, which was assigned to U.S. Bank National Association, as Trustee for the Registered Holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2006-LDP7, and further assigned to JPMCC 2006-LDP7 Bridgeton Industrial, LLC (“Mortgage Lender”) in January 2013. The Mortgage Loan is guaranteed by Debtors KV and Ther-Rx on a limited basis, subject to the terms and conditions of the applicable guaranty. On January 30, 2013, Mortgage Lender accelerated the balance of the Mortgage Loan. Thereafter, on March 1, 2013, the Circuit Court of the 21st Judicial Circuit of Missouri at Clayton, St. Louis County, Missouri granted Mortgage Lender’s petition for the appointment of Cassidy Turley as receiver for the real property securing the Mortgage Loan.

(d)	Trade Obligations.

The Debtors estimate that, as of August 3, 2012, they had approximately $3 million in unpaid trade and other ordinary course obligations.

ARTICLE IV.

EVENTS LEADING TO CHAPTER 11 FILING

Leading up to the commencement of these chapter 11 cases, the Debtors faced significant challenges. The Company’s inability to realize the full value of Makena® due to the FDA’s refusal to enforce its orphan drug marketing exclusivity and restrictions on reimbursement imposed by state Medicaid agencies, as well as significant restrictions on manufacturing and marketing of its other products imposed by the Consent Decree, all have had a major negative impact on its revenue and ability to meet its short and long-term obligations. As a result, the Company’s revenue and EBITDA have declined substantially from their peak in fiscal year 2008.

Following the FDA’s March 30, 2011 statement, the Company spent significant time, effort and cost not only trying to persuade the FDA to reverse its March 30, 2011 statement regarding Makena® and enforce the orphan drug exclusivity granted to KV, but also complying with post-FDA approval clinical trials (which carry a cost of approximately $10-$15 million per year) and various requirements to continue to qualify Makena® as an orphan drug despite FDA’s actions that effectively revoked KV’s orphan drug exclusivity. Moreover, the FDA’s June 2012 public statements caused an exceedingly negative market reaction, including causing the Company’s stock price to plummet.

With the belief that the value of Makena® would be realized if the FDA enforced the orphan drug exclusivity granted to KV, in May 2012, the Company engaged in preliminary discussions with an ad hoc group of holders of the Convertible Subordinated Notes regarding the potential provision of financing to the Company outside of a bankruptcy filing as well as extending a “put” right of the holders of the Convertible Subordinated Notes under the terms of the Convertible Subordinated Notes Indenture governing the Convertible Subordinated Notes. Although the ad hoc group of holders of Convertible Subordinated Notes, through its advisors, conducted certain diligence and provided a term sheet to the Company in respect of extending the put right, as a result of, among other things, the Company’s looming payment to the Hologic Parties, the parties were unable to reach an agreement.

Thereafter, in July 2012, after the commencement of the FDA Action, the Company and its advisors restarted discussions with the ad hoc group of Convertible Subordinated Noteholders as well as an ad hoc group of Senior Secured Noteholders (the “Ad Hoc Senior Secured Noteholders Group”) regarding a potential restructuring, with a view towards obtaining a favorable result from the FDA Action.

During this time, the Company also attempted to negotiate an amendment to the Hologic Purchase Agreement to provide a much needed breathing spell, including, an extension of a looming $45 million payment due to Hologic on August 4, 2012. However, the Company was unsuccessful in obtaining a timely extension of this payment on terms that were acceptable to the Company. As a result, the Debtors were forced to file these chapter 11 cases on August 4, 2012.

ARTICLE V.

REASONS FOR THE SOLICITATION; RECOMMENDATION

Chapter 11 of the Bankruptcy Code provides that unless the terms of section 1129(b) of the Bankruptcy Code are satisfied, for the Bankruptcy Court to confirm the Plan as a consensual plan, the holders of impaired Claims against the Debtors in each Class of impaired Claims entitled to vote on the Plan must accept the Plan by the requisite majorities set forth in the Bankruptcy Code. An impaired Class of Claims shall have accepted the Plan if (a) the holders of at least two-thirds (2/3) in amount of the Claims in such Class actually voting on the Plan have voted to accept it, and (b) more than one-half (1/2) in number of the holders in such Class actually voting on the Plan have voted to accept it (such votes, the “Requisite Acceptances”).

In light of the significant benefits to be attained by the Debtors and their creditors if the transactions contemplated by the Plan are consummated, the Debtors recommend that all holders of Claims entitled to do so, vote to accept the Plan. The Debtors reached this decision after considering available alternatives to the Plan and their likely effect on the Debtors’ business operations, creditors, and shareholders. These alternatives included alternative restructuring options under chapter 11 of the Bankruptcy Code, and liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors determined, after consulting with their legal and financial advisors, that the Plan, if consummated, will maximize the value of these estates for stakeholders under the circumstances of these Reorganization Cases, as a result of the compromises and settlements embodied therein, as compared to any other chapter 11 reorganization strategy or a liquidation under chapter 7. For all of these reasons, the Debtors support the Plan and urge the holders of Claims entitled to vote on the Plan to accept and support it. As set forth in the letter from the Creditors’ Committee accompanying the Disclosure Statement, the Creditors’ Committee supports the Plan and urges unsecured creditors to vote in favor thereof.

ARTICLE VI.

THE PLAN

6.1.	Overview of Chapter 11.

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to restructure its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the bankruptcy filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a chapter 11 plan is the principal objective of a chapter 11 reorganization case. A chapter 11 plan sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a chapter 11 plan by the bankruptcy court makes that plan binding upon the debtor, any issuer of securities under the plan, any Person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

In general, a chapter 11 plan of reorganization: (a) divides claims and equity interests into separate classes, (b) specifies the property, if any, that each class is to receive under the plan, and (c) contains other provisions necessary to the restructuring of the debtor and that are required or permitted by the Bankruptcy Code.

Pursuant to section 1125 of the Bankruptcy Code, acceptance or rejection of a chapter 11 plan may not be solicited after the commencement of a chapter 11 case until such time as the court has approved the disclosure statement as containing adequate information. Pursuant to section 1125(a) of the Bankruptcy Code, “adequate information” is information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the chapter 11 plan. To satisfy applicable disclosure requirements, the Debtors submit this Disclosure Statement to holders of Claims that are impaired and not deemed to have rejected the Plan.

6.2.	Resolution of Certain Inter-Creditor and Inter-Debtor Issues

(a)	Settlement of Certain Inter-Creditor Issues.

The treatment of Claims and Interests under the Plan represents, among other things, the settlement and compromise of certain potential inter-creditor disputes.

(b)	Formation of Debtor Groups for Convenience Purposes.

The Plan groups the Debtors together solely for purposes of describing treatment under the Plan, confirmation of the Plan and making Plan Distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any assets; and, except as otherwise provided by or permitted in the Plan, all Debtors shall continue to exist as separate legal entities. Notwithstanding the foregoing, the Debtors reserve the right to seek, with the consent of the Investor Parties, to substantively consolidate any two or more Debtors, provided that such substantive consolidation does not materially and adversely impact the amount of the distributions to any Person under the Plan.

(c)	Intercompany Claims.

Notwithstanding anything to the contrary herein or in the Plan, on or after the Effective Date, any and all Intercompany Claims will be adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, continued, or discharged to the extent reasonably determined appropriate by the Reorganized Debtors. Any such transaction may be effected on or subsequent to the Effective Date without any further action by the Bankruptcy Court or by the stockholders of any of the Reorganized Debtors.

6.3.	Overview of the Plan.

THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN AND THE EXHIBITS AND SCHEDULES THERETO.

The Plan classifies Claims and Interests separately in accordance with the Bankruptcy Code and provides different treatment for different Classes of Claims and Interests. Claims and Interests shall be included in a particular Class only to the extent such Claims or Interests qualify for inclusion within such Class. The Plan separates the various Claims and Interests (other than those that do not need to be classified) into ten (10) separate Classes. These Classes take into account the differing nature and priority of Claims against, and Interests in, the Debtors. Unless otherwise indicated, the characteristics and amounts of the Claims or Interests in the following Classes are based on the books and records of the Debtors.

This section summarizes the treatment of each of the Classes of Claims and Interests under the Plan and describes other provisions of the Plan. Only holders of Allowed Claims — Claims that are not in dispute, contingent, or unliquidated in amount and are not subject to an objection or an estimation request — are entitled to receive distributions under the Plan. For a more detailed description of the definition of “Allowed,” see Article I of the Plan. Until a Disputed Claim becomes Allowed, no distributions of New Common Stock, Cash or otherwise will be made.

The Plan is intended to enable the Debtors to continue present operations without the likelihood of a subsequent liquidation or the need for further financial reorganization. The Debtors believe that they will be able to perform their obligations under the Plan. The Debtors also believe that the Plan permits fair and equitable recoveries.

The Confirmation Date will be the date that the Confirmation Order is entered by the Clerk of the Bankruptcy Court. The Effective Date will be the first Business Day on or after the Confirmation Date on which all of the conditions to the Effective Date specified in Section 11.2 of the Plan have been satisfied or waived, including the consummation of the transactions contemplated by the Plan.

The Debtors anticipate that the Effective Date will occur in or around September 2013. Resolution of any challenges to the Plan may take time and, therefore, the actual Effective Date cannot be predicted with certainty.

Other than as specifically provided in the Plan, the treatment under the Plan of each Claim and Interest will be in full satisfaction, settlement, release and discharge of all Claims or Interests. The Debtors will make all payments and other distributions to be made under the Plan unless otherwise specified.

All Claims and Interests, except DIP Claims, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims, are placed in the Classes set forth in Article IV of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Claims, Administrative Expense Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims have not been classified, and the holders thereof are not entitled to vote on the Plan. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

A Claim or Interest also is placed in a particular Class for all purposes, including voting, confirmation and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

Interest Will Not Accrue After Petition Date

Unless otherwise specified in the Plan or by order of the Bankruptcy Court (including with respect to the Postpetition Interest Amount, if any), no interest will accrue or be paid on an Allowed Claim, for any purpose, on or after the Petition Date.

(a)	Unclassified Claims.

(i)	DIP Claims.

Subject to adjustment pursuant to Section 7.12(c) and/or (d) of the Plan, in full satisfaction, settlement, release and discharge of the Allowed DIP Claims, on the Effective Date, all Allowed DIP Claims shall be paid in full in Cash pursuant to Section 7.2 of the Plan on the Effective Date. Upon payment and satisfaction in full of all Allowed DIP Claims, all Liens and security interests granted to secure such obligations, whether in the Reorganization Cases or otherwise, shall be terminated and of no further force or effect.

(ii)	Administrative Expense Claims.

Administrative Expense Claims Include Certain Prepetition Claims: To the extent that the Bankruptcy Court authorized the Debtors to satisfy certain Claims arising prior to the Petition Date in the ordinary course of business pursuant to that certain Amended Order Authorizing Debtors to (I) Honor Certain Prepetition Obligations to Customers and to Continue Customer Programs, and (II) Pay Medicaid and Other Insurance Rebate Obligations [Docket No. 338], including, without limitation, Claims relating to Medicaid rebates, the Debtors intend to continue to pay such obligations in full in the ordinary course of business in accordance with such order.

Time for Filing Administrative Expense Claims: The holder of an Administrative Expense Claim, other than the holder of: (A) a DIP Claim; (B) a Fee Claim; (C) a 503(b)(9) Claim; (D) an Administrative Expense Claim that has been Allowed on or before the Effective Date; (E) an Administrative Expense Claim for an expense or liability incurred and payable in the ordinary course of business by a Debtor; (F) an Administrative Expense Claim on account of fees and expenses incurred on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court; (G) an Administrative Expense Claim held by a current officer, director or employee of the Debtors for indemnification, contribution, or advancement of expenses pursuant to: (I) any Debtor’s certificate of incorporation, by-laws, or similar organizational document, or (II) any indemnification or contribution agreement approved by the Bankruptcy Court; (H) an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Petition Date, but only to the extent that such Administrative Expense Claim is solely for outstanding wages, commissions, accrued benefits, or reimbursement of business expenses; (I) a Senior Secured Notes Indenture Trustee Claim; (J) a Convertible Subordinated Notes Indenture Trustee Claim; or (K) a Cash Collateral Expense Claim, must file with the Bankruptcy Court and serve on the Debtors or the Reorganized Debtors (as the case may be), the Claims Agent, and the Office of the United States Trustee, proof of such Administrative Expense Claim within thirty (30) days after the Effective Date (the “Administrative Bar Date”). Such proof of Administrative Expense Claim must include at a minimum: (V) the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim and if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (W) the name of the holder of the Administrative Expense Claim; (X) the amount of the Administrative Expense Claim; (Y) the basis of the Administrative Expense Claim; and (Z) supporting documentation for the Administrative Expense Claim. FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE EXPENSE CLAIM BEING FOREVER BARRED AND DISCHARGED.

Treatment of Administrative Expense Claims:

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date an Administrative Expense Claim becomes an Allowed Claim, the holder of such Allowed Administrative Expense Claim shall receive from the applicable Reorganized Debtor Cash in an amount equal to such Allowed Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such liabilities.

In the case of the Senior Secured Notes Indenture Trustee Claim and the Convertible Subordinated Notes Indenture Trustee Claim, such Claims will be paid in the ordinary course of business (subject to the Debtors’ prior receipt of invoices and reasonable documentation in connection therewith and without the requirement to file a fee application with the Bankruptcy Court, with copies to be provided to the Investor Parties) but no later than the Effective Date; provided, that such fees, costs and expenses are reimbursable under the terms of the Senior Secured Notes Indenture and the Convertible Subordinated Notes Indenture, as applicable; and provided, further, that the Senior Secured Notes Indenture Trustee and the Convertible Subordinated Notes Indenture Trustee will receive payment in the ordinary course of business (subject to the Reorganized Debtors’ prior receipt of invoices and reasonable documentation in connection therewith) for all reasonable fees, costs, and expenses incurred after the Effective Date in connection with the implementation of any provisions of the Plan (in each case, not to exceed $25,000). In the event that the Debtors dispute all or a portion of the Senior Secured Notes Indenture Trustee Claim or the Convertible Subordinated Notes Indenture Trustee Claim, the Debtors shall pay the undisputed amount of such Senior Secured Notes Indenture Trustee Claim or Convertible Subordinated Notes Indenture Trustee Claim (as the case may be), and segregate the remaining portion of such Claim until such dispute is resolved by the parties or by the Bankruptcy Court.

In the case of the Cash Collateral Expense Claims, such Claims will be paid in full in Cash on the Effective Date to the extent such Claims have not already been paid in Cash in accordance with an order of the Court.  In the event that the Debtors dispute all or a portion of the Cash Collateral Expense Claims, the Debtors shall pay the undisputed amount of such Cash Collateral Expense Claims, and segregate the remaining portion of such Claims until such dispute is resolved by the parties or by the Bankruptcy Court.

With respect to payments on account of Senior Secured Notes Indenture Trustee Claims and Ad Hoc Senior Noteholders Group Fee Claims that constitute Adequate Protection Payments (as defined in the Final DIP Order), the Final DIP Order provides, among other things, that in the event the Bankruptcy Court determines that the holders of Senior Secured Notes are not entitled to such Adequate Protection Payments on account of their secured claims or as adequate protection for the diminution in the value of their interests in the Prepetition Collateral (as defined in the Final DIP Order), any such Adequate Protection Payments shall (x) be applied as a payment made to the principal amount of the Senior Secured Notes Claims as of the Petition Date or (y) be disgorged to the extent that such payments exceed the amount of the Secured Claim in respect of the Senior Secured Notes. Notwithstanding the foregoing, pursuant to the Global Settlement, the parties thereto have agreed that no Adequate Protection Payments made to the Senior Secured Notes Indenture Trustee or Ad Hoc Senior Secured Noteholders under the Final DIP Order (or the Court’s prior financing orders [Docket Nos. 45, 144]) shall be subject to recharacterization and/or disgorgement as described above.

(iii)	Fee Claims.

Time for Filing Fee Claims:      Any Professional Person seeking allowance by the Bankruptcy Court of a Fee Claim shall file its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date no later than forty-five (45) calendar days after the Effective Date. Objections to such Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than sixty-five (65) calendar days after the Effective Date or such other date as established by the Bankruptcy Court.

Treatment of Fee Claims: All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim shall be paid in full in such amounts as are approved by the Bankruptcy Court: (i) upon the later of (x) the Effective Date, and (y) fourteen (14) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and the Reorganized Debtors. On the Effective Date, to the extent known, the Reorganized Debtors shall reserve and hold in a segregated account Cash in an amount equal to the accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Allowed Fee Claims have been paid in full or all remaining Fee Claims have been Disallowed by Final Order, at which time any remaining Cash in the segregated account shall become the sole and exclusive property of the Reorganized Debtors.

(iv)	U.S. Trustee Fees.

The Debtors or Reorganized Debtors, as applicable, shall pay all outstanding U.S. Trustee Fees of a Debtor on an ongoing basis on the later of: (i) the Effective Date; and (ii) the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Reorganization Case, the applicable Reorganization Case is converted or dismissed, or the Bankruptcy Court orders otherwise.

(v)	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to different treatment, each holder of an Allowed Priority Tax Claim shall receive, in the Debtors’ or Reorganized Debtors’ discretion, either: (A) on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a Priority Tax Claim becomes an Allowed Claim, Cash in an amount equal to such Claim, or (B) deferred Cash payments following the Effective Date, over a period ending not later than five (5) years after the Petition Date, in an aggregate amount equal to the Allowed amount of such Priority Tax Claim (with any interest to which the holder of such Priority Tax Claim may be entitled calculated in accordance with section 511 of the Bankruptcy Code); provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as they become due.

(b)	Classification and Treatment of Claims and Interests.

(i)	Priority Non-Tax Claims (Class 1).

Treatment Under the Plan: The legal, equitable and contractual rights of the holders of Priority Non-Tax Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the first Distribution Date after the applicable Priority Non-Tax Claim becomes an Allowed Claim, or as soon after such date as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive Cash from the applicable Reorganized Debtor in an amount equal to such Allowed Claim.

Voting: The Priority Non-Tax Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Priority Non-Tax Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

(ii)	Other Secured Claims (Class 2).

Treatment Under the Plan: The legal, equitable and contractual rights of the holders of Other Secured Claims are unaltered by the Plan. Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the first Distribution Date after the applicable Other Secured Claim becomes an Allowed Claim, or as soon after such date as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, at the election of the Reorganized Debtors: (i) Cash in an amount equal to such Allowed Claim; or (ii) such other treatment that will render the Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Other Secured Claims incurred by a Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, in the discretion of the applicable Debtor or Reorganized Debtor, without further notice to or order of the Bankruptcy Court. Each holder of an Allowed Other Secured Claim shall retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided in the Plan. On the full payment or other satisfaction of such Claims in accordance with the Plan, the Liens securing such Allowed Other Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

Voting: The Other Secured Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Other Secured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

Deficiency Claims: To the extent that the value of the Collateral securing each Other Secured Claim is less than the Allowed amount of such Other Secured Claim, the undersecured portion of such Allowed Claim shall be treated for all purposes under the Plan as an Allowed General Unsecured Claim and shall be classified as a General Unsecured Claim.

(iii)	Senior Secured Notes Claims (Class 3).

Allowance: On the Effective Date, the Senior Secured Notes Claims shall be deemed Allowed Claims in the amount of $231,409,850 and shall not be subject to reduction by the Potential Recharacterization Amount.

Treatment Under the Plan: On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Senior Secured Notes Claim shall receive, subject to the terms of the Plan (including, without limitation, Section 7.12 thereof), in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim (and in full satisfaction and discharge of any and all subordination provisions or agreements including the Senior Secured Notes Indenture and the Convertible Subordinated Notes Indenture), its Pro Rata Share of Cash in an aggregate amount equal to (a) the Allowed Senior Secured Notes Claims, (b) the Postpetition Interest Amount, if any is determined to be owed to the holders of Allowed Senior Secured Notes Claims pursuant to Section 7.11 of the Plan; and (c) the Postpetition Accreted OID Amount, if the Postpetition Interest Amount is determined to be owed to the holders of Allowed Senior Secured Notes Claims pursuant to Section 7.11 of the Plan.

Voting: The Senior Secured Notes Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Allowed Senior Secured Notes Claims.

Postpetition Interest: The Ad Hoc Senior Secured Noteholder Group and Senior Secured Notes Indenture Trustee assert that, pursuant to the subordination provisions of the Convertible Subordinated Notes Indenture, the holders of Senior Secured Notes are entitled to receive payment in full in cash of postpetition interest (including any original issue discount on the Senior Secured Notes that was unamortized as of the Petition Date) before the holders of Convertible Notes may receive a distribution under the Plan. The Convertible Subordinated Notes Indenture Trustee and the Creditors’ Committee dispute this position. As described in Section 6.6(k) hereof, at or prior to the Confirmation Hearing, the Bankruptcy Court will determine the Postpetition Interest Amount and Postpetition Accreted OID Amount, if any, to which the holders of Senior Secured Notes are entitled under the subordination provisions of the Convertible Subordinated Notes Indenture. To the extent the Bankruptcy Court determines that the Postpetition Interest Amount is owed, holders of Allowed Senior Secured Notes will also receive their pro rata share of the Postpetition Accreted OID Amount. The Postpetition Interest Amount and Postpetition Accreted OID Amount, if any, shall be paid in Cash to the holders of Allowed Senior Secured Notes Claims as part of the Plan Distribution to Class 3.

In the event that the Bankruptcy Court order required to be entered pursuant to Section 11.1(d) of the Plan has not become a Final Order on or before the Effective Date, the Debtors will deposit into escrow an amount of Cash equal to the full amount of the Postpetition Interest Amount plus the Postpetition Accreted OID Amount. Such escrowed funds will be released consistently with the Final Order pertaining to the determination of the Postpetition Interest Amount, if any.

(iv)	ETHEX Criminal Fine Claims (Class 4).

Treatment Under the Plan: Except to the extent that the holder of the ETHEX Criminal Fine Claim agrees to different treatment pursuant to an ETHEX Criminal Fine Settlement Order or as otherwise determined by the Bankruptcy Court in connection with confirmation of the Plan that satisfies section 1129(b) of the Bankruptcy Code, such holder of an Allowed ETHEX Criminal Fine Claim shall receive, subject to the terms of the Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claims, the ETHEX Criminal Fine Claims Distribution, which shall be paid by Reorganized KV in accordance with the ETHEX Criminal Fine Claims Payment Schedule.

Voting: The ETHEX Criminal Fine Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such ETHEX Criminal Fine Claims.

(v)	Qui Tam Claims (Class 5).

Treatment Under the Plan: Except to the extent that a holder of a Qui Tam Claim agrees to different treatment pursuant to a Qui Tam Settlement Order or as otherwise determined by the Bankruptcy Court in connection with confirmation of the Plan that satisfies section 1129(b) of the Bankruptcy Code, such holder of an Allowed Qui Tam Claim shall receive, subject to the terms of this Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claims, the Qui Tam Claims Distribution, which shall be paid by Reorganized KV in accordance with the Qui Tam Claims Payment Schedule.

Voting: The Qui Tam Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Qui Tam Claims.

(vi)	Convertible Subordinated Notes Claims (Class 6).

Allowance: On the Effective Date, the Convertible Subordinated Notes Claims shall be deemed Allowed Claims in the amount of $201,114,164.

Treatment Under the Plan: On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Convertible Subordinated Notes Claim shall receive, subject to the terms of the Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim (and not subject to turnover pursuant to any subordination provision or agreement, including, but not limited to, any such subordination provision set forth in the Convertible Subordinated Notes Indenture) its Pro Rata Share of the Convertible Notes Equity Distribution.

Voting: The Convertible Subordinated Notes Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such Allowed Convertible Subordinated Notes Claims.

(vii)	General Unsecured Claims (Class 7).

Treatment Under the Plan: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the later of the Effective Date and the first Distribution Date after the applicable General Unsecured Claim becomes an Allowed Claim, or as soon after such date as is reasonably practicable, subject to section 7.14 of the Plan, if applicable, each holder of an Allowed General Unsecured Claim shall receive such holder’s Pro Rata Share of the General Unsecured Claims Distribution; provided, in no event shall such distribution be in excess of 100% of the amount of its Allowed General Unsecured Claim.

Voting: The General Unsecured Claims are impaired Claims. Holders of such Claims are entitled to vote to accept or reject the Plan and the votes of such holders will be solicited with respect to such General Unsecured Claims.

(viii)	Existing Securities Law Claims (Class 8(a)).

Treatment Under the Plan: Subject to Section 7.14 of the Plan, if applicable, holders of Existing Securities Law Claims shall not receive or retain any distribution under the Plan on account of such Existing Securities Law Claims.

Voting: The Existing Securities Law Claims are impaired Claims. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Securities Law Claims are conclusively presumed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Securities Law Claims.

(ix)	Equitably Subordinated Claims (Class 8(b)).

Treatment Under the Plan: Subject to Section 7.14 of the Plan, if applicable, holders of Equitably Subordinated Claims shall not receive or retain any distribution under the Plan on account of such Equitably Subordinated Claims.

Voting: The Equitably Subordinated Claims are impaired Claims. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Equitably Subordinated Claims are conclusively presumed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Equitably Subordinated Claims.

(x)	Existing KV Interests (Class 9).

Treatment Under the Plan: Holders of Existing KV Interests shall not receive or retain any distribution under the Plan on account of such Existing KV Interests.

Voting: The Existing KV Interests are impaired Interests. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing KV Interests are conclusively presumed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing KV Interests.

6.4.	Acceptance or Rejection of the Plan; Effect of Rejection by One or More Classes of Claims or Interests.

(a)	Class Acceptance Requirement.

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount of the Allowed Claims in such Class and more than one-half (1/2) in number, of holders of such Claims that have voted on the Plan.

(b)	Tabulation of Votes on a Non-Consolidated Basis.

All votes on the Plan shall be tabulated on a non-consolidated basis by Class and by Debtor for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code. Notwithstanding the foregoing, the Debtors reserve the right to seek to substantively consolidate any two or more Debtors, provided that such substantive consolidation does not materially and adversely impact the amount of the distributions to any Person under the Plan.

(c)	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified and amended from time to time, under section 1129(b) of the Bankruptcy Code with respect to such Classes. Subject to Section 14.5 of the Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary. Subject to Section 14.5 of the Plan, the Debtors also reserve the right to request confirmation of the Plan, as it may be modified, supplemented or amended from time to time, with respect to any Class that affirmatively votes to reject the Plan.

(d)	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

(e)	Voting Classes; Deemed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the holders of such Claims or Interests in such Class.

(f)	Confirmation of All Cases.

Except as otherwise specified in the Plan, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors; provided, however, that, with the consent of the Investor Parties, the Debtors may at any time waive the foregoing condition.

Important Note on Estimates

The estimates in the tables and summaries in this Disclosure Statement may differ from actual distributions because of variations in the asserted or estimated amounts of Allowed Claims, the existence of Disputed Claims and other factors. Statements regarding projected amounts of Claims or distributions (or the value of such distributions) are estimates by the Debtors based on current information and are not representations as to the accuracy of these amounts. Except as otherwise indicated, these statements are made as of the date of this Disclosure Statement, and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any other time. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts of Claims or Interests allowed by the Bankruptcy Court.

In addition, the estimated valuation of Reorganized KV and the New Common Stock and the estimated recoveries to holders of Claims are not intended to represent the value at which the New Common Stock could be sold if a market for such securities emerges. See the risk factor regarding the anticipated lack of an active trading market for the New Common Stock, located in Section 11.2(f).

6.5.	Summary of Capital Structure of Reorganized Debtors.

(a)	Post-Emergence Capital Structure.

The following table summarizes the capital structure of the Reorganized Debtors, including the post-Effective Date financing arrangements the Reorganized Debtors expect to enter into to fund their obligations under the Plan and provide for, among other things, their post-Effective Date working capital needs. The summary of the Reorganized Debtors’ capital structure is qualified in its entirety by reference to the Plan and the applicable Plan Documents.

Instrument	Description

New First Lien Term Loan

On the Effective Date, KV, as borrower, and the remaining Debtors, as guarantors, will enter into the New First Lien Term Loan with the New First Lien Lenders and the New First Lien Agent, pursuant to the New First Lien Term Loan Agreement. The proceeds of the New First Lien Term Loan shall be used to pay in full all DIP Claims.

New Common Stock	On the Effective Date, Reorganized KV will issue the New Common Stock.

(b)	Description of New Common Stock.

(i)	Issuance.

The New Common Stock will be issued to (i) holders of Allowed Class 6 Convertible Subordinated Notes Claims in connection with the Convertible Subordinated Notes Equity Distribution, (ii) Eligible Holders who participate in the Rights Offering, and (iii) the Investor Parties and Silver Point pursuant to the terms of the Stock Purchase Agreement and Share Purchase Agreement, in each case subject to dilution by the New Common Stock Securities issued pursuant to the Management Incentive Plan.

(ii)	Organizational Documents.

On the Effective Date, the Amended Certificates of Incorporation and Amended By-Laws, each substantially in the form to be contained in the Plan Supplement, will be automatically authorized, approved and adopted by the Reorganized Debtors.

(iii)	New Common Stock.

On the Effective Date, Reorganized KV will issue the New Common Stock, and such shares will be issued pursuant to section 1145 of the Bankruptcy Code and/or section 4(a)(2) of the Securities Act.

(iv)	Restrictions on Transfer.

In order to avoid the expense and administrative burden of complying with the reporting obligations under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the New Stockholders Agreement of Reorganized KV will contain restrictions on transfer of the New Common Stock, designed to ensure that there will be less than 2,000 record holders (inclusive of no more than 500 record holders that are not Accredited Investors) of New Common Stock (determined pursuant to the Exchange Act) and the Amended Certificate of Incorporation and Amended By-Laws of Reorganized KV will provide that all holders of Common Stock will automatically be bound by the New Stockholders Agreement without any further action by such holder. These transfer restrictions contained in the New Stockholders Agreement will remain in place until the New Stockholders Agreement is amended to provide otherwise; provided, that the Board of Directors of Reorganized KV may waive such transfer restrictions with respect to any particular transfer. As such, the New Stockholders Agreement of Reorganized KV will require notice of any proposed transfer of New Common Stock and will restrict such transfer on certain grounds to be provided therein, including if the transfer would, if effected, require Reorganized KV to register or qualify such New Common Stock under the Securities Act or Exchange Act. Such restrictions will be in addition to other restrictions on transfer to be set forth in the New Stockholders Agreement. See Section 11.2(g), “Restrictions on Transfer,” and Section 13.4(b)(ii), “Restrictions in the New Stockholders Agreement.”

6.6.	Means for Implementation.

(a)	Continued Corporate Existence and Vesting of Assets in Reorganized Debtors.

Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation and Amended By-Laws of the Reorganized Debtors, for the purposes of satisfying their obligations under the Plan and the continuation of their businesses. On or after the Effective Date, each Reorganized Debtor, in its sole and exclusive discretion, may take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, but not limited to, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor, or its Subsidiary and/or affiliate; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s case on the Effective Date or any time thereafter.

Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all claims, rights and Causes of Action and any property acquired by the Debtors under or in connection with the Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances and Interests. Subject to Section 7.1(a) of the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

(b)	Plan Funding.

The Cash Distributions under the Plan shall be funded from: (a) the Debtors’ Cash on hand as of the Effective Date, (b) the proceeds of the New First Lien Term Loan, (c) the proceeds of the Rights Offering, and (d) the proceeds from the sale of the Direct Purchase Shares, including under the Share Purchase Agreement.

(c)	Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to distribution under the Plan, and except as otherwise set forth in the Plan, on the Effective Date all agreements, instruments, and other documents evidencing any Claim or Interest, other than Intercompany Interests, and any rights of any holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect. Notwithstanding the foregoing, each of the Senior Secured Notes Indenture and Convertible Subordinated Notes Indenture shall continue in effect solely to the extent necessary to allow the Reorganized Debtors, the Senior Secured Notes Indenture Trustee and the Convertible Subordinated Notes Indenture Trustee to make distributions pursuant to the Plan on account of the Senior Secured Notes Claims and Convertible Subordinated Notes Claims, respectively, and to effectuate any charging liens permitted under the Senior Secured Notes Indenture and Convertible Subordinated Notes Indenture, respectively. The holders of or parties to such cancelled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided for pursuant to the Plan. Except as provided pursuant to the Plan, each of the Senior Secured Notes Indenture Trustee and the Convertible Subordinated Notes Indenture Trustee and their respective agents, successors and assigns shall be discharged of all of their obligations associated with the Senior Secured Notes and Convertible Subordinated Notes, respectively.

(d)	Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors (as applicable) any Collateral or other property of either Debtor held by such holder, and any termination statements, instruments of satisfactions, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens.

(e)	Officers and Boards of Directors.

On the Effective Date, the initial board of directors of each of the Reorganized Debtors shall consist of those individuals identified in a filing to be made with the Bankruptcy Court on or before the date of the Confirmation Hearing. The initial board of directors of Reorganized KV will consist of seven (7) members, comprised of the Chief Executive Officer of Reorganized KV, and six (6) individuals to be designated by the Investor Parties pursuant to the New Stockholders Agreement. On the Effective Date, the officers of each of the Reorganized Debtors shall be the officers that existed immediately prior to the occurrence of the Effective Date. The compensation arrangement for any insider of the Debtors that shall become an officer of a Reorganized Debtor will be disclosed in the Plan Supplement to be filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.

The members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

Prior to the Effective Date, the Debtors shall purchase a “run off” directors and officers liability policy, which shall (i) be effective as of the Effective Date, (ii) have a six-year coverage period, and (iii) be on terms acceptable to the Debtors and reasonably acceptable to the Investor Parties (the “Run Off D&O Policy”).

On the Effective Date, the D&O Claim Committee will be formed and will be vested with exclusive authority to act, in its sole discretion, on behalf of the Reorganized Debtors with respect to (i) the administration, negotiation and/or settlement of any Claims asserted under any and all of the Debtors’ directors and officers liability insurance policies that are based on pre-Effective Date acts, omissions, events or occurrences and (ii) the administration and distribution of funds from the Current D&O Indemnity Reserve. Upon dissolution of the D&O Claim Committee, any unused funds in the Current D&O Indemnity Reserve shall remain with the Reorganized Debtors.

(f)	Management.

(i)	Management Incentive Plan.

On the Effective Date, the board of directors of Reorganized KV will be required to adopt the Management Incentive Plan. The New Common Stock Securities issued pursuant to the Management Incentive Plan shall dilute all other New Common Stock to be issued pursuant to the Plan.

(ii)	Post-Emergence Bonus Plan.

On the Effective Date, KV’s Chief Executive Officer, Chief Financial Officer and General Counsel (the “Key Employees”) shall earn and be paid a bonus by Reorganized KV pursuant to the Post-Emergence Bonus Plan, the substantially final version of which will be contained in the Plan Supplement. Under the Post-Emergence Bonus Plan, the Key Employees will receive a bonus, based on a percentage of each of their respective base salaries, as a result of the achievement of performance objectives previously set by KV’s Board of Directors’ Compensation Committee in April 2012 for fiscal year 2013 (i.e., April 1, 2012 through March 31, 2013), as well as an incentive to emerge from bankruptcy expeditiously and as a result of their critical performances during the course of these cases. The performance objectives portion of the bonuses for each such fiscal year will be included in the Plan Supplement. This post-emergence bonus is designed to, among other things, incentivize the Key Employees, who are and continue to be critical to the Company’s efforts in implementing the Company’s business plan and achieving the improvements to the business since the Petition Date, to expeditiously confirm and consummate the Plan.

The amount of the bonus that will be awarded to the Key Employees varies based on the Key Employee’s position with the Company. The Chief Executive Officer shall receive a bonus of 60% of his base salary ($312,000), and the Chief Financial Officer and General Counsel shall each receive a bonus of 40% of their salaries ($124,000 and $126,000, respectively), for fiscal year 2013. The Key Employees will be paid 50% of such bonus in the first payroll after the Effective Date and 50% in the first payroll on or after January 1, 2014.

The post-emergence bonus is supported by each of the Investor Parties, who, after participation in the Rights Offering and completing their purchase of Direct Purchase Shares, will own more than a majority of the new common stock of Reorganized KV.

(g)	Corporate Action.

The Reorganized Debtors shall serve on the United States Trustee quarterly reports of the disbursements made until such time as a final decree is entered closing the applicable Reorganization Case or the applicable Reorganization Case is converted or dismissed, or the Bankruptcy Court orders otherwise. Any deadline for filing Administrative Expense Claims shall not apply to fees payable pursuant to section 1930 of title 28 of the United States Code.

On the Effective Date, the Amended Certificates of Incorporation and Amended By-Laws, and any other applicable corporate organizational documents of each of the Reorganized Debtors shall be amended and restated and deemed authorized in all respects.

Any action under the Plan to be taken by or required of the Debtors or the Reorganized Debtors, including, without limitation, the adoption or amendment of certificates of incorporation and by-laws, the issuance of securities and instruments, the implementation of the Management Incentive Plan, or the selection of officers or directors, shall be authorized and approved in all respects, without any requirement of further action by any of the Debtors’ or Reorganized Debtors’ boards of directors or managers, as applicable, or security holders.

The Debtors and the Reorganized Debtors, shall be authorized to execute, deliver, file, and record such documents (including the Plan Documents), contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, without the necessity of any further Bankruptcy Court, corporate, board or shareholder approval or action. In addition, the selection of the Persons who will serve as the initial directors, officers and managers of the Reorganized Debtors as of the Effective Date shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the board of directors, board of managers, or stockholders of the applicable Reorganized Debtor

(h)	New Stockholders Agreement.

On the Effective Date, Reorganized KV and all of the holders of New Common Stock of Reorganized KV then outstanding shall be deemed to be parties to the New Stockholders Agreement, substantially in the form contained in the Plan Supplement, without the need for execution by any such holder other than Reorganized KV. The New Stockholders Agreement shall be binding on all parties receiving, and all holders of, New Common Stock of Reorganized KV regardless of whether such parties execute the New Stockholders Agreement.

The New Stockholders Agreement provides, among other things, that Silver Point and Deutsche Bank Securities, Inc. will be entitled to designate one observer to the board of directors of Reorganized KV, subject to the terms and conditions contained in the New Stockholders Agreement.

(i)	Authorization, Issuance and Delivery of New Common Stock.

On the Effective Date, Reorganized KV will be authorized to issue or cause to be issued the New Common Stock for distribution in accordance with the terms of the Plan and the Amended Certificate of Incorporation of Reorganized KV, without the need for any further corporate or shareholder action. Certificates, if any, of New Common Stock will bear a legend restricting the sale, transfer, assignment or other disposal of such shares, as more fully set forth in the Amended Certificate of Incorporation of Reorganized KV and the New Stockholders Agreement.

The New Common Stock shall not be registered under the Securities Act of 1933, as amended, and shall not be listed for public trading on any securities exchange, in each case, as of the Effective Date. Distribution of New Common Stock may be made by delivery of one or more certificates representing such shares as described in the Plan, by means of book-entry registration on the books of the transfer agent for shares of New Common Stock or by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, as provided in Section 8.4(b) of the Plan.

In the period pending distribution of the New Common Stock to any holder entitled pursuant to the Plan to receive New Common Stock, such holder shall be bound by, have the benefit of, and be entitled to enforce the terms and conditions of the New Stockholders Agreement and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of such holder’s New Common Stock (including receiving any proceeds of permitted transfers of such New Common Stock) and to exercise all other rights in respect of the New Common Stock (so that such holder shall be deemed for tax purposes to be the owner of the New Common Stock).

(j)	New First Lien Term Loan.

On the Effective Date, without any requirement of further action by security holders or directors of the Debtors, each of the Reorganized Debtors shall be authorized to enter into the New First Lien Term Loan Agreement, as well as any notes, documents or agreements in connection therewith, including, without limitation, any documents required in connection with the creation or perfection of the liens on collateral securing the New First Lien Term Loan.

(k)	Postpetition Interest Amount.

To the extent the Bankruptcy Court determines any amounts are due and owing in respect of the Postpetition Interest Amount, the Debtors or Reorganized Debtors shall pay the Postpetition Interest Amount and the Postpetition Accreted OID Amount in full in Cash pursuant to Section 7.2 of the Plan on the Effective Date. For the avoidance of doubt, notwithstanding any other provision set forth in the Plan or any provision of the Convertible Subordinated Notes Indenture or the Senior Secured Notes Indenture, in the event that any Postpetition Interest Amount and Postpetition Accreted OID Amount are determined to be due and owing, such amounts shall not be payable from the Convertible Subordinated Notes Indenture Trustee or any holder of Convertible Subordinated Notes Claims.

On July 3, 2013, the Ad Hoc Senior Secured Noteholders Group and Senior Secured Notes Indenture Trustee commenced an adversary proceeding against the Convertible Subordinated Notes Indenture Trustee (Adv. No. 13-01381 (ALG)) seeking a judgment declaring that the Convertible Subordinated Notes are subordinated to payment in full of all interest accruing on the Senior Secured Notes from the Petition Date through repayment in full of all principal and interest on the Senior Secured Notes, and all such postpetition interest must be paid to the holders of Senior Secured Notes before the holders of Convertible Subordinated Notes may receive any distributions on account of such Convertible Subordinated Notes. The Convertible Subordinated Notes Indenture Trustee, among others, disputes that either the Postpetition Interest Amount or the Postpetition Accreted OID Amount are owed.

(l)	Rights Offering and Direct Purchase.

Purpose. The proceeds of the sale of the Rights Offering Stock and Direct Purchase Shares shall be used to provide up to $275 million in capital to the Reorganized Debtors, which shall be available to fund payments required under the Plan and for ordinary course operations and general corporate purposes of the Reorganized Debtors.

Rights Offering. In accordance with the Rights Offering Procedures and the Stock Purchase Agreement, each Eligible Holder (including each Investor Party) that timely votes to accept the Plan shall receive Subscription Rights to acquire its respective Rights Offering Pro Rata Stock Amount of Rights Offering Stock pursuant to the terms set forth in the Plan and in the Rights Offering Procedures. With respect to each Eligible Holder that timely votes to accept the Plan, each Subscription Right shall represent the right to acquire one share of Rights Offering Stock for the Rights Exercise Price. The total number of shares of Rights Offering Stock to be issued in connection with the Rights Offering will be 11,900,000.

Direct Purchase. On the Effective Date, the Debtors shall issue and sell to the Investor Parties and Silver Point, and the Investor Parties and Silver Point shall purchase, the Direct Purchase Shares, in each case in accordance with the terms and conditions set forth in the Stock Purchase Agreement or the Share Purchase Agreement, as applicable. Notwithstanding anything to the contrary contained in the Plan, if Silver Point or any Investor Party fails to purchase any Direct Purchase Shares (pursuant to the Stock Purchase Agreement or the Share Purchase Agreement, as applicable), the Debtors shall reduce distributions under the Plan to each such Party in respect of its Allowed DIP Claims, if any, in an amount equal to the aggregate amount of its Unfunded Direct Purchase Obligation. Notwithstanding anything to the contrary contained in the Plan, if the amount of Silver Point’s Allowed DIP Claims related distributions is less than the aggregate amount of its Unfunded Direct Purchase Obligation, then, in accordance with the Share Purchase Agreement, the Debtors shall additionally reduce distributions under the Plan to Silver Point in respect of Silver Point’s Allowed Senior Secured Notes Claims such that the aggregate amount so reduced equals the aggregate amount of the remaining Unfunded Direct Purchase Obligation.

Backstop Commitment. (i) Pursuant to the Stock Purchase Agreement, each of the Investor Parties (other than Kingdon) shall be obligated, severally not jointly, and subject to the terms, conditions and limitations set forth in the Stock Purchase Agreement, to purchase its applicable portion of Unsubscribed Shares (as set forth in the Stock Purchase Agreement); (ii) pursuant to the Share Purchase Agreement, Silver Point shall be obligated, subject to the terms, conditions and limitations set forth in the Share Purchase Agreement, to purchase its applicable portion of Unsubscribed Shares (as set forth in the Share Purchase Agreement). Notwithstanding anything to the contrary contained in the Plan, if Silver Point should fail to purchase any of its portion of Unsubscribed Shares (pursuant to the Share Purchase Agreement), the Debtors shall reduce distributions under the Plan to Silver Point in respect of Silver Point’s Allowed DIP Claims in an amount equal to the aggregate amount of the Unfunded Backstop Obligation. Notwithstanding anything to the contrary contained in the Plan, if the amount of such Allowed DIP Claims related distributions is less than the aggregate amount of the Unfunded Backstop Obligation, then the Debtors shall additionally reduce distributions under the Plan to Silver Point in respect of Silver Point’s Allowed Senior Secured Notes Claims such that the aggregate amount so reduced equals the aggregate amount of the remaining Unfunded Backstop Obligation; and (iii) pursuant to the PSA, each member of the Participating Ad Hoc Group shall be obligated, severally not jointly, and subject to the terms, conditions and limitations set forth in the PSA, to purchase its applicable portion of Unsubscribed Shares (as set forth in the PSA).

Commitment Fee. In consideration for the obligations described in Sections 7.12(c) and (d) of the Plan, on the Effective Date, Reorganized KV shall issue to the Investor Parties, Silver Point and the members of the Participating Ad Hoc Group, as applicable, the Commitment Fee Shares (without payment of any additional consideration therefor) pursuant to the terms of the Stock Purchase Agreement, the Share Purchase Agreement or the PSA, as applicable.

(m)	Intercompany Interests.

No Intercompany Interests shall be cancelled pursuant to the Plan, and all Intercompany Interests shall continue in place following the Effective Date, solely for the purpose of maintaining the existing corporate structure of the Debtors and the Reorganized Debtors.

(n)	Insured Claims.

Notwithstanding anything to the contrary contained herein or the Plan (but subject to Section 12.12(b) of the Plan), to the extent the Debtors have insurance with respect to any Allowed General Unsecured Claim, Allowed Existing Securities Law Claim or Allowed Equitably Subordinated Claim, the holder of such Allowed Claim shall (i) have an Allowed Claim in its applicable Class for any SIR Claim, (ii) be paid any amount in excess of any SIR Claim from the proceeds of insurance to the extent that the Claim is insured, and (iii) to the extent not duplicative of (i), receive the treatment provided for in the Plan to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Claim.

Other than any SIR Claims, the Debtors do not believe that there will be any Allowed General Unsecured Claims covered by insurance that exceed the available proceeds of such insurance. Accordingly, the Debtors do not intend to reserve any Cash or other consideration on account of such Claims (other than on account of any SIR Claims, if applicable).

Certain of the Debtors’ insurance policies, which may provide coverage for certain Allowed Claims, include self-insured retentions or deductibles, within which the applicable insurers under such policies are generally not responsible for providing coverage. With respect to certain Claims, the Debtors may not have satisfied the applicable self-insured retentions or deductibles prior to such Claims becoming Allowed Claims. Accordingly, Section 7.14(b) of the Plan provides for the satisfaction of any applicable unsatisfied self-insured retention or deductible with respect to an Allowed Claim otherwise covered by insurance by bifurcating each such Claim into (i) an insured portion, which shall receive the treatment provided for in Section 7.14(a) of the Plan, and (ii) a SIR Claim, which will share pro rata in Distributions (if any) to its Class of Claims. The Debtors shall establish appropriate reserves for SIR Claims pursuant to Section 9.2(c) of the Plan.

(o)	Comprehensive Settlement of Claims and Controversies.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Reorganized Debtors, and their respective Estates and property, and of holders of Claims or Interests; and (ii) fair, equitable and reasonable.

(p)	Equitably Subordinated Claims.

Upon entry of the Confirmation Order, any Equitably Subordinated Claims not previously equitably subordinated pursuant to a Final Order of the Bankruptcy Court and that are subject to an objection filed by the Debtors at least seven (7) days prior to the Voting Deadline shall be deemed equitably subordinated pursuant to section 510(c) of the Bankruptcy Code. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the date of such entry, of such equitable subordination.

To the extent the Hermelin Claims are determined by Final Order not to be properly classified as Class 8(b) Equitably Subordinated Claims, such Claims shall be classified as Class 7 General Unsecured Claims and Disallowed in full based on, among other things, the Debtors’ allegations in that certain action captioned K-V Pharmaceutical Company v. Hermelin, Case No. 11SL-CC04054, pending in the Circuit Court of St. Louis County, State of Missouri; provided, that to the extent the Debtors have insurance coverage for the Hermelin Indemnification Claims, such Hermelin Indemnification Claims shall be satisfied from the proceeds of such insurance in accordance with Section 7.14 of the Plan.

To the extent the Hermelin Claims are determined by Final Order not to be (i) properly classified as Class 8(b) Equitably Subordinated Claims or (ii) Disallowed in full, then such Claims shall be Allowed as Class 7 General Unsecured Claims in an aggregate amount not to exceed $40,466.51, and receive the treatment provided under Section 5.7 of the Plan; provided, that notwithstanding the foregoing, to the extent the Debtors have insurance coverage for the Hermelin Indemnification Claims, such Hermelin Indemnification Claims shall be satisfied from the proceeds of such insurance in accordance with Section 7.14 of the Plan.

6.7.	Equitable Subordination and/or Disallowance of Mr. M. Hermelin’s Claim.

As discussed in section 6.6(p) above, the Plan provides for the equitable subordination of the Hermelin Claims pursuant to section 510(c) of the Bankruptcy Code, or, in the alternative, full or partial disallowance of such Claims, subject in each case to Mr. M. Hermelin’s rights (if any) to recover all or a portion of the Hermelin Indemnification Claims from the Debtors’ insurance policies in accordance with the Plan.

The Hermelin Claims generally relate to amounts allegedly owed to Mr. M. Hermelin, the Company’s former chief executive, under his former employment contract with KV (the “Hermelin Employment Agreement”), as well as under a separate indemnification agreement with KV (the “Hermelin Indemnification Agreement”). 13 Mr. M. Hermelin asserts that the Hermelin Claims have a value of not less than $82,950,818.04, comprised of at least $80,000,000 allegedly owing under the Hermelin Employment Agreement, and $2,950,818.04 allegedly owing under the Hermelin Indemnification Agreement.

The Board of Directors of KV formed a special committee responsible for all matters relating to Mr. M. Hermelin, including the Hermelin Claims. Although the Board of Directors of KV authorized the filing and proposal of the Plan and Disclosure Statement, neither that authorization, nor anything contained herein or in the Plan, should be construed as reflecting the position of the members of such Board of Directors that are not on the special committee relating to Mr. M. Hermelin, including the Hermelin Claims.

The Debtors believe that the treatment of the Hermelin Claims under the Plan is appropriate for the reasons that follow, among others. Mr. M. Hermelin disputes the positions taken by the Debtors and certain facts set forth in the following paragraphs, believes that the Debtors do not have a basis to subordinate and/or disallow the Hermelin Claims, and intends to oppose such subordination and/or disallowance.

[13]	Copies of the Hermelin Employment Agreement and Hermelin Indemnification Agreement are annexed as exhibits to the proof of claim filed by Mr. M. Hermelin, assigned Claim No. 151.

Equitable Subordination

Equitable subordination of a claim is generally appropriate where the following three conditions are satisfied: (i) the holder of the claim has engaged in a type of inequitable conduct; (ii) the inequitable conduct results in injury to the debtor’s creditors or confers an unfair advantage on the claimant; and (iii) application of the equitable subordination doctrine is not inconsistent with the Bankruptcy Code. See Benjamin v. Diamond (In re Mobile Steel Corp.), 563 F.2d 692 (5th Cir. 1977). Claims asserted by insiders of a debtor, such as officers, directors and certain shareholders, are subject to heightened scrutiny in an equitable subordination analysis. See Le Cafe Creme v. Le Roux (In Re Le Cafe Creme, Ltd.), 244 B.R. 221, 235 (Bankr. S.D.N.Y. 2000) (internal quotation omitted). Inequitable conduct by an insider may include fraudulent or illegal conduct, or a breach of fiduciary duty. Id.

The Debtors are seeking equitable subordination of the Hermelin Claims as a result of Mr. M. Hermelin’s breaches of fiduciary duty and unlawful conduct during his tenure as chief executive officer of the Company, which are discussed in greater detail in KV’s Amended Petition for Declaratory Judgment and Further Relief, dated November 28, 2011 (the “Petition”), a copy of which is annexed hereto as Exhibit 7, as well as in (i) the pleadings and discovery served by the Company in that action and in the case captioned Marc S. Hermelin v. K-V Pharmaceutical Company, Civil Action No. 6936-VCG, in the Delaware Court of Chancery,     14 and (ii) the Information filed in the case United States v. Ethex Corporation, No. 4:10-CR-00117-ERW (Docket No. 1) (the “Information”), in the United States District Court for the Eastern District of Missouri.     ’15 This course of conduct persisted for decades, and led to two federal criminal convictions of the Company during the 1990s.     ’16 Mr. M. Hermelin engaged in significant and material misconduct while serving as chief executive officer of the Company, most notably, in connection with the events underlying the Information described above, and the Company’s subsequent entry into the Consent Decree and ETHEX’s entry into the Plea Agreement. See Disclosure Statement § 3.2(a), “Voluntary Recall and Consent Decree,” and § 3.2(b), “HHS-OIG Plea Agreement and Divestiture Agreement.” That misconduct included, but was not limited to, Mr. M. Hermelin’s failure to take appropriate actions with respect to the FDA regarding the discovery of certain tablet-form generic pharmaceutical products that failed to meet product specifications, multiple attempts to impede the work of those investigating such matters at the Company’s facilities, and efforts to conceal critical information with respect to the Company’s production facilities and processes from the Company’s internal audit and quality control personnel and KV’s own Board of Directors and committees thereof. See Petition ¶ 10. Mr. M. Hermelin’s conduct also was unlawful. On March 10, 2011, Mr. M. Hermelin personally pled guilty in the United States District Court for the Eastern District of Missouri to two federal misdemeanor counts (the “Hermelin Criminal Action”) stemming from his failure to exercise the authority and supervisory responsibility reposed in him by the Company.17 See Petition ¶ 13. The Company contends these failures resulted in a host of violations, including the manufacture and release of morphine sulfate tablets containing more of the active ingredient than stated on the label, resulting in such tablets being misbranded. Mr. Hermelin disputes these contentions. Prior to his guilty plea, Mr. Hermelin was excluded from participation “in any capacity in the Medicare, Medicaid, and all Federal health care programs … for a minimum period of twenty years.”     ’18

[14]	The Debtors will provide copies of any documents cited in this Section 6.7 upon reasonable written request by a party in interest to counsel to the Debtors.

[15]

The United States has stated that Mr. Hermelin is the “Corporate Executive A” described in the Information. Mr. Hermelin’s position is that he never engaged in conduct attributed in the Information to “Corporate Executive A” and, therefore, could be not “Corporate Executive A.”

[16]

The description of Mr. Hermelin’s conduct in this Disclosure Statement is of necessity only a summary. The Debtors reserve the right to present full and complete evidence thereof at any further proceedings, including but not limited to evidence from all relevant prior cases and actions.

[17]

Mr. Hermelin has argued elsewhere that his convictions were solely a function of his “status” as a corporate officer at the Company. This is wrong as a matter of fact and of law. See Friedman, et. al. v. Sebelius, et al., Case 1:09-cv-02028-ESH (Docket No. 38) (D.D.C. Dec. 13, 2010) (“Friedman”), and cases cited therein, most notably, United States v. Dotterweich, 320 U.S. 277 (1943) and United States v. Park, 421 U.S. 658 (1975).

[18]

See Letter from U.S. Department of Health and Human Services, dated October 29, 2010. The exclusion period is, by default, set at 3 years. For the HHS-OIG to extend this to 20 years required a finding, after consideration of material submitted by Mr. Hermelin’s counsel, of aggravating circumstances. The twenty year period is extraordinary; Mr. Hermelin is one of only a very few persons excluded for that long. See Friedman, Section III, “Length of Exclusion,” and authorities cited therein.

Mr. M. Hermelin’s breaches of fiduciary duty and unlawful conduct resulted in severe harm to the Company and its stakeholders, which continued after KV’s Board of Directors terminated Mr. Hermelin’s employment in December 2008. Given Mr. M. Hermelin’s misconduct and the resulting harm to the Company, the Debtors believe equitable subordination of the Hermelin Claims is warranted.

Mr. Hermelin disputes the allegations and characterizations in the Petition and filed a compulsory counterclaim alleging breach of contract and certain other claims in tort against the Company in connection with Mr. Hermelin’s employment at the Company, including breach of fiduciary duty, wrongful termination, breach of the covenant of good faith and fair dealing, malicious prosecution, defamation, intentional infliction of emotional distress, and civil conspiracy. Mr. Hermelin also filed a third-party petition against certain former directors of the Company alleging claims of malicious prosecution, defamation, intentional infliction of emotional distress, civil conspiracy, and breach of fiduciary duty.

Disallowance in Full of Hermelin Claims

Under section 502(b)(1) of the Bankruptcy Code, a claim is subject to disallowance if the claim is unenforceable against the debtor and its property under any agreement or applicable law for a reason other than because such claim is contingent or unmatured. The Hermelin Claims are not enforceable against the Debtors as a result of Mr. M. Hermelin’s breaches of fiduciary duties and unlawful conduct, as discussed above, and the Company’s related termination of Mr. M. Hermelin’s employment for cause.

First, Mr. M. Hermelin is not entitled to receive any compensation or benefits pursuant to the Hermelin Employment Agreement. The Hermelin Employment Agreement provided that it could be terminated for cause if Mr. M. Hermelin breached a fiduciary obligation to KV or willfully failed to perform his duties to KV with knowledge of the pertinent facts, which conduct had a material and demonstrable adverse effect on KV. See Petition ¶ 7. On December 5, 2008, the Company terminated Mr. M. Hermelin’s employment “for cause” based on Mr. M. Hermelin’s misconduct and breach of fiduciary duties to the Company, which had a material and demonstrably adverse effect on the Company, as discussed in greater detail above. See Petition ¶¶ 3, 9. By reason of the termination of Mr. M. Hermelin’s employment “for cause,” and the misconduct underlying such termination, to the extent based on the Hermelin Employment Agreement, the Hermelin Claims should be fully disallowed. Mr. M. Hermelin disputes such disallowance and contends that, pursuant to an addendum to his Employment Agreement dated November 5, 2004, he is entitled to such benefits upon termination “for any reason,” including termination for cause. The Company disputes this contention.

Second, Mr. M. Hermelin’s alleged Claims under the Hermelin Indemnification Agreement likewise are not allowable. Mr. M. Hermelin’s entitlement to indemnification under such agreement is specifically subject to the “Standard of Conduct” provision set forth in section 7(a) therein. The portion of the Hermelin Claims relating to the Hermelin Indemnification Agreement seeks payment of fines, assessments and forfeitures imposed on him, and expenses he has allegedly incurred, in connection with the Hermelin Criminal Action and his concomitant guilty plea, which stemmed from the same matters underlying the Company’s entry into the Consent Decree and ETHEX’s entry into the Plea Agreement. Upon information and belief, at all times, Mr. M. Hermelin knew that his conduct in connection with such matters (described in greater detail in Section 6.7(a) above) was wrongful and inconsistent with his duties to the Company, see Petition ¶ 10, in violation of the “Standard of Conduct” provision. Accordingly, the Debtors believe Mr. M. Hermelin is not entitled to indemnification for any liabilities incurred in connection with the Hermelin Criminal Action.

Partial Disallowance of Hermelin Claims

On July 3, 2013, the Debtors filed a motion to cap the Hermelin Claims based solely on section 502(b)(7) of the Bankruptcy Code [Docket No. 968] (the “Hermelin Claim Cap Motion”), which would limit the maximum allowable claim arising from the Debtors’ termination of the Hermelin Employment Agreement to $1,573,313.47 (i.e., the compensation payable thereunder for the one-year period following such termination). If the Hermelin Cap Motion is granted, the Debtors believe the maximum potential allowable amount of the Hermelin Claims (the “Maximum Hermelin Claim Amount”) will be $4,524,131.51 ($1,573,313.47 relating to termination of the Hermelin Employment Agreement plus $2,950,818.04 relating to the Hermelin Indemnification Agreement). 19 The Debtors believe the Maximum Hermelin Claim Amount is subject to further reduction as a result of Mr. M. Hermelin’s prepetition recovery of $4,483,665 on account of his alleged Claims, resulting from his improper draw on a letter of credit posted by the Debtors as security for certain termination obligations under the Hermelin Employment Agreement (the “L/C”), which draw down occurred over the objection of the Debtors and despite the fact that Mr. M. Hermelin was terminated for cause and thus not entitled to any termination benefits under the Hermelin Employment Agreement. To the extent Mr. M. Hermelin’s prepetition recovery on account of the L/C is applied to further reduce the Maximum Hermelin Claim Amount, Mr. M. Hermelin’s claims would be further reduced to $40,466.51. The Debtors believe the Hermelin Claims should be disallowed to the extent they exceed such amount.

[19]

Although the Debtors dispute that any amounts are owed under either the Hermelin Employment Agreement or the Indemnification Agreement, solely for the purpose of calculating the Maximum Hermelin Claim Amount, the Debtors have included in such amount (i) the maximum potential amount that would be allowable under 502(b)(7) and (ii) the full amount asserted in the Hermelin POC with regard to the Hermelin Indemnification Agreement. The Debtors reserve all rights to further object to the Hermelin POC on any other or additional grounds.

Mr. Hermelin disputes that the Hermelin Claims are subject to section 502(b)(7) of the Bankruptcy Code and contends that $75 million of those benefits are retirement benefits, not “termination benefits.” Mr. Hermelin also disputes that his redemption of the $4.48 million letter of credit was improper and contends that he was entitled to redeem the letter of credit under the terms of the agreement.

6.8.	Treatment of Executory Contracts and Unexpired Leases.

(a)	General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases identified on the Schedule of Assumed Contracts and Leases in the Plan Supplement shall be deemed assumed, and all other executory contracts and unexpired leases of the Debtors shall be deemed rejected, except that: (i) any executory contracts and unexpired leases that previously have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court shall be treated as provided in such Final Order; and (ii) all executory contracts and unexpired leases that are the subject of a separate motion to assume or reject under section 365 of the Bankruptcy Code pending on the Effective Date shall be treated as is determined by a Final Order of the Bankruptcy Court resolving such motion. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections described in Section 10.1 of the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Section 10.1 shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

(b)	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All Claims arising from the rejection of executory contracts or unexpired leases, if any, will be treated as General Unsecured Claims. Upon receipt of the Plan Distribution provided in Section 5.7 of the Plan, all such Claims shall be discharged on the Effective Date, and shall not be enforceable against the Debtors, the Reorganized Debtors or their respective properties or interests in property. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors on or before the date that is thirty (30) days after the effective date of such rejection (which may be the Effective Date, the date on which the Debtors reject the applicable contract or lease as provided in Section 10.3(c) below, or pursuant to an order of the Bankruptcy Court). The Debtors will use commercially reasonable efforts to identify counterparties to any executory contracts and unexpired leases that are not listed on the Schedule of Assumed Contracts and Leases (and thus will be rejected pursuant to the Plan), and intend to provide notice to such counterparties of the Debtors’ decision to reject such contracts or leases no later than ten (10) calendar days prior to the Confirmation Hearing.

(c)	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Except to the extent that less favorable treatment has been agreed to by the non-Debtor party or parties to each such executory contract or unexpired lease, any monetary defaults arising under each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the appropriate amount (the “Cure Amount”) in Cash on the later of thirty (30) days after: (i) the Effective Date; or (ii) the date on which any Cure Dispute relating to such Cure Amount has been resolved (either consensually or through judicial decision).

No later than ten (10) calendar days prior to the commencement of the Confirmation Hearing, the Debtors shall file a schedule (the “Cure Schedule”) setting forth the Cure Amount, if any, for each executory contract or unexpired lease to be assumed pursuant to Section 10.1 of the Plan, and serve such Cure Schedule on each applicable counterparty. Any party that fails to object to the applicable Cure Amount listed on the Cure Schedule within fifteen (15) calendar days of the filing thereof, shall be forever barred, estopped and enjoined from disputing the Cure Amount set forth on the Cure Schedule (including a Cure Amount of $0.00) and/or from asserting any Claim against the applicable Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Cure Schedule.

In the event of a dispute (each, a “Cure Dispute”) regarding: (i) the Cure Amount; (ii) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to the proposed assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving such Cure Dispute and approving the assumption. To the extent a Cure Dispute relates solely to the Cure Amount, the applicable Debtor may assume and/or assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that such Debtor reserves Cash in an amount sufficient to pay the full amount asserted as the required cure payment by the non-Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court). To the extent the Cure Dispute is resolved or determined unfavorably to the applicable Debtor or Reorganized Debtor, as applicable, such Debtor or Reorganized Debtor, as applicable, may reject the applicable executory contract or unexpired lease after such determination.

(d)	Compensation and Benefit Programs.

Except as otherwise expressly provided under the Plan, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their respective employees, retirees and non-employee directors including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Each of the Reorganized Debtors may, prior to the Effective Date and with the consent of the Investor Parties, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of the Plan. Any such agreements (or a summary of the material terms thereof) will be included in the Plan Supplement or otherwise filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.

(e)	Employment Agreements.

Notwithstanding anything to the contrary contained in the Plan, all employment agreements between the Debtors and their executive officers as of the Effective Date (the “Current Officer Employment Agreements”) are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

6.9.	Discharge of Claims Against and Interests in the Debtors

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise provided in the Plan or in the Confirmation Order, each Person that is a holder (as well as any trustees and agents on behalf of such Person) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

Upon the Effective Date, all Claims and Causes of Action against any Debtor related to or arising from any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to a non-Debtor affiliate and/or Subsidiary of the Debtors, shall receive the classification and treatment provided for such Claims in the Plan and shall be discharged and all holders thereof forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim and Cause of Action against any Reorganized Debtor.

6.10.	Exculpation and Limitation of Liability.

Pursuant to Section 12.8 of the Plan, none of the Released Parties, or the D&O Claim Committee or any member thereof (each solely in their capacity as such), shall have or incur any liability to any holder of any Claim or Interest or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of the Debtors’ restructuring, including without limitation, the negotiation, implementation and execution of the Plan, the Reorganization Cases, the Disclosure Statement, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all activities leading to the promulgation and confirmation of the Plan except for gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court.

6.11.	Releases.

(a)	Released Parties.

The Plan contains certain release and exculpation provisions applicable to certain Released Parties. As used herein and in the Plan, the term “Released Parties” means, collectively: (a) the Debtors and their respective affiliates; (b) the DIP Agent; (c) the DIP Lenders; (d) holders of Senior Secured Notes Claims; (e) holders of Convertible Subordinated Notes Claims; (f) the Senior Secured Notes Indenture Trustee; (g) the Convertible Subordinated Notes Indenture Trustee; (h) each of the Investor Parties; (i) the Creditors’ Committee and its current and former members, (j) the Ad Hoc Senior Secured Noteholders Group and its members; (k) the Participating Ad Hoc Group and its members (each of (a) through (k), solely in its capacity as such); (l) Silver Point (in all of its capacities with respect to the Plan); (m) Varana, (n) Telemetry and (o) each of the foregoing parties’ current officers, affiliates, partners, directors, employees, agents, members, advisors and professionals (including any attorneys, consultants, financial advisors, investment bankers and other professionals retained by such Persons), together with their respective successors and assigns, each solely in its capacity as such; provided, however, that such attorneys and professional advisors shall only include those that provided services related to the Reorganization Cases and the transactions contemplated by the Plan; provided, further, that no Person shall be a Released Party if it objects to and/or opts out of the releases provided for in Article XII of the Plan.

(b)	Releases by the Debtors.

Pursuant to Section 12.7(a) of the Plan, except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as debtor in possession, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, their affiliates and former affiliates, the Reorganized Debtors, the parties released pursuant to Section 12.7 of the Plan, the Reorganization Cases, or the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity.

(c)	Releases by Holders of Claims and Interests.

Pursuant to Section 12.7(b) of the Plan, except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date: (i) each of the Released Parties; (ii) each holder of a Claim or Interest entitled to vote on the Plan that did not “opt out” of the releases provided in Section 12.7 of the Plan in a timely submitted Ballot; and (iii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors and Reorganized Debtors under the Plan, the New Common Stock Securities, the New First Lien Term Loan, the Subscription Rights and other contracts, instruments, releases, agreements or documents executed and delivered in connection with the Plan, and each entity (other than the Debtors) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to have consented to the Plan for all purposes and the restructuring embodied therein and deemed to forever release, waive and discharge all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce the obligations of any party under the Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with the Plan) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, their affiliates and former affiliates, the Reorganized Debtors, the Reorganization Cases, or the Plan or the Disclosure Statement. Without limiting the foregoing and for the avoidance of doubt, each of (w) the holders of Senior Secured Notes Claims, (x) the holders of Convertible Subordinated Notes Claims, (y) the Senior Secured Notes Indenture Trustee, and (z) the Convertible Subordinated Notes Indenture Trustee hereby forever releases, waives and discharges all claims, demands, debts, rights, Causes of Action or liabilities that it has or may have against any Released Party arising under the Senior Secured Notes Indenture or the Convertible Subordinated Notes Indenture including with respect to any (A) make-whole amount or similar type of prepayment premium, right or obligation, (B) subordination obligations of the Convertible Subordinated Notes Indenture Trustee and the holders of the Convertible Subordinated Notes Claims, and (C) fees, expenses or other amounts paid to the Convertible Subordinated Notes Indenture Trustee, the Senior Secured Notes Indenture Trustee, and any holder of a Convertible Subordinated Notes Claim, a Senior Secured Notes Claim, or any such holder’s legal advisor at any time in connection with the restructuring of the Debtors and the Plan.

(d)	Inapplicability of Releases.

Notwithstanding anything to the contrary contained in the Plan: (i) except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section 12.7 of the Plan shall not release any non-Debtor entity from any liability arising under (x) the Internal Revenue Code or any state, city or municipal tax code, or (y) any criminal laws of the United States or any state, city or municipality; and (ii) the releases set forth in Section 12.7 of the Plan shall not release any (x) Debtor’s claims, right, or Causes of Action for money borrowed from or owed to a Debtor or its Subsidiary by any of its directors, officers or former employees, as set forth in such Debtors’ or Subsidiary’s books and records, (y) any claims against any Person to the extent such Person asserts a crossclaim, counterclaim and/or claim for setoff which seeks affirmative relief against a Debtor or any of its officers, directors, or representatives and (z) claims against any Person arising from or relating to such Person’s gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court.

Notwithstanding anything to the contrary contained in the Plan, nothing in the Plan: (i) discharges, releases, or precludes any (a) environmental liability that is not a Claim; (b) environmental claim of the United States that first arises on or after the Confirmation Date, or (c) other environmental claim or environmental liability that is not otherwise dischargeable under the Bankruptcy Code; (ii) releases the Debtors or Reorganized Debtors from any environmental liability that a Debtor or Reorganized Debtor may have as an owner or operator of real property owned or operated by a Debtor or Reorganized Debtor on or after the Confirmation Date; (iii) releases or precludes any environmental liability to the United States on the part of any Persons other than the Debtors and Reorganized Debtors; or (iv) enjoins the United States from asserting or enforcing any liability described in this paragraph.

The DOJ and SEC have requested the inclusion of additional carve-out language to the discharge, release and injunction provisions contained in Article XII of the Plan. The proposed language addresses, among other matters, (i) the pursuit of certain police or regulatory actions against the Debtors by the United States of America, its departments and/or agencies following the Effective Date, and (ii) the rights of the United States of America, its departments and/or agencies against non-Debtor parties. The Debtors are considering the request. To the extent the parties agree to the inclusion of additional carve-out language, the Debtors will include such agreed-upon language in an amended version of the Plan to be filed in advance of the Confirmation Hearing. To the extent the parties do not come to an agreement, the DOJ and SEC reserve their rights to be heard on the matter in connection with confirmation of the Plan.

6.12.	Injunction.

Pursuant to Section 12.6 of the Plan, except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates will be, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Reorganized Debtors, the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained in the Plan shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan.

By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the Injunctions set forth in Section 12.6 of the Plan.

6.13.	Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to the Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released in Sections 12.7 and 12.8 of the Plan.

6.14.	Injunction Against Interference With Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

6.15.	Termination of Subordination Rights and Settlement of Related Claims.

Except as expressly provided in the Plan, the classification and manner of satisfying all Claims and Interests and the respective distributions, treatments and other provisions under the Plan take into account or conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, sections 510(a) and 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and entities from enforcing or attempting to enforce any such contractual, legal and equitable rights satisfied, compromised and settled pursuant to the Plan.

Any holder of a Claim (other than a Senior Secured Notes Claim) that constitutes “Senior Indebtedness” (as defined in the Convertible Subordinated Notes Indenture) entitled to the benefit of the subordination provisions contained in Article XI of the Convertible Subordinated Notes Indenture must assert any objection to the treatment of its subordination rights under the Plan on or prior to the deadline to object to the Plan. Any disagreement with the priorities or distributions set forth in the Plan or any right to assert contractual subordination under the Convertible Subordinated Notes Indenture, including in respect of claims of “Senior Indebtedness,” shall be raised on or prior to the deadline to object to the Plan, and decided at or prior to the Confirmation Hearing, and all issues with respect to contractual subordination not raised or resolved at the Confirmation Hearing shall be governed pursuant to the Plan or, if the decision of the Bankruptcy Court at the Confirmation Hearing differs from the Plan, then such decision shall govern.

Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim or Interest may have or any distribution to be made pursuant to the Plan on account of such Claim or Interest. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtor, the Reorganized Debtors, their respective properties, and holders of Claims and Interests, and is fair, equitable and reasonable.

6.16.	Retention of Causes of Action/Reservation of Rights.

Subject to Section 12.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims or Causes of Action, rights of setoff, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, or other legal or equitable defenses as fully as if the Reorganization Cases had not been commenced, and all of the Debtors’ legal and/or equitable rights respecting any Claim left unimpaired, as set forth in Section 4.2 of the Plan, may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

6.17.	Indemnification Obligations; Insured Current Director & Officer Claims.

Notwithstanding anything to the contrary contained in the Plan, subject to the occurrence of the Effective Date, and solely to the extent of (i) applicable insurance proceeds and (ii) the Current D&O Indemnity Reserve, the obligations of the Debtors to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of any of the Debtors at any time after the Petition Date, against any Causes of Action or Claims, remain unaffected thereby after the Effective Date and are not discharged. On and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect on the Petition Date, including the Run Off D&O Policy, and all directors and officers of the Debtors at any time after the Petition Date shall be entitled to the full benefits of any such policy for the full term of such policy, regardless of whether such director and/or officers remain in such positions after the Effective Date. From the Effective Date, the Debtors shall cooperate with any Person that served as a director or officer of a Debtor at any time on and after the Petition Date, and make available to any such Person, subject to applicable confidentiality and privilege concerns, such documents, books, records or information relating to the Debtors’ activities prior to the Effective Date that such Person may reasonably require in connection with the defense or preparation for the defense of any claim against such Person relating to any action taken in connection with such Person’s role as a director or officer of a Debtor.

On and after the Effective Date, any Person that served as a director or officer of a Debtor at any time on and after the Petition Date shall be entitled on a first-priority basis access to proceeds of any available insurance policy of the Debtors as set forth in section 12.12(a) of the Plan to the extent permissible by applicable law.

Notwithstanding anything to the contrary contained in the Plan, but subject to Section 7.14 therein, as of the Effective Date, any obligation of the Debtors to indemnify, defend, reimburse, advance fees and expenses to, or limit the liability of any director or officer who was not a director or officer of any of the Debtors at any time after the Petition Date, against any Causes of Action or Claims, whether in contract, under state law, pursuant to any of the Debtors’ by-laws or other corporate documents of the Debtors, or otherwise, shall be discharged. To the extent any such obligations arise under or constitute executory contracts, such executory contracts shall be deemed rejected as of the Effective Date, notwithstanding anything to the contrary in the Plan.

6.18.	Securities Litigation; Document Retention.

Notwithstanding anything in the Plan to the contrary (including but not limited to in Article XII of the Plan), but excluding any and all Claims that are derivative of the Debtors, nothing in the Plan shall release, enjoin or otherwise affect in any way any right or ability of the lead plaintiff, any other plaintiff and/or any member of the putative classes in the Securities Litigations to: (i) seek or obtain any discovery in connection with the respective Securities Litigations, (ii) pursue and prosecute the claims asserted, or which may be asserted, against any non-Debtor in the respective Securities Litigations; (iii) enter into or enforce any settlement or enforce any judgment obtained against any non-Debtor in connection with or relating to the respective Securities Litigations, including through coverage provided by any insurance and/or any proceeds therefrom; and (iv) pursue and recover on any claims against KV as a defendant in the respective Securities Litigations solely to the extent of any insurance and/or any proceeds therefrom (excluding any self-insured retention obligation or deductible) that may provide coverage for any liability of KV for the claims asserted in the respective Securities Litigations.

Notwithstanding confirmation of the Plan, and notwithstanding anything in the Plan to the contrary, from and after the Effective Date, (i) the Reorganized Debtors shall preserve and maintain all of the Debtors’ and the Reorganized Debtors’ documents, files, books, records, and electronic data (including emails) that relate to the claims, defenses and allegations in the respective Securities Litigations (collectively, the “Securities Litigation Documents”) whether maintained by the Debtors or the Reorganized Debtors, or any successors thereto or transferees thereof, to the extent required under applicable law, including without limitation under the Private Securities Litigation Reform Act of 1995, 15 U.S.C. § 78u-4, et. seq. and 15 U.S.C. § 78u-4(b)(3)(C) thereof, and (ii) nothing shall restrict or impair any right of the lead plaintiffs and/or any representative of the putative classes in the respective Securities Litigations to seek leave under 15 U.S.C. § 78u-4(b)(3)(B) or otherwise, to require any or all of the Debtors or the Reorganized Debtors to preserve Securities Litigation Documents until, with respect to (i) and (ii) above, such time as, in each case with respect to the applicable Securities Litigation: (I) a final, non-appealable judgment is entered concluding such litigation in full, or (II) such litigation is fully and finally settled.

ARTICLE VII.

CONFIRMATION OF THE PLAN OF REORGANIZATION

7.1.	Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the bankruptcy court, after appropriate notice, to hold a hearing on confirmation of a chapter 11 plan. The Confirmation Hearing with respect to the Plan is scheduled to commence on August 28, 2013 at 11:00 a.m. (prevailing Eastern Time). The hearing may be adjourned or continued from time to time by the Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned or continued date made at the Confirmation Hearing (or an appropriate filing with the Bankruptcy Court) or any subsequent adjourned or continued Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a chapter 11 plan of reorganization. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Clerk of the Bankruptcy Court electronically using the Bankruptcy Court’s Case Management/Electronic Case File (“CM/ECF”) System at https://ecf.nysb.uscourts.gov (a CM/ECF password will be required), ’20 and by mailing a hard copy of such objection to the chambers of the Honorable Allan L. Gropper of the Bankruptcy Court at One Bowling Green, New York, New York 10004 together with proof of service, and served upon: (i)  Willkie Farr & Gallagher LLP, counsel for the Debtors, 787 Seventh Avenue, New York, NY 10019, Attn: Paul V. Shalhoub, Robin Spigel, Esq. and Andrew D. Sorkin, Esq.; (ii) Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, NY 10004 (Attn: Richard Morrissey, Esq. and Michael Driscoll, Esq.); (iii) counsel to the Creditors Committee, Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038 (Attn: Erez Gilad, Esq. and Matthew Garafolo, Esq.); and (iv) counsel to the Ad Hoc Senior Secured Noteholders Group, Weil, Gotshal & Manges LLP, 767 Fifth Avenue New York, New York 10153 (Attn: Robert J. Lemons, Esq. and Lori R. Fife, Esq.). Bankruptcy Rule 9014 governs objections to confirmation of the Plan. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

[20]	A CM/ECF password may be obtained via the Bankruptcy Court’s CM/ECF website at https://ecf.nysb.uscourts.gov.

7.2.	Confirmation.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan.

(a)	Confirmation Requirements.

Confirmation of a chapter 11 plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

●	the plan complies with the applicable provisions of the Bankruptcy Code;

●	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

●	the plan has been proposed in good faith and not by any means forbidden by law;

●

any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

●

the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

●

with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan, on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

●	subject to the “cramdown” provisions of section 1129(b) of the Bankruptcy Code, each class of claims or interests has either accepted the plan or is not impaired under the plan;

●

except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date (except that if a class of priority claims has voted to accept the plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims and that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding five (5) years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims);

●

if a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

●

confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

Subject to satisfying the standard for any potential “cramdown” of Classes that vote to reject the Plan, the Debtors believe that:

●	the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

●	the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

●	the Plan has been proposed in good faith.

Set forth below is a summary of the relevant statutory confirmation requirements.

(i)	Acceptance.

Classes 3, 4, 5, 6 and 7 are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1 and 2 are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Classes 8(a), 8(b) and 9 are impaired and not receiving any property under the Plan, and thus are deemed to have rejected the Plan.

Because certain Classes are deemed to have rejected the Plan, the Debtors will request confirmation of the Plan under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan, any exhibit, or schedules thereto or any Plan Document in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary, subject to the terms of the Plan. The Debtors believe that the Plan will satisfy the “cramdown” requirements of section 1129(b) of the Bankruptcy Code with respect to Claims and Interests in Classes 8(a), 8(b) and 9.

The Debtors also will seek confirmation of the Plan over the objection of any individual holders of Claims who are members of an accepting Class. However, there can be no assurance that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code.

(ii)	Unfair Discrimination and Fair and Equitable Test.

To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable” for, respectively, secured creditors, unsecured creditors and holders of equity interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired Class if that Class and all junior Classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan.

A chapter 11 plan does not “discriminate unfairly” with respect to a non-accepting class if the value of the cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the non-accepting class. The Debtors believe the Plan will not discriminate unfairly against any non-accepting Class.

(iii)	Feasibility; Financial Projections.

The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors, unless such liquidation or reorganization is proposed in the Plan. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business. Under the terms of the Plan, the Allowed Claims potentially being paid in whole or part in cash are the DIP Claims, Allowed Administrative Expense Claims, Allowed Other Secured Claims, Allowed Fee Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Allowed Senior Secured Notes Claims, Allowed ETHEX Criminal Fine Claims, Allowed Qui Tam Claims, and Allowed General Unsecured Claims. The Debtors have estimated the total amount of these cash payments to be approximately $353 million, exclusive of Allowed ETHEX Criminal Fine Claims and Allowed Qui Tam Claims (see table at Article II, “Summary of Plan Classification and Treatment of Claims and Interests” above) and expect sufficient liquidity from the New First Lien Term Loan, the sale of the Direct Purchase Shares, the Rights Offering and operations to fund these cash payments (and payments in respect of the Allowed ETHEX Criminal Fine Claims and Allowed Quit Tam Claims) as and when they become due.

In connection with developing the Plan, the Debtors have prepared detailed financial projections (the “Financial Projections”), attached as Exhibit 3 hereto and described more fully below, which detail, among other things, the financial feasibility of the Plan. The Financial Projections indicate, on a pro forma basis, the projected level of cash flow is sufficient to satisfy all of the Debtors’ future debt and debt related interest cost, research and development, capital expenditure and other obligations during this period. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS. THE PROJECTIONS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER ARTICLE XII. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FINANCIAL PROJECTIONS.

The Debtors prepared the Financial Projections based upon certain assumptions that they believe to be reasonable under the circumstances. The Financial Projections have not been examined or compiled by independent accountants. Moreover, such information is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. Many of the assumptions on which the Financial Projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of the Plan.

(b)	Valuation of the Debtors.

(i)	Valuation

The Debtors retained Jefferies LLC (“Jefferies”) as their financial advisor and investment banker in the Reorganization Cases. As described in greater detail in Section 10.17 hereof, the Plan is the culmination of extensive negotiations with the Investor Parties and the Ad Hoc Senior Secured Noteholders Group regarding potential plans of reorganization and the debt and equity financing commitments supporting such plans. The competitive plan formulation and negotiation process that the Debtors conducted yielded substantial benefits to various of the Debtors’ creditors, whose recoveries increased significantly. After exhaustive negotiations with both investor groups, and accounting for the views of the Creditors’ Committee and a group of non-Investor Party holders of Convertible Subordinated Notes that represented the majority of holders of Convertible Subordinated Notes who were not Investor Parties (the “Independent Convertible Noteholder Consortium”), the Debtors’ Board of Directors, in consultation with their advisors, determined that the proposal provided by the Investor Parties (the “Investor Proposal”) was the Debtors’ best available restructuring alternative. Prior to the hearing scheduled on the Debtors’ motion to authorize the Debtors to entry into certain agreements relating to the Investor Proposal, the competing investor groups reached an agreement whereby both the Investor Parties and the Ad Hoc Senior Secured Noteholders Group could participate in the debt and equity financing commitments underlying the Plan. 21

In conjunction with the restructuring transactions contemplated by the Plan, the Debtors will sell the Direct Purchase Shares for $37 million, and conduct a Rights Offering for approximately $238 million of New Common Stock, which Rights Offering will be fully backstopped by the Investor Parties and Silver Point. In connection with consummation of the Plan, the Debtors will enter into the New First Lien Term Loan, which will have an initial principal amount of $100 million, and will be fully drawn upon the Effective Date of the Plan. After taking into account anticipated distributions under the Plan, Jefferies estimates the valuation of the newly issued securities implied by the debt and equity financing commitments being provided in connection with consummation of the Plan to be approximately $413 million, comprised of approximately $100 million of debt and approximately $313 million of equity value. The Rights Offering Stock is valued by the various parties in interest at $20 per share.

Jefferies believes the value provided under the Plan is currently the best measure of the Debtors’ value in light of, among other things, the competitive plan formulation and negotiation process that took place in May and June 2013 with the Investor Parties and the Ad Hoc Senior Secured Noteholders Group. Jefferies also believes that this process resulted in the highest value for the Debtors, their estates and their creditors.

The valuation described herein does not constitute a recommendation to any Holder of Claims against the Debtors as to how to vote on the Plan. The estimated reorganization value also does not constitute an opinion as to the fairness, from a financial point of view, of the consideration to be received under the Plan or of the terms and provisions of the Plan.

Based on the foregoing, the equity value of the New Common Stock of Reorganized KV also is $20 per share. 22

[21]	In addition, the Independent Convertible Noteholder Consortium also reached agreement with the Investor Parties regarding the Investor Proposal.

[22]	The share price is the price per share prior to dilution by New Common Stock to be issued to management under the Management Incentive Plan.

Jefferies assumes that the Financial Projections prepared by management and attached hereto as Exhibit 3, have been reasonably prepared in good faith and on a basis reflecting the best available estimates and judgments of the Debtors as to the future operating and financial performance of the Reorganized Debtors.

(ii)	Valuation Considerations

The valuation of the newly issued securities implied by the debt and equity financing commitments being provided in connection with consummation of the Plan is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long term basis; and (4) other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Chapter 11 Cases or by other factors not possible to predict. Accordingly, the implied value stated herein and the Plan of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.

(c)	Best Interests Test.

The “best interests” test requires that the Bankruptcy Court find either:

●	that all members of each impaired class have accepted the plan; or

●

that each holder of an allowed claim or interest of each impaired class of claims or interests will under the plan receive or retain on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

To determine what holders of Claims and Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of liquidation under chapter 7 of the Bankruptcy Code. The Cash amount that would be available for satisfaction of Claims and Interests would consist of the proceeds resulting from the disposition of the assets and properties of the Debtors, augmented by the Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be: (i) first, reduced by the amount of the Allowed DIP Claims and the secured portion of the Allowed Senior Secured Notes Claims and other Secured Claims; (ii) second, reduced by the costs and expenses of liquidation under chapter 7 (including the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage) and such additional administrative claims that might result from the termination of the Debtors’ business; and (iii) third, reduced by the amount of the Allowed Administrative Expense Claims, U.S. Trustee Fees, Allowed Priority Tax Claims, and Allowed Priority Non-Tax Claims. Any remaining net cash would be allocated to creditors and stakeholders in strict order of priority of claims contained in section 726 of the Bankruptcy Code. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts (including vendor and customer contracts) assumed or entered into by the Debtors prior to the filing of the chapter 7 cases. Certain claims that would otherwise be paid over the course of many years would be accelerated, such as the Qui Tam Claims and ETHEX Criminal Fine Claims.

To determine if the Plan is in the best interests of each impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ assets and properties, after subtracting the amounts attributable to the foregoing Claims, must be compared with the value of the property offered to each such Class of Claims under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Reorganization Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to the liquidation of the Debtors under chapter 7.

Moreover, the Debtors believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case would be materially less than the value of distributions under the Plan and any distribution in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for up to six months after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

The Debtors, with the assistance of Jefferies, have prepared a liquidation analysis that summarizes the Debtors’ best estimate of recoveries by creditors and equity interest holders in the event of liquidation as of May 31, 2013 (the “Liquidation Analysis”), which is attached hereto as Exhibit 2. The Liquidation Analysis provides: (a) a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates, and (b) the expected recoveries of the Debtors’ creditors and equity interest holders under the Plan. As reflected in the Liquidation Analysis, the following Classes of Claims and Interests would have a zero percent (0%) recovery on their Claims or Interests in a liquidation: Class 1, Class 2, Class 3 (to the extent unsecured) Class 4, Class 5, Class 6, Class 7, Class 8(a), Class 8(b) and Class 9. In addition, recoveries on Administrative Expense Claims, Priority Tax Claims and U.S. Trustee Fees also would be between 0% and 79%.

The Liquidation Analysis contains a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Accordingly, the values reflected might not be realized. The chapter 7 liquidation period is assumed to last 90 to 120 days following the appointment of a chapter 7 trustee, allowing for, among other things, the discontinuation and wind-down of operations, the sale of the operations, the sale of assets, the collection of receivables and the finalization of tax affairs. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan.

7.3.	Classification of Claims and Interests.

The Debtors believe that the Plan meets the classification requirements of the Bankruptcy Code, which require that a chapter 11 plan place each claim and interest into a class with other claims or interests that are “substantially similar.”

7.4.	Consummation.

The Plan will be consummated on the Effective Date. The Effective Date will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section 11.2 of the Plan, have been satisfied or waived pursuant to the Plan.

The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

7.5.	Dissolution of the Creditors’ Committee.

The Creditors’ Committee shall be automatically dissolved on the Effective Date and, on the Effective Date, each member (including each officer, director, employee or agent thereof) of the Committee and each professional retained by the Committee shall be released and discharged from all rights, duties, responsibilities and obligations arising from, or related to, the Debtors, their membership on the Creditors’ Committee, the Plan or the Reorganization Cases, except with respect to: (i) any matters concerning any Fee Claims held or asserted by any professionals retained by the Committee; or (ii) any appeals of the Confirmation Order, or any appeal relating to the Postpetition Interest Amount, through the date such appeals are finally decided, settled, withdrawn or otherwise resolved.

7.6.	Post-Confirmation Jurisdiction of the Bankruptcy Court.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in, arising under, or related to the Reorganization Cases for, among other things, the following purposes:

(a)     To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the Cure Disputes resulting therefrom;

(b)     To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)     To hear and resolve any disputes arising from or relating to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004, or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)     To ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan;

(e)     To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)     To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)     To issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)     To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)     To hear and determine all Fee Claims;

(j)     To resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k)     To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated by the Plan, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(l)     To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release or injunction provisions set forth herein, or to maintain the integrity of the Plan following consummation;

(m)     To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)     To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)     To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(p)     To resolve any disputes concerning whether a Person or entity had sufficient notice of the Reorganization Cases, the Disclosure Statement Hearing, the Confirmation Hearing, any applicable Bar Date, or the deadline for responding or objecting to a Cure Amount, for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose;

(q)     To recover all Assets of the Debtors and property of the Estates, wherever located;

(r)     To resolve any disputes regarding the subordination provisions or agreements contained in the Convertible Subordinated Notes Indenture; and

(s)     To enter a final decree closing each of the Reorganization Cases.

ARTICLE VIII.

ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

If the Plan is not consummated, the Debtors’ capital structure will remain over-leveraged and the Debtors will be unable to satisfy in full their debt obligations. Accordingly, if the Plan is not confirmed and consummated, the alternatives include:

8.1.	Alternative Plan(s) of Reorganization.

In formulating and developing the Plan, the Debtors have explored numerous alternatives and engaged in an extensive negotiating process with the Investor Parties (who collectively hold approximately 62.5% in principal amount of the Convertible Subordinated Notes), as well as the Ad Hoc Senior Secured Noteholders Group, who had supported the original version of the Plan filed on January 7, 2013 (together with the amended versions of the Plan filed on March 18, 2013, April 22, 2013, and May 1, 2013, collectively, the “Original Plan”). As described in greater detail in Section 10.17 hereof, following the Debtors’ receipt of the Investor Proposal in April 2013, the Investor Parties and Ad Hoc Senior Secured Noteholders Group each submitted multiple restructuring proposals and counterproposals and ultimately reached a consensual agreement amongst themselves, culminating with the negotiation and documentation of the current version of the Plan. See Section 10.17, “Events Leading to Formulation of Plan; Global Settlement”.

The Plan is the product of a competitive plan proposal process, which process has yielded substantially improved recoveries to holders of Claims across the Debtors’ capital structure relative to the Original Plan. The terms of the Plan reflect good faith, arms length negotiations among the Debtors, the Investor Parties, and the Ad Hoc Senior Secured Noteholders Group, as well as the Creditors’ Committee, the Convertible Subordinated Notes Indenture Trustee, and Independent Convertible Noteholder Consortium.

The Debtors believe, based on the competitive plan proposal process described herein and in Section 10.17, that the Plan represents their best available restructuring alternative. The Debtors further believe that the Plan fairly adjusts the rights of various Classes of Claims, and also provides superior recoveries to Classes 3, 4, 5, 6 and 7 over any alternative capable of rational consideration (such as a chapter 7 liquidation), thus enabling stakeholders to maximize their returns.

8.2.	Liquidation Under Chapter 7 of the Bankruptcy Code.

The Debtors could be liquidated under chapter 7 of the Bankruptcy Code. A discussion of the effect a chapter 7 liquidation would have on the recoveries of the holders of Claims is set forth in Article VII of this Disclosure Statement. The Debtors believe that liquidation would result in lower aggregate distributions being made to creditors than those provided for in the Plan, which is demonstrated by the Liquidation Analysis set forth in Article VII and attached as Exhibit 2 to this Disclosure Statement.

THE DEBTORS BELIEVE THAT CONFIRMATION OF the Plan IS PREFERABLE TO ANY ALTERNATIVE BECAUSE the Plan MAXIMIZES THE AMOUNT OF DISTRIBUTIONS TO ALL HOLDERS OF CLAIMS AND ANY ALTERNATIVE TO CONFIRMATION OF the Plan WILL RESULT IN SUBSTANTIAL DELAYS IN THE DISTRIBUTION OF ANY RECOVERIES. THEREFORE, THE DEBTORS RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON the Plan VOTE TO ACCEPT the Plan.

8.3.	Dismissal of the Debtors’ Reorganization Cases.

Dismissal of the Debtors’ Reorganization Cases would have the effect of restoring (or attempting to restore) all parties to the status quo ante. Upon dismissal of the Reorganization Cases, the Debtors would lose the protection of the Bankruptcy Code, thereby requiring, at the very least, an extensive and time consuming process of negotiations with their creditors, and possibly resulting in costly and protracted litigation in various jurisdictions. Moreover, holders of Secured Claims may be permitted to foreclose upon the assets that are subject to their Liens, which is likely all of the Debtors’ assets, including all of their Cash. Dismissal may also permit certain unpaid unsecured creditors to obtain and enforce judgments against the Debtors. The Debtors believe that these actions would seriously undermine their ability to obtain financing and could lead ultimately to the liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Therefore, the Debtors believe that dismissal of the Reorganization Cases is not a viable alternative to the Plan.

ARTICLE IX.

SUMMARY OF VOTING PROCEDURES

This Disclosure Statement, including all exhibits hereto and the related materials included herewith, is being furnished to the holders of Claims in Classes 3, 4, 5, 6 and 7, which are the only Classes entitled to vote on the Plan.

All votes to accept or reject the Plan must be cast by using the Ballot enclosed with this Disclosure Statement (or, with respect to beneficial holders of Senior Secured Notes Claims (Class 3) and Convertible Subordinated Notes Claims (Class 6) voting through an Intermediary, by using the Ballot provided to such holders by their respective Intermediaries). No other votes will be counted. Consistent with the provisions of Bankruptcy Rule 3018, the Debtors have fixed July 11, 2013, at 5:00 p.m. (prevailing Eastern Time) as the Voting Record Date. Ballots must be RECEIVED by the Voting Agent no later than the Voting Deadline, 4:00 p.m. (prevailing Eastern Time) on August 16, 2013, unless the Debtors, at any time, in their sole discretion, extend such date by oral or written notice to the Voting Agent, in which event the period during which Ballots will be accepted will terminate at 4:00 p.m. (prevailing Eastern Time) on such extended date. See Section 1.4 “Voting; Holders of Claims Entitled to Vote” above for additional disclosures regarding voting, including voting by an Intermediary.

Ballots previously delivered may be withdrawn or revoked at any time prior to the Voting Deadline by the beneficial owner on the Voting Record Date who completed the original Ballot. Only the person or nominee who submits a Ballot can withdraw or revoke that Ballot. A Ballot may be revoked or withdrawn either by submitting a superseding Ballot or by providing written notice to the Voting Agent.

Acceptances or rejections may be withdrawn or revoked prior to the Voting Deadline by delivering a written notice of withdrawal or revocation to the Voting Agent. To be effective, notice of revocation or withdrawal must: (a) be received on or before the Voting Deadline by the Voting Agent at its address specified in Section 1.4 above; (b) specify the name of the holder of the Claim whose vote on the Plan is being withdrawn or revoked; (c) contain the description of the Claim as to which a vote on the Plan is withdrawn or revoked; and (d) be signed by the holder of the Claim who executed the Ballot reflecting the vote being withdrawn or revoked, in the same manner as the original signature on the Ballot. The foregoing procedures should also be followed with respect to a person entitled to vote on the Plan who wishes to change (rather than revoke or withdraw) its vote.

ARTICLE X.

DESCRIPTION AND HISTORY OF CHAPTER 11 CASES

10.1.	General Case Background.

On August 4, 2012, each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. On August 7, 2012, the Bankruptcy Court entered an order [Docket No. 26] authorizing the joint administration of the Reorganization Cases, for procedural purposes only, under Case No. 12-13346. The Honorable Allan L. Gropper is presiding over the Reorganization Cases. The Debtors continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. As of the date hereof, no request has been made for the appointment of a trustee or examiner in the Reorganization Cases.

The following is a brief description of certain significant events that have occurred during the pendency of the Reorganization Cases.

10.2.	Retention of Professionals.

To assist them in carrying out their duties as debtors in possession, and to otherwise represent their interests in the Reorganization Cases, the Debtors filed with the Bankruptcy Court applications seeking entry of orders authorizing the Debtors to retain: (a) Willkie Farr & Gallagher LLP as their restructuring counsel [Docket No. 77]; (b) Jefferies as their investment banker and financial advisors [Docket No. 78]; (c) Williams & Connolly LLP as their special litigation counsel [Docket No. 114]; (d) SNR Denton US LLP as their special litigation and regulatory counsel [Docket No. 115]; and (e) Ernst & Young LLP as their tax advisor [Docket No. 116]. On September 28, 2012, the Bankruptcy Court entered orders [Docket Nos. 222, 224, 225, and 226, respectively] approving the applications other than Jefferies, whose application was approved by order dated, October 10, 2012 [Docket No. 268].

On August 7, 2012, the Bankruptcy Court entered an order [Docket No. 28] approving the Debtors’ application [Docket No. 11], pursuant to 28 U.S.C. § 156(c), authorizing the Debtors to retain Epiq as the Debtors’ claims, noticing and balloting agent. On August 29, 2012, the Bankruptcy Court entered an order [Docket No. 223] approving the Debtors’ application, pursuant to section 327(a) of the Bankruptcy Code, authorizing the Debtors to retain Epiq as administrative agent for the Debtors [Docket No. 111].

Additionally, on September 28, 2012, the Bankruptcy Court entered an order [Docket No. 227] approving the Debtors’ motion seeking authority, pursuant to section 327(e) of the Bankruptcy Code, to employ certain additional professionals, utilized in the ordinary course, to assist the Debtors in their day-to-day business operations [Docket No. 110].

10.3.	Employment Obligations.

(a)	Prepetition Employee Compensation.

The Debtors believe that the continued efforts of their employees are critical to a successful reorganization. On the Petition Date, the Debtors filed with the Bankruptcy Court a motion (the “Employee Wage Motion”) for entry of an order authorizing the Debtors to pay, among other items, prepetition employee wages, salaries, and other compensation, prepetition employee business expenses, withholding taxes, payroll-related taxes, and other miscellaneous prepetition employee expenses and employee benefits [Docket No. 5]. On August 7, 2012 and August 23, 2012, the Bankruptcy Court entered orders granting interim and final approval of the Employee Wage Motion, respectively [Docket Nos. 29 and 86].

(b)	Sales Incentive/Severance Plans.

In addition to fixed compensation, in the ordinary course of business, the Debtors’ sales personnel (including sales representatives, senior sales representatives, district managers, area sales directors and a national sales director) receive quarterly incentive payments in accordance with the Debtors’ sales incentive program (the “Sales Incentive Plan”). Under the Sales Incentive Plan, such sales personnel are compensated based on their attainment of quarterly sales targets set by management. On August 23, 2012, the Bankruptcy Court authorized the Debtors to pay sales incentive obligations owing on account of the full fiscal year 2013 [Docket No. 90]. On November 27, 2012, the Bankruptcy Court authorized the Debtors to pay sales incentive obligations owing to their then current employees on account of the second quarter of fiscal year 2013 [Docket No. 400].

In addition, in the ordinary course of business, the Debtors maintain a severance plan for the benefit of certain eligible employees (as amended from time to time, the “Severance Plan”). Pursuant to the Severance Plan, an eligible employee who is terminated in connection with a workforce reduction or the elimination of the applicable employee’s position with the Debtors is entitled to receive severance benefits equal to a specified multiple of such employee’s weekly base rate of pay, subject to entry into a written separation agreement with the Debtors. In September 2012, the Debtors reduced the size of their workforce, terminating fifty-five (55) employees who were eligible for payments under the Sales Incentive Plan and/or the Severance Plan. On September 28, 2012, the Bankruptcy Court authorized the Debtors to (i) honor their obligations to such terminated employees under the Severance Plan and (ii) pay sales incentive obligations owing to such employees on account of the second quarter of fiscal year 2013 [Docket No. 229].

(c)	Non-Sales Incentive Plan

The Debtors also maintain an incentive program for certain of their non-sales personnel (the “Non-Sales Incentive Program”), including professional employees, support staff, junior managerial/supervisory staff, and certain members of more senior management (none of whom are insiders of the Debtors). Incentive payments under such program are made annually, in the ordinary course of business, based on attainment of specified corporate, departmental and individual goals. On April 16, 2013, the Bankruptcy Court authorized the Debtors to pay incentive obligations owing under the Non-Sales Incentive Program on account of the full fiscal year 2013 [Docket No. 748].

10.4.	Continuing Supplier and Customer Relations.

The Debtors believe that maintaining good relationships with their vendors, suppliers and customers is necessary to the continuity of the Debtors’ business operations during the Reorganization Cases. On the Petition Date, the Debtors filed with the Bankruptcy Court a motion seeking entry of an order authorizing the Debtors to continue certain prepetition customer programs, to satisfy, in the ordinary course of business, certain prepetition claims arising from such programs, and to pay Medicaid and other insurance rebate obligations [Docket No. 7]. On August 23, 2012, the Bankruptcy Court entered an order approving the motion [Docket No. 85], which order was subsequently amended by order, dated November 8, 2012 [Docket No. 338].

In addition, the Debtors sought entry of an order granting administrative expense status to obligations arising from postpetition delivery of goods and services ordered prepetition and authorizing the Debtors to pay such obligations in the ordinary course of business [Docket No. 79]. On September 28, 2012, the Bankruptcy Court entered an order approving the motion [Docket No. 230].

10.5.	Stabilization of Debtors’ Business Operations.

(a)	Cash Management.

The Debtors believed it would be disruptive to their operations if they were forced to significantly change their cash management system upon the commencement of the Reorganization Cases. Accordingly, on the Petition Date, the Debtors filed with the Bankruptcy Court a motion (the “Cash Management Motion”) seeking entry of an order authorizing the continued use of their cash management system and procedures, the continued use of all of their existing bank accounts, and the continuation of intercompany transactions and accordance of administrative expense status to claims for such transactions [Docket No. 4]. Hologic filed two objections (the “Cash Management Objections”) [Docket Nos. 22 and 66] to the Cash Management Motion in which it objected to, among other things, the Debtors’ request to continue their prepetition practices with respect to intercompany transfers. On August 7, 2012 and September 28, 2012, the Bankruptcy Court entered interim orders approving the Cash Management Motion [Docket Nos. 36 and 220]. Each such interim order expressly reserved Hologic’s and the Debtors’ rights in connection with the Cash Management Motion and the Cash Management Objections. Upon consummation of the Hologic Settlement Agreement (described in Section 10.11(b) below), Hologic’s objection to the Cash Management Motion was withdrawn. On January 15, 2013, the Bankruptcy Court entered an order granting the Cash Management Motion on a final basis [Docket No. 540].

(b)	Use of Cash Collateral; Extensions of Committee Challenge Deadline.

The Debtors could not meet their ongoing postpetition obligations without authorization to use cash claimed as collateral by the Senior Noteholders (“Cash Collateral”). On August 9, 2012, an agreed interim order was entered by the Bankruptcy Court authorizing the Debtors to use Cash Collateral, subject to certain terms and conditions, and granting adequate protection [Docket No. 45] (the “Interim Cash Collateral Order”). A final order (the “Final Cash Collateral Order” and, together with the Interim Cash Collateral Order, the “Cash Collateral Orders”) authorizing the use of Cash Collateral through October 18, 2012 was entered by the Bankruptcy Court on September 14, 2012 [Docket No. 144]. Subsequently, the Debtors and the Ad Hoc Senior Noteholders Group entered into and filed stipulations seeking to extend the Debtors’ authorization to use Cash Collateral. Such stipulations were approved by the Bankruptcy Court on October 16, 2012 [Docket No. 279] and November 21, 2012 [Docket No. 391]. The most recent stipulation approved by the Bankruptcy Court authorized the Debtors to continue using Cash Collateral through and including January 9, 2013. Prior to the expiration of that stipulation, on December 27, 2012, the Bankruptcy Court entered the DIP Order (defined in Section 10.12 below), which authorized the Debtors to continue to use Cash Collateral on the terms and conditions set forth therein. See Section 10.12, “The DIP Facility.”

Pursuant to the Final Cash Collateral Order, the original deadline for the Creditors’ Committee to commence a contested matter or adversary proceeding raising claims and defenses against the holders of Senior Notes was November 28, 2012 (the “Challenge Deadline”). The Challenge Deadline was extended, with the consent of the Ad Hoc Senior Noteholders Group, on three occasions pursuant to stipulations that were approved by the Bankruptcy Court on November 13, 2012, December 14, 2012 and January 25, 2013 [Docket Nos. 356, 443 and 559, respectively.]

Solely with respect to certain claims and defenses specified in the applicable orders and stipulations, the Challenge Deadline was further extended pursuant to the DIP Order itself, and stipulations entered into by the Creditors Committee and the DIP Agent thereunder [Docket Nos. 559, 628, 703, 818 and 902]. The most recent stipulation, entered on May 31, 2013, extended the Challenge Deadline through July 3, 2013.

10.6.	Utilities.

On the Petition Date, the Debtors filed with the Bankruptcy Court a motion for an order: (a) prohibiting utilities from altering, refusing or discontinuing services; (b) establishing procedures for providing deposits to requesting utility companies; (c) deeming utility companies adequately assured of future performance; and (d) establishing procedures for resolving requests for additional assurance of payment [Docket No. 9]. On August 23, 2012, the Bankruptcy Court entered an order approving the motion [Docket No. 88].

10.7.	Leases of Nonresidential Real Property.

As of the Petition Date, certain of the Debtors were parties to unexpired leases and/or subleases of nonresidential real property. Pursuant to orders entered by the Bankruptcy Court on October 19 and November 15, 2012 [Docket Nos. 289, 372], and by operation of section 365(d)(4) of the Bankruptcy Code, each such lease and sublease has been rejected. On February 13, 2013, the Bankruptcy Court entered an order [Docket No. 598] authorizing KV to enter into a new corporate headquarters lease agreement for premises located at 16640 Chesterfield Grove Road, Suite 200, Chesterfield, Missouri 63005. See Section 10.16, “Entry Into New Headquarters Lease Agreement.”

10.8.	Appointment of a Creditors’ Committee.

Pursuant to section 1102(a)(1) of the Bankruptcy Code, on August 13, 2012, the U.S. Trustee appointed the Creditors’ Committee. The original members of the Creditors’ Committee are set forth below:

Deutsche Bank Trust Company Americas

100 Plaza One, 6th Floor

Mail Stop JCY03-0699

Jersey City, NJ 07311-3901

Attn: Stanley Burg

Vice President

Capital Ventures International
c/o Susquehanna Advisors Group, Inc.
401 City Avenue, Suite 220
Bala Cynwyd, PA 19004
Attn: Todd Silverberg
          Vice President

S.A.C Arbitrage Fund, LLC
c/o S.A.C. Capital Advisors, L.P.
72 Cummings Point Road
Stamford, CT 06902
Attn: Stuart Davidoff

Applied Discovery, Inc.
13427 NE 16th Street
Bellevue, WA 98005
Attn: Jennelle Evanoff
          Vice President, Finance

Poretta & Orr, Inc.
450 East Street
Doylestown, PA 18901
Attn: Richard Orr
          Finance Director

As of the date hereof, each of Capital Ventures International, S.A.C. Arbitrage Fund, LLC, and Poretta & Orr, Inc. had resigned voluntarily from the Creditors’ Committee.

On September 25, 2012, the Creditors’ Committee filed with the Bankruptcy Court applications seeking entry of orders authorizing the Creditors’ Committee to retain (i) Stroock & Stroock & Lavan LLP as its primary counsel [Docket No. 202], (ii) Duff & Phelps, LLC as its financial advisor [Docket No. 205] and (iii) Arnall Golden Gregory LLP as its regulatory counsel [Docket No. 207]. On October 10, 2012, the Bankruptcy Court approved such retentions [Docket Nos. 270-72]. On April 16, 2013, the Bankruptcy Court entered an amended order authorizing the retention and employment of Duff & Phelps, LLC to August 13, 2012 [Docket No. 751].

On October 22, 2012, the Bankruptcy Court entered a stipulation and agreed order between the Debtors and the Creditors’ Committee regarding the Creditors’ Committee’s obligation to provide access to certain information to its constituents under the Bankruptcy Code [Docket No. 298]. That stipulation and order also authorized Epiq to administer a website established by the Creditors’ Committee’s for the benefit of creditors.

On December 19, 2012, the Creditors’ Committee filed with the Bankruptcy Court an application for an order authorizing the Creditors’ Committee to retain Curtis, Mallet-Prevost, Colt & Mosle LLP as conflicts counsel to the Creditors’ Committee in connection with the Declaratory Judgment Motion (defined below in Section 10.13(f)) [Docket No. 457]. On January 15, 2013, the Bankruptcy Court entered an order approving such retention [Docket No. 538].

On April 16, 2013, the Bankruptcy Court entered an amended and restated order approving the retention of Duff & Phelps, LLC on revised terms, nunc pro tunc to August 13, 2012, and authorized the Creditors’ Committee to retain FourSquare Partners as a consultant to the Committee in connection with the Reorganization Cases [Docket No. 751].

10.9.	Section 341 Meeting.

On September 24, 2012, the U.S. Trustee convened a meeting of creditors (the “341 Meeting”) pursuant to section 341(a) of the Bankruptcy Code. Mr. Thomas S. McHugh, Treasurer and Vice President of K-V Discovery Solutions, Inc., and Treasurer and Vice President or Chief Financial Officer of the other Debtors, attended the 341 Meeting on behalf of the Debtors. The 341 Meeting was closed on September 24, 2012.

10.10.	Schedules, Statements and Bar Date.

(a)	Schedules and Statements.

On September 17, 2012, each Debtor filed with the Bankruptcy Court its Schedules of Assets and Liabilities (“Schedules”) and Statement of Financial Affairs (“SoFA”). The Schedules and SoFAs are available electronically free of charge at http://dm.epiq11.com/KVD.

(b)	Bar Date.

On October 10, 2012, the Debtors filed with the Bankruptcy Court a motion seeking an order establishing the bar dates for filing proof of certain claims against the Debtors that arose on or prior to the Petition Date, and approving the form and manner of notice of each bar date [Docket No. 266]. On October 19, 2012, the Bankruptcy Court entered an order [Docket No. 288] (the “Bar Date Order”) approving the motion and fixing November 30, 2012 as the Bar Date to file proofs of claim for all creditors other than governmental units (the “General Bar Date”), and January 31, 2013 as the Bar Date for governmental units (as such term is defined in the Bankruptcy Code) (the “Governmental Unit Bar Date”). Pursuant to the Bar Date Order, any creditor affected by an amendment or supplement to the Schedules and SoFAs is required to file a proof of claim by the later of (a) the applicable Bar Date and (b) the date that is thirty (30) days from the date of service of the notice to the affected creditors that the Schedules and SoFAs have been amended or supplemented. Additionally, any counterparty to an executory contract or unexpired lease with the Debtors that is rejected by the Debtors must file a proof of claim for damages arising from such rejection by the later of: (x) the applicable Bar Date, (y) the date that is thirty (30) days following the date of service of notice of entry of an order authorizing the rejection of such executory contract or unexpired lease (which order may include an order confirming a plan of reorganization for the Debtors pursuant to chapter 11 of the Bankruptcy Code), and (z) the date set by any other order of the Bankruptcy Court authorizing the rejection of such contract or lease.

In accordance with the Bar Date Order, on October 30, 2012, a notice regarding the Bar Dates (the “Bar Date Notice”) was published in The New York Times, and on October 31, 2012, the Bar Date Notice was published in the St. Louis Post-Dispatch. In addition, on or before, October 25, 2012, a proof of claim form and the Bar Date Notice were mailed to all known entities holding potential prepetition claims against the Debtors.

Following passage of the General Bar Date and Governmental Unit Bar Date, over 360 proofs of claim had been filed against the Debtors in the Reorganization Cases.

10.11.	Hologic Matters.

(a)	Hologic Motion for Relief from the Automatic Stay.

On September 5, 2012, Hologic filed a motion for relief from the automatic stay of section 362 of the Bankruptcy Code (the “Lift Stay Motion”) [Docket No. 120], alleging, among other things, that “cause” existed to lift the automatic stay pursuant to section 362(d)(1) of the Bankruptcy Code due to the threatened and actual continuing decline in the value of Hologic’s interests in its Makena® collateral, and that it was not adequately protected. On September 18, 2012, a stipulation and scheduling order relating to the Lift Stay Motion was entered by the Bankruptcy Court [Docket No. 169].

On September 20, 2012, the Debtors filed an objection to the Lift Stay Motion [Docket No. 173] (the “Lift Stay Objection”) asserting that the value of Hologic’s collateral was not declining and that Hologic’s interests in its collateral were adequately protected by a substantial equity cushion in such assets, and disputing the amount of Hologic’s secured claim and the extent of Hologic’s alleged security interest in its Makena® collateral. The Creditors’ Committee also objected to the Lift Stay Motion [Docket No. 174]. On September 25, 2012, Hologic filed a reply to the Lift Stay Objection [Docket No. 190].

A preliminary hearing on the relief sought in the Lift Stay Motion was held before the Bankruptcy Court on September 27, 2012. Thereafter, Hologic and the Debtors engaged in extensive discovery in connection with the litigation of the Lift Stay Motion, exchanging thousands of pages of documents as well as expert reports and rebuttal reports in support of their respective positions.

(b)	Hologic Settlement Agreement.

On December 5, 2012, the Debtors (subject to Bankruptcy Court approval) and the Hologic Parties entered into a settlement agreement (the “Hologic Settlement Agreement”) resolving the Lift Stay Motion and all other outstanding claims and disputes between the Debtors and the Hologic Parties. That same day, the Debtors filed a motion seeking Bankruptcy Court approval of the Hologic Settlement Agreement [Docket No. 412]. Pursuant to the Hologic Settlement Agreement, all then-pending litigation or other disputes between any of the Debtors and any of the Hologic Parties was stayed. On December 19, 2012, the Creditors’ Committee filed an objection to the motion to approve the Hologic Settlement Agreement [Docket No. 455]; such objection was resolved in connection with the settlement of the Creditors’ Committee’s objection to the DIP Motion (defined below) described in Section 10.12 hereof. On December 27, 2012, the Bankruptcy Court entered an order approving the Hologic Settlement Agreement [Docket No. 498].

Pursuant to the Hologic Settlement Agreement, on December 28, 2012, Hologic was paid $60,000,000 (the “Settlement Amount”) from the proceeds of the DIP Facility in full satisfaction and discharge of all claims of the Hologic Parties against the Debtors arising from or related to the Hologic Purchase Agreement and the Reorganization Cases. Further, upon payment of the Settlement Amount, the proof of claim filed by Hologic in the Reorganization Cases was deemed satisfied in full and expunged from the claims register. The Hologic Settlement Agreement also provided for mutual releases of all claims in favor of the parties thereto and their representatives and related parties.

The Debtors’ entry into the Hologic Settlement Agreement eliminated the risk that the Debtors lose the lift stay motion and allow the Debtors to move forward with their efforts to formulate a plan of reorganization based upon Makena®. Among other things, the Hologic Settlement Agreement also avoided the substantial time, resources and expenses associated with the ongoing, and future, litigation with Hologic. Absent entry into the Settlement Agreement, the Debtors and the Hologic Parties would have remained embroiled in value-eroding litigation relating to, among other things, Hologic’s lift stay motion. Moreover, in light of the arguments raised by the parties in such litigation, future litigation between the Hologic Parties and the Debtors was otherwise inevitable in the absence of a consensual resolution of the parties’ disputes.

10.12.	The DIP Facility.

In order to consummate the Hologic Settlement Agreement and pay the Settlement Amount to the Hologic Parties, the Debtors required debtor-in-possession financing. In connection therewith, the Debtors contacted over thirty (30) parties in an effort to procure such financing, but received only three formal proposals. Ultimately, the Debtors determined that, under the circumstances, the postpetition financing proposal submitted by the Ad Hoc Senior Secured Noteholders Group was the best available proposal.

Consequently, on December 11, 2012, the Debtors filed with the Bankruptcy Court a motion (the “DIP Motion”) seeking entry of an order authorizing the Debtors to, among other things: (a) obtain senior secured priming debtor-in-possession financing in the aggregate principal amount of $85,000,000, subject to the terms of the DIP Credit Agreement (the “DIP Facility”); and (b) use the cash collateral of the senior secured noteholders and grant the senior secured noteholders certain adequate protection relating to such use [Docket No. 431].

KV is the borrower under the DIP Facility, and each of the other Debtors are guarantors. Silver Point Finance, LLC is the DIP Agent, and the initial DIP Lenders consist of affiliates or funds of each of Silver Point Finance, LLC, Whitebox Advisors, LLC and Pioneer Investment Management, Inc. The DIP Facility is secured by priming, first-priority liens on substantially all of the Debtors’ assets. The proceeds of the DIP Facility funded the settlement payment to Hologic contemplated by the Hologic Settlement Agreement, and were used for other purposes permitted by the DIP Credit Agreement and related budget.

Shortly after filing the DIP Motion, the Creditors’ Committee served document requests and deposition notices on, among others, the Debtors’ Chief Executive Officer, Chief Financial Officer and lead Director of KV’s Board of Directors, Jefferies, Hologic, Silver Point, in its capacity as a member of the Ad Hoc Senior Secured Noteholders Group, Houlihan Lokey LLP, in its capacity as the financial advisor and investment banker to the Ad Hoc Senior Secured Noteholders Group. Thereafter, the Debtors and the Ad Hoc Senior Secured Noteholders Group served document requests and deposition notices on the Creditors’ Committee and the Chairman of the Creditors’ Committee. On December 19, 2012, the Creditors’ Committee filed an objection to the DIP Motion [Docket No. 455]. Certain other parties also filed objections to the DIP Motion [Docket Nos. 446, 449, 450]. After negotiations among the Debtors, the Ad Hoc Senior Secured Noteholders Group, and the various objectors to the DIP Motion, including the Creditors’ Committee, the parties reached a settlement of all issues relating to the DIP Motion, and the DIP Facility and proposed order granting the DIP Motion were revised to reflect the compromises agreed to by such parties. Thereafter, on December 27, 2012, following a hearing, the Bankruptcy Court entered a final order granting the relief requested in the DIP Motion to the extent set forth therein [Docket No. 497] (the “DIP Order”).

The DIP Facility has been amended on several occasions and the Debtors have obtained waivers of defaults related to the plan milestones contained therein. In connection with the Global Settlement, the DIP Facility has been further amended to, among other things, remove the plan-related milestones.

10.13.	Other Material Postpetition Litigation and Settlements.

(a)	Adversary Proceeding Against Particle Dynamics International, LLC and Fifth Third Bank.

On September 5, 2012, certain of the Debtors commenced an adversary proceeding (Adv. Pro. No. 12-01861) (the “Adversary Proceeding”) against PDI LLC and Fifth Third Bank (collectively, the “PDI Defendants”). The Debtors’ complaint [Adv. Pro. Docket No. 1] requests, pursuant to section 542 of the Bankruptcy Code, that the PDI Defendants turn over certain funds held in an escrow account in accordance with the PDI Agreement (the “PDI Escrow”), which the Debtors believed were being improperly withheld. On October 22, 2012, PDI LLC filed an answer to the complaint and a counterclaim against Debtors KV, DrugTech and KV Discovery alleging breach of contract with respect to the PDI Agreement [Adv. Pro. Docket No. 18]. Also on October 22, 2012, Fifth Third Bank filed an answer to the complaint in the Adversary Proceeding, and asserted a counterclaim against certain of the Debtors and a cross-claim against PDI LLC, each seeking reimbursement of its fees and expenses incurred in connection with the Adversary Proceeding [Adv. Pro. Docket No. 19]. On November 12, 2012, the Debtor-plaintiffs filed answers to each of the PDI Defendants’ counterclaims, and PDI LLC filed an answer to Fifth Third Bank’s cross-claim [Adv. Pro. Docket Nos. 22-24]. On November 16, 2012, the Bankruptcy Court conducted a preliminary pretrial conference.

In February 2013, the Debtors and PDI Defendants entered into a settlement agreement resolving the PDI Escrow dispute and the Adversary Proceeding (the “PDI Settlement Agreement”). The PDI Settlement Agreement generally provides for $550,000 of the funds in the PDI Escrow to be released to the PDI Defendants, and for the remaining escrowed funds (totaling approximately $1.3 million) to be returned to the Debtors. On February 20, 2013, the Debtors filed a motion seeking Bankruptcy Court approval of the PDI Settlement Agreement [Docket No. 611]. On March 13, 2013, the Bankruptcy Court granted such motion [Docket No. 665]. The remaining escrowed funds were returned to the Debtors on or around March 29, 2013.

(b)	Actions Against Compounding Pharmacies.

In addition to the continuation of their prepetition litigation against certain state Medicaid agencies, since the Petition Date the Debtors have pursued actions against various pharmacies engaged in the compounding of 17P. On October 12, 2012, the Debtors filed a motion with the Bankruptcy Court [Docket No. 275] (the “2004 Motion”) seeking an order authorizing and directing the production of documents by Wedgewood Village Pharmacy Inc., PharMerica, Inc. and Alere Women’s and Children’s Health, LLC (collectively, the “Examinees”) pursuant to Bankruptcy Rule 2004. The Debtors are seeking information pertaining to claims the Debtors may have against the Examinees for deceptive and improper marketing and sales practices relating to their compounded 17P products and services. Preliminary hearings on the 2004 Motion were held before the Bankruptcy Court on November 16, 2012 and December 13, 2012. In an effort to resolve the 2004 Motion consensually, the Debtors engaged in negotiations with the Examinees regarding the scope of the Debtors’ document and information requests. Ultimately, the Debtors entered into stipulated orders with each of the Examinees granting the 2004 Motion to the extent set forth therein [Docket Nos. 473, 476 and 478] (the “2004 Orders”), as well as related protective orders [Docket Nos. 474, 477 and 479] (as may be amended from time to time, the “Protective Orders”), which were entered by the Bankruptcy Court on December 21, 2012. Subject to the terms of the Protective Orders, the Debtors may use documents or other information obtained pursuant to the 2004 Orders in connection with litigation commenced by the Debtors (if any) prior to, on, or after the Effective Date.

The provisions of the Protective Orders survive the Effective Date as and to the extent set forth therein and, notwithstanding anything to the contrary contained herein or the Plan, the rights and obligations of the parties thereto for any breach thereof also shall survive the Effective Date.

(c)	Settlement With the Zydus Parties.

As described in Section 3.1(b) above, in August 2011, substantially all of KV Generic’s assets, including its generic products business, were sold to the Zydus Parties for $60.5 million in cash, of which $7.5 million was deposited in an escrow account to satisfy certain post-closing indemnification obligations of the Company (the “Zydus Escrow”). The purchase agreement between the Company and the Zydus Parties contemplated that, no later than August 8, 2012, the parties would issue joint written instructions to the escrow agent for the Zydus Escrow to release the funds therein to the Company. However, the Zydus Parties refused to issue such instructions as a result of alleged indemnification and other claims asserted by the Zydus Parties against certain of the Debtors.

In resolution of the Zydus Escrow dispute, on October 19, 2012, the Zydus Parties and certain of the Debtors entered into a settlement agreement (the “Zydus Settlement Agreement”). Under the Zydus Settlement Agreement, among other things: (a) $6.525 million of the $7.5 million in the Zydus Escrow was released to the Debtors, $475,000 of the escrowed funds were disbursed to the Zydus Parties, and the remaining $500,000 remained in escrow as security for the Debtors’ obligations to indemnify the Zydus Parties in connection with a certain personal injury action against the Debtors and Zydus Parties; (b) the Zydus Parties agreed to pay approximately $400,000 in back rent owing to the Debtors under a sublease between the Debtors and the Zydus Parties; and (c) the sublease agreement and certain other agreements between the Zydus Parties and the Debtors were terminated.

On November 16, 2012, the Bankruptcy Court approved the Debtors’ motion seeking approval of the settlement with the Zydus Parties [Docket No. 383].

(d)	Convertible Subordinated Notes Indenture Trustee’s Rule 2004 Motion

On November 21, 2012, the Convertible Subordinated Notes Indenture Trustee filed a motion [Docket No. 393] (the “DB Rule 2004 Motion”) requesting entry of an order pursuant to Bankruptcy Rule 2004 authorizing the issuance of a subpoena (i) for the production of documents by and (ii) directing the examination of KV, Thompson Coburn LLP, in its capacity as securities counsel to KV, and Cleary Gottlieb Steen & Hamilton LLP, in its capacity as counsel to the initial purchasers of the Convertible Subordinated Notes. By the DB Rule 2004 Motion, the Convertible Subordinated Notes Indenture Trustee is seeking to determine whether the publicly filed version of the Convertible Subordinated Notes Indenture was the version of the Convertible Subordinated Notes Indenture signed at closing and, according to the Convertible Subordinated Notes Indenture Trustee, was “therefore the Indenture under which the Notes were issued.” DB Rule 2004 Motion, p. 6. In particular, the Convertible Subordinated Notes Indenture subordination provision provides that “Senior Indebtedness” is required to be paid “in cash or cash equivalent.” See Convertible Subordinated Notes Indenture, Article XI. The Convertible Subordinated Notes Indenture Trustee asserts that such language was not included in the version of the Convertible Subordinated Notes Indenture signed at closing and, thus, unless the inclusion of the requirement that Senior Indebtedness be paid in cash or cash equivalent was done by amendment in accordance with Article IX of the Convertible Subordinated Notes Indenture (which governs amendments thereto), the Convertible Subordinated Notes Indenture was not properly amended post-closing.

On December 11, 2012, the Creditors’ Committee filed a joinder to the DB Rule 2004 Motion [Docket No. 431]. The hearing on the DB Rule 2004 Motion has been adjourned by the parties from time to time. In light of the Global Settlement, the issues raised by the DB Rule 2004 Motion should not be required to be resolved.

(e)	United States Non-Dischargeability Adversary Proceeding.

On November 26, 2012, the United States of America, through the United States Attorney for the Southern District of New York (the “United States”) commenced an adversary proceeding (Adv. Pro. No. 12-02005) (the “Non-Dischargeability Adversary Proceeding”) against KV. The complaint filed by the United States [Adv. Pro. Docket No. 1] (the “Non-Dischargeability Complaint”), seeks, among other relief, a declaration by the Bankruptcy Court that the Debtors’ obligations in respect of the ETHEX Criminal Fine Claims and Qui Tam Claims are non-dischargeable pursuant to sections 523(a) and 1141(d)(6) of the Bankruptcy Code. KV’s deadline to answer or otherwise respond to the Non-Dischargeability Complaint has been extended consensually by the parties from time to time. As of the date hereof, KV’s deadline to respond to the Non-Dischargeability Complaint is August 1, 2013 [Adv. Pro. Docket No. 8]. The Debtors are attempting to negotiate with the United States regarding a consensual resolution of the issues underlying the Non-Dischargeability Adversary Proceeding, including the ETHEX Criminal Fine Claims and Qui Tam Claims.

(f)	The Declaratory Judgment Motion

On January 7, 2013, the Creditors’ Committee filed a motion (the “Declaratory Judgment Motion”) [Docket No. 513] seeking a declaration that, as of the Petition Date, the holders of the Senior Secured Notes did not have a security interest in any of the Makena®-related assets that KV purchased from Hologic pursuant to the Hologic Purchase Agreement (such assets, the “Makena Assets”). On January 28, 2013, the Ad Hoc Senior Secured Noteholders Group filed an objection to the Declaratory Judgment Motion [Docket No. 562] in which they asserted that, under the Senior Secured Notes Indenture and the related pledge and security agreement, the holders of Senior Secured Notes had a security in all of the Makena Assets other than (i) the trademark relating to Makena® and (ii) the Debtors’ executory rights as of the Petition Date arising under the Hologic Purchase Agreement. The Senior Secured Notes Indenture Trustee filed a joinder in the Ad Hoc Senior Secured Noteholders Group’s objection [Docket No. 560]. On February 1, 2013, the Creditors’ Committee filed a reply to the objections of the Ad Hoc Senior Secured Noteholders Group and Senior Secured Notes Indenture Trustee [Docket No. 577]. A hearing on the Declaratory Judgment Motion was held on February 5, 2013.

On February 11, 2013, the Bankruptcy Court issued a memorandum of decision ruling that the holders of Senior Secured Notes did not have a prepetition lien on and were not granted a prepetition security interest in the Debtors’ right, title and interest in the Makena Assets, other than Makena® inventory, receivables and proceeds of both [Docket No. 596]. On March 22, 2013, the Bankruptcy Court entered an order granting the Declaratory Judgment Motion to the extent set forth therein [Docket No. 685].

(g)	Effort to Enforce the Stay Against State of Texas and Ven-A-Care of the Florida Keys, Inc.

On December 20, 2012, the State of Texas, by and through the Attorney General of Texas, filed a petition seeking certain relief against each of the Debtors and ETHEX in an action entitled The State of Texas ex rel. Ven-a-Care of the Florida Keys, Inc. v. K-V Pharmaceutical Company, et al., Cause No. D-1-GV-12-001788 in the District Court of Travis County, Texas, 53rd Judicial District (the “Texas Action”). The Texas Action stems from a suit filed under seal on or about March 14, 2000 by private person Ven-A-Care of the Florida Keys, Inc. (“Ven-A-Care” and, together with the State of Texas, “Texas”). By the petition, Texas alleges that the Debtors and ETHEX violated the Texas Medicaid Fraud Prevention Act by allegedly knowingly making false statements and misrepresentations of material fact to the Texas Medicaid program regarding the prices of certain pharmaceutical products. Texas seeks certain monetary and injunctive relief in the Texas Action.

On January 31, 2013, the Debtors filed a motion (the “Stay Enforcement Motion”) [Docket No. 569] for entry of an order enforcing the automatic stay against Texas in respect of the Texas Action on the grounds that, among other things, that the Texas Action did not fall within the “police and regulatory” exception to the automatic stay. On February 1, 2013, the Debtors and ETHEX filed a plea to the jurisdiction, verified plea in abatement, and original answer to the petition in the Texas Action. In addition, on February 6, 2013, the Debtors and ETHEX filed a notice of removal of the Texas Action to the United States Bankruptcy Court for the Western District of Texas. On March 1, 2013, Texas filed a response to the Stay Enforcement Motion [Docket No. 635], alleging that the commencement of the Texas Action does not violate the automatic stay because it constitutes an exercise of police and regulatory power within the meaning of section 362(b)(4) of the Bankruptcy Code.

In May 2013, the Debtors and Texas reached a consensual resolution of the Texas Action and Stay Enforcement Motion. Pursuant to that consensual resolution, Texas will receive an Allowed General Unsecured Claim in the amount of $3,000,000 in respect of the claims asserted in the Texas Action, on account of which Texas will share in the General Unsecured Claims Distribution on a pro rata basis with other holders of Allowed General Unsecured Claims. The parties have agreed to cause the Texas Action and the Stay Enforcement Motion to be dismissed. On May 28, 2013, the Debtors filed a motion pursuant to Bankruptcy Rule 9019 seeking approval of the Debtors’ settlement with Texas [Docket No. 878]. On June 19, 2013, the Bankruptcy Court approved the motion and authorized the Debtors to enter into the settlement with Texas.

10.14.	Preferences and Fraudulent Conveyances.

Under the Bankruptcy Code, a debtor may seek to recover, through adversary proceedings in the bankruptcy court, certain transfers of the debtor’s property, including payments of cash, made while the debtor was insolvent during the 90 days immediately before the commencement of the bankruptcy case (or, in the case of a transfer to or on behalf of an “insider,” one year before the commencement of the bankruptcy case) in respect of antecedent debts to the extent the transferee received more than it would have received on account of such preexisting debt had the debtor been liquidated under chapter 7 of the Bankruptcy Code. Such transfers include cash payments, pledges of security interests or other transfers of an interest in property. In order to be preferential, such payments must have been made while the debtor was insolvent; debtors are rebuttably presumed to have been insolvent during the 90-day preference period. The Bankruptcy Code’s preference statute can be very broad in its application because it allows the debtor to recover payments regardless of whether there was any impropriety in such payments.

However, there are certain defenses to such claims. For example, transfers made in the ordinary course of a debtor’s and the transferee’s business or transfers made in accordance with ordinary business terms are not recoverable. Furthermore, if the transferee extended credit contemporaneously with or subsequent to the transfer, and before the commencement of the bankruptcy case, for which the transferee was not repaid, such extension constitutes an offset against an otherwise recoverable transfer of property. If a transfer is recovered by a debtor, the transferee has a general unsecured claim against the debtor to the extent of the recovery.

Under the Bankruptcy Code and under various state laws, a debtor may also recover or set aside certain transfers of property (fraudulent transfers), including grants of security interests in property, made while the debtor was insolvent or which rendered the debtor insolvent or undercapitalized, if the debtor received less than reasonably equivalent value for such transfer. The Debtors are in the early stages of analyzing whether they have claims against any persons or entities for preferences or fraudulent conveyances; the Debtors (and/or the Creditors’ Committee) may do so in the future. The statute of limitations with respect to preference actions is scheduled to expire on August 4, 2014.

10.15.	Deadline Extensions.

(a)	Extension of Deadline for Removal of Prepetition Non-Bankruptcy Actions.

Pursuant to section 105(a) of the Bankruptcy Code and Bankruptcy Rules 9006 and 9027, the Debtors’ original deadline to remove prepetition non-bankruptcy actions to federal court (the “Removal Deadline”) was November 2, 2012. On October 25, 2012, the Bankruptcy Court entered an order [Docket No. 308] extending the Removal Deadline until January 31, 2013. The Removal Deadline was subsequently extended through May 1, 2013 [Docket No. 579]. On April 24, 2013, the Bankruptcy Court entered an order further extending the Removal Deadline through July 31, 2013 [Docket No. 796].

(b)	Extension of Deadline to Assume or Reject Unexpired Leases of Nonresidential Real Property.

As of the Petition Date, certain of the Debtors were party to unexpired leases of nonresidential real property. Section 365(d)(4) of the Bankruptcy Code provides that any unexpired lease of nonresidential real property under which the debtor is a tenant shall be deemed rejected on the date that is 120 days after the petition date. Such deadline (the “365(d)(4) Deadline”) may be extended by the Bankruptcy Court for 90 days, once, for cause. On December 3, 2012, the Bankruptcy Court entered an order [Docket No. 410] extending the Debtors’ time to assume or reject solely the lease for the Debtors’ then corporate headquarters (the “Headquarters Lease”), located at 2280 Schuetz Road, St. Louis, Missouri, by ninety (90) days, through and including March 4, 2013. In light of the Debtors’ decision to enter into a new headquarters lease, as discussed in Section 10.16 below, the Headquarters Lease was rejected by operation of section 365(d)(4) of the Bankruptcy Code on March 4, 2013. See Section 10.16, “Entry Into New Headquarters Lease Agreement.”

Notwithstanding the rejection of the Headquarters Lease, the landlord under that lease agreed to allow KV to remain in the premises through March 31, 2013. As of the end of March 2013, the Debtors completed the transition of their new corporate headquarters, which is now located at 16640 Chesterfield Grove, Suite 200, Chesterfield, Missouri.

(c)	Extension of Debtors’ Exclusive Periods.

Pursuant to section 1121 of the Bankruptcy Code, a chapter 11 debtor has the exclusive right to file and solicit acceptance of a chapter 11 plan for an initial period of 120 days from the date on which the debtor filed for voluntary relief. If the chapter 11 debtor files a chapter 11 plan within this exclusive period, then it has the exclusive right for 180 days from the filing date to solicit acceptances to such plan. During these exclusive periods, no other party in interest may file a competing chapter 11 plan. The Bankruptcy Court may extend these periods upon request of a party in interest and “for cause.”

The Debtors’ initial exclusive filing period would have expired on December 3, 2012, and the Debtors’ initial exclusive solicitation period would have expired on January 31, 2013. On November 16, 2012, the Bankruptcy Court entered an order [Docket No. 381] granting the Debtors an extension of their exclusive filing period through and including February 4, 2013 and their exclusive solicitation period through and including April 5, 2013. On February 5, 2013, the Bankruptcy Court entered an order [Docket No. 587] granting the Debtors a further extension of their exclusive filing period through and including June 17, 2013 and their exclusive solicitation period through and including July 16, 2013. On June 7, 2013, the Bankruptcy Court entered an order [Docket No. 930] further extending the Debtors’ exclusive filing and solicitation periods through August 16, 2013 and September 16, 2013, respectively.

10.16.	Entry Into New Headquarters Lease Agreement

On January 22, 2013, the Debtors filed with the Bankruptcy Court a motion [Docket No. 556] requesting authority for KV to enter into a new corporate headquarters lease agreement for premises located at 16640 Chesterfield Grove Road, Suite 200, Chesterfield, Missouri 63005. On February 13, 2013, the Bankruptcy Court entered an order [Docket No. 598] granting that motion. As discussed in section 10.15 above, the Debtors have transitioned their current headquarters to the new location.

10.17.	Events Leading to Formulation of Plan; Global Settlement.

In the ten months since the Petition Date, the Debtors have explored various restructuring alternatives and engaged in discussions with various key stakeholders regarding potential chapter 11 plan structures. These discussions were complicated, in part, by the uncertainty surrounding the treatment of the claims of the Hologic Parties under the Hologic Agreement and the extent of any liens securing such claims, as well as the pending Lift Stay Motion pursuant to which Hologic sought relief from the automatic stay to foreclose on Makena®. The Lift Stay Motion presented a substantial hurdle to the Debtors’ restructuring efforts because Makena® is the Debtors’ most valuable asset and would be the centerpiece of any plan of reorganization proposed by the Debtors. To the extent that Hologic prevailed on its Lift Stay Motion, the Debtors would have lost that crucial asset and their prospects for a successful reorganization would have diminished materially, if not completely. Thus, resolution of the Hologic disputes was a threshold obstacle to the Debtors’ formulation and proposal of a chapter 11 plan.

Recognizing this, the Debtors engaged in negotiations with various constituents to develop a restructuring strategy that would allow for the settlement of Hologic’s claims and maximize the value of the Debtors’ estates. As Hologic required payment by December 31, 2012 as a condition to any settlement, it became apparent that the Debtors would require debtor-in-possession financing to resolve their disputes with Hologic. The Debtors solicited proposals for such financing from over thirty (30) parties. Generally, interest in providing such financing was extremely limited. However, the Ad Hoc Senior Secured Noteholders Group indicated that it would be willing to provide the DIP Facility as part of a comprehensive restructuring proposal. Extensive, good faith negotiations between the Debtors and the Ad Hoc Senior Noteholders Group regarding the terms of such comprehensive restructuring and the related DIP Facility ensued.

Prior to the Debtors’ decision to enter into the DIP Facility and pursue the Plan, the Debtors received two other proposals for debtor-in-possession financing. After extensive, good faith negotiations of one of those proposals, the Debtors determined that entry into the DIP Facility was the best available financing alternative at that time. Accordingly, on December 11, 2012, the Debtors sought authority to enter into the DIP Facility, which enabled the Debtors to consummate the Hologic Settlement Agreement and contemplated the Debtors’ proposal of the Plan and the pursuit of confirmation thereof. On December 27, 2012, the Bankruptcy Court authorized the Debtors to enter into the DIP Facility, the terms of which had been modified as a result of further negotiations among the Debtors, the Creditors’ Committee, the DIP Agent and other parties.

On January 7, 2013, the Debtors filed the initial versions of the Original Plan and Disclosure Statement [Docket No. 515], in accordance with the milestones under the DIP Facility. On March 6, 2013, the Debtors (with the consent of the DIP Agent) requested an adjournment of the hearing on approval of the Disclosure Statement, which was originally scheduled for March 19, 2013, to April 23, 2013 [Docket No. 672].

Shortly before the adjourned hearing on the Disclosure Statement, on April 17, 2013, the Debtors received the Investor Proposal. Although the terms of the Investor Proposal required further negotiation and a further adjournment would (and did) cause the Debtors to be in default under the DIP Facility (as a result of their failure to satisfy the DIP Facility milestone requiring approval of a disclosure statement by April 26, 2013), to facilitate such negotiation and the Debtors’ consideration of the Investor Proposal, the Debtors determined to further adjourn the Disclosure Statement Hearing to May 1, 2013 [Docket No. 791].

On May 3, 2013, the Debtors determined to pursue the Investor Proposal, and filed motions with the Court seeking authority to enter into the then-current versions of the Stock Purchase Agreement and exit financing commitment documents, as well as a replacement debtor-in-possession financing facility to be provided by certain of the Investor Parties [Docket Nos. 828 and 824, respectively] (the “Investor Proposal Motions”). A hearing on these motions was scheduled for May 8, 2013. Thereafter, the Debtors received a restructuring counterproposal from the Ad Hoc Senior Secured Noteholders Group, which the Debtors determined was superior to the Investor Proposal. Consequently, the Debtors determined not to pursue approval of the Investor Proposal Motions and instead would seek authority to enter into certain commitment documents underlying the revised proposal from the Ad Hoc Senior Secured Noteholders Group at the May 8, 2013 hearing.

Immediately prior to the May 8, 2013 hearing, the Investor Parties improved their proposal in certain respects, in order to match the revised proposal from the Ad Hoc Senior Secured Noteholders Group. In addition, a Chambers conference was held, at which the DIP Agent agreed to a further extension of the Disclosure Statement milestone under the DIP Facility. This extension facilitated further negotiations among the Debtors, the Investor Parties and Ad Hoc Senior Secured Noteholders Group.

In the weeks that followed the May 8, 2013 Chambers conference, the Investor Parties and Ad Hoc Senior Secured Noteholders Group each submitted multiple revised restructuring proposals, in response to separate letters sent to each group by Jefferies regarding the process for submitting revised proposals, and which indicated ways in which each group could improve its proposals. After multiple rounds of negotiations with the Investor Parties and Ad Hoc Senior Secured Noteholders Group, the Debtors determined that pursuit of the revised Investor Proposal would be in the best interests of the Debtors’, their estates and creditors, and requested that the Court consider approval of the Investor Proposal Motions at a hearing scheduled for May 31, 2013 [Docket No. 880].

Shortly before the May 31, 2013 hearing, the Ad Hoc Senior Secured Noteholders Group submitted a further revised restructuring proposal. Although the Debtors were prepared to proceed with the Investor Proposal Motions on May 31, 2013, the Debtors determined, after a Chambers conference and numerous discussions among the interested parties, including the Creditors’ Committee and Independent Convertible Noteholder Consortium (each of whom indicated that it might support the revised Ad Hoc Senior Secured Noteholders Group proposal, if fully committed), that adjourning the hearing on the Investor Proposal Motions for an additional week would be in the best interests of the Debtors and their estates and creditors. To facilitate such adjournment, the DIP Agent agreed to a further one-week extension of the DIP Facility milestone and the Investor Parties agreed not to immediately exercise their termination rights under the Stock Purchase Agreement.

Following the submission of further revised restructuring proposals from the Ad Hoc Senior Secured Noteholders Group and the Investor Parties (the revised Investor Proposal having included an agreement with the Independent Convertible Noteholder Consortium), the Debtors again determined to pursue the Investor Proposal and rescheduled the hearing regarding entry of orders granting the Investor Proposal Motions. Immediately prior to the scheduled hearing on June 7, 2013, the Investor Parties, Ad Hoc Senior Secured Noteholders Group, the Independent Convertible Noteholder Consortium and the Debtors reached the Global Settlement, pursuant to which, among other things: (a) Silver Point Finance, LLC (and/or its affiliates or funds) (collectively, “Silver Point”) (a member of the Ad Hoc Senior Secured Noteholders Group and the largest holder of Senior Secured Notes) would be assigned certain of the equity financing commitments (and related commitment fee) under the Stock Purchase Agreement; (b) the existing DIP Facility would remain in place, but would be amended to eliminate the plan confirmation milestones thereunder, among other changes; (c) certain litigable issues between the holders of Convertible Subordinated Notes and the holders of Senior Secured Notes (including, without limitation, issues relating to (i) the alleged entitlement of holders of Senior Secured Notes to a make-whole premium and (ii) the potential recharacterization of adequate protection payments made to the Ad Hoc Senior Secured Noteholders Group and/or Senior Secured Notes) were resolved; (d) the parties agreed that, as a condition precedent to the Effective Date of the Plan (unless waived in accordance with the terms thereof), the Bankruptcy Court would determine to what extent, if any, the holders of Senior Secured Notes are entitled to postpetition interest on account of the subordination provisions of the Convertible Subordinated Notes Indenture (which postpetition interest, if allowed, would include any original issue discount on the Senior Secured Notes that was unamortized as of the Petition Date); and (e) Silver Point agreed to support the Plan (without prejudice to its right to assert that the holders of Senior Secured Notes are entitled to postpetition interest on their claims), and to use reasonable efforts to obtain the agreement of the other members of the Ad Hoc Senior Secured Noteholders Group similarly to support the Plan. The terms of the Global Settlement were read into the record of the June 7, 2013 hearing and was later reflected in revised versions of the Stock Purchase Agreement, Plan, and related documents. Following the Debtors’ announcement of the Global Settlement to the Bankruptcy Court, the Bankruptcy Court entered an order approving the Debtors’ motion for authority to enter into the Stock Purchase Agreement, as modified by the terms of the Global Settlement.

For further discussion of the competitive plan process described above, please refer to the Debtors’ Statement Regarding Bringing These Cases to Plan Confirmation Status [Docket No. 918].

The Plan provides for meaningful recoveries to the Debtors’ various constituents and will substantially de-lever the Debtors’ capital structure by discharging hundreds of millions of dollars of prepetition debt, thereby providing the Debtors with greater financial flexibility. In addition, under the Plan, the Debtors will retain Makena®, their most valuable asset, as well as each of their other pharmaceutical products, ensuring that the Debtors will continue to operate as a going concern upon emergence from bankruptcy. For these reasons and others, the Debtors believe that confirmation of the Plan is in the best interests of their estates and creditors.

ARTICLE XI.

CERTAIN RISK FACTORS TO BE CONSIDERED

Important Risks to Be Considered

Holders of Claims against the Debtors should read and consider carefully the following risk factors and the other information in this Disclosure Statement, the Plan, the Plan Supplement and the other documents delivered or incorporated by reference in this Disclosure Statement and the Plan, before voting to accept or reject the Plan.

These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation.

11.1.	Certain Bankruptcy Considerations.

(a)	General.

Although the Plan is designed to implement the restructuring transactions contemplated thereby and provide distributions to creditors in an expedient and efficient manner, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed.

If the Debtors are unable to obtain confirmation of the Plan on a timely basis because of a challenge to confirmation of the Plan or a failure to satisfy the conditions to consummation of the Plan, they may be forced to operate in bankruptcy for an extended period while they try to develop a different chapter 11 plan that can be confirmed. Such a scenario could jeopardize the Debtors’ relationships with their key vendors and suppliers, customers and employees, which, in turn, would have an adverse effect on the Debtors’ operations. A material deterioration in the Debtors’ operations likely would diminish recoveries under any subsequent chapter 11 plan. Further, in such event, the Debtors may not have sufficient liquidity to operate in bankruptcy for such an extended period.

(b)	Failure to Receive Requisite Acceptances.

Classes 3, 4, 5, 6 and 7 are the only Classes that are entitled to vote to accept or reject the Plan. Although the Debtors believe they will receive the requisite acceptances as a result of the Global Settlement, the Debtors cannot provide assurances that the Requisite Acceptances to confirm the Plan will be received for at least one of these Classes. If the Requisite Acceptances (excluding any insider votes) are not received for at least one of these Classes, the Debtors will not be able to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code because at least one impaired Class will not have voted in favor of the Plan as required by section 1129(a)(10) of the Bankruptcy Code. In such a circumstance, the Debtors may seek to accomplish an alternative restructuring of their capitalization and obligations to creditors and obtain acceptances of an alternative plan of reorganization for the Debtors, or otherwise. Such an alternative restructuring may not have the support of the constituents supporting the Plan (including the holders of more than 75% in principal amount of the Senior Secured Notes and Convertible Subordinated Notes, respectively, and/or the Creditors’ Committee) and/or may require the Debtors to liquidate their estates under chapter 7 of the Bankruptcy Code. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to, or as favorable to the Debtors’ creditors as, those proposed in the Plan.

(c)	Failure to Secure Confirmation of the Plan.

Even if the Requisite Acceptances are received (excluding insider votes for at least one impaired accepting class), the Debtors cannot provide assurances that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or equity security holder of the Debtors might challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code or the Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the debtor were liquidated under chapter 7 of the Bankruptcy Code. While the Debtors cannot provide assurances that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and the costs and uncertainty associated with any such chapter 7 case.

If the Plan is not confirmed, the Plan will need to be revised and it is unclear whether a restructuring of the Debtors could be implemented and what distribution holders of Claims ultimately would receive with respect to their Claims. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of Claims would receive substantially less favorable treatment than they would receive under the Plan. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable to the Debtors’ creditors as those proposed in the Plan.

(d)	Failure to Consummate the Plan.

Section 11.2 of the Plan contains various conditions to consummation of the Plan, including the Confirmation Order having become final and non-appealable, the Debtors having entered into the Plan Documents (including, without limitation, the New First Lien Term Loan Agreement), and all conditions precedent to effectiveness of such agreements having been satisfied or waived. As of the date of this Disclosure Statement, there can be no assurance that these or the other conditions to consummation will be satisfied or waived. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed. If the Plan is not consummated and the restructuring completed, these Reorganization Cases will be prolonged and the Debtors may lack sufficient liquidity to effect a successful restructuring under chapter 11 of the Bankruptcy Code.

(e)	Objections to Classification of Claims.

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

(f)	Allowance of General Unsecured Claims May Substantially Dilute the Recovery to Holders of General Unsecured Claims Under the Plan.

As of the date hereof, more than 370 proofs of claim have been filed in the Reorganization Cases. The Debtors have recently begun the process of reviewing, analyzing and reconciling the scheduled and filed Claims. Objections have been and will continue to be filed as the claims resolution process progresses. The aggregate amount of General Unsecured Claims that will ultimately be allowed is not presently determinable, and the Debtors expect that the claims resolution process will not be completed until after the Effective Date. Because holders of General Unsecured Claims will receive a proportionate share of the General Unsecured Claims Distribution, any increase in the amount of Allowed General Unsecured Claims over the amount estimated by the Debtors would reduce the recovery to the holders of such Claims.

(g)	If the Hermelin Claims Are Not Equitably Subordinated, Disallowed and/or Reduced, Recoveries to Holders of Allowed General Unsecured Claims May Be Materially Diminished.

As discussed in Sections 6.6(p) and 6.7 herein, the Debtors are seeking to equitably subordinate or, in the alternative, disallow, the Hermelin Claims, which Mr. M. Hermelin asserts in the amount of not less than $82,950,818.04. Although the Debtors do not believe that any portion of the Hermelin Claims should be treated as Allowed General Unsecured Claims, for the reasons set forth in Section 11.1(f) above, if all or any significant portion the Hermelin Claims are Allowed as General Unsecured Claims, recoveries to other holders of Allowed General Unsecured Claims will be materially reduced.

If the Hermelin Claims were Allowed as General Unsecured Claims in the full amount asserted of $82,950,818.04, the estimated range of recoveries to holders of Allowed General Unsecured Claims would decrease to approximately 10.1% to 10.6%. As described in greater detail in Section 6.7 of the Disclosure Statement, the Debtors filed the Hermelin Claims Cap Motion seeking to limit the Maximum Hermelin Claim Amount to $4,524,131.51. If the Hermelin Claims were allowed as General Unsecured Claims in such amount, the estimated range of recoveries to holders of Allowed General Unsecured Claims would decrease to approximately 45.0% to 55.6%. The Debtors believe the Maximum Hermelin Claim Amount is subject to further reduction to $40,466.51 for the reasons set forth in Section 6.7 of the Disclosure Statement. If the Hermelin Claims were Allowed as General Unsecured Claims in such amount, such allowance would have a negligible impact on recoveries to holders of General Unsecured Claims.

(h)	The Debtors May Object to the Amount or Classification of Your Claim.

The Debtors reserve the right to object to the amount or classification of any Claim. It is the Debtors’ position that the estimates set forth in this Disclosure Statement cannot be relied on by any creditor whose Claim or Interest is subject to an objection. Any such Claim holder may not receive its specified share of the estimated distributions described in this Disclosure Statement.

(i)	The Debtors May Adjourn Certain Deadlines.

In certain circumstances, the Debtors may deem it appropriate to adjourn either or both of the Voting Deadline and/or the Confirmation Hearing. While the Debtors estimate that the Effective Date will occur in or around September 2013, they cannot provide assurances that applicable dates related to the foregoing will not be extended and the Effective Date will not be delayed.

11.2.	Risks Relating to the Capital Structure of the Reorganized Debtors.

(a)	Variances From Financial Projections.

The Financial Projections included as Exhibit 3 to this Disclosure Statement reflect numerous assumptions, which involve significant levels of judgment and estimation concerning the anticipated future performance of the Reorganized Debtors, as well as assumptions with respect to the prevailing market, economic and competitive conditions, which are beyond the control of the Reorganized Debtors, and which may not materialize, particularly given the current difficult economic environment. Any significant differences in actual future results versus estimates used to prepare the Financial Projections, such as lower sales, lower volume, lower pricing, increases in production costs, technological changes, competition or changes in the regulatory environment, could result in significant differences from the Financial Projections. Negative deviations, if any, could have a material and adverse impact on the value of the Reorganized Debtors, and may therefore reduce the anticipated value of the New Common Stock of Reorganized KV and the anticipated recovery of the holders of Allowed Convertible Subordinated Notes Claims in Class 6.

(b)	Leverage.

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have indebtedness. On the Effective Date, after giving effect to the transactions contemplated by the Plan, in addition to payment of Claims, if any, that require payment beyond the Effective Date and ordinary course debt, the Reorganized Debtors will, on a consolidated basis, have $100 million in secured indebtedness under the New First Lien Term Loan.

The degree to which the Reorganized Debtors will be leveraged could have important consequences because:

●	it could affect the Reorganized Debtors’ ability to satisfy their obligations under the New First Lien Term Loan and the Reorganized Debtors’ other obligations;

●

a portion of the Reorganized Debtors’ cash flow from operations will be used for debt service and unavailable to support operations, or for working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

●	the Reorganized Debtors’ ability to obtain additional debt financing or equity financing in the future may be limited; and

●	the Reorganized Debtors’ operational flexibility in planning for, or reacting to, changes in their businesses may be severely limited.

(c)	Ability to Service Debt.

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have significant interest expense and principal repayment obligations. The Reorganized Debtors’ ability to make payments on and to refinance their debt, including the obligations under the New First Lien Term Loan, and the Reorganized Debtors’ other obligations, will depend on their future financial and operating performance and their ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Reorganized Debtors.

Although the Debtors believe the Plan is feasible, there can be no assurance that the Reorganized Debtors will be able to generate sufficient cash flow from operations or that sufficient future borrowings will be available to pay off the Reorganized Debtors’ debt obligations, including, among other obligations, those under the New First Lien Term Loan. The Reorganized Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized Debtors will be able to refinance any of their debt on commercially reasonable terms or at all.

(d)	Obligations Under the New First Lien Term Loan.

The Reorganized Debtors’ obligations under the New First Lien Term Loan Agreement will be secured by a first lien on substantially all of the assets of the Reorganized Debtors. If the Reorganized Debtors become insolvent or are liquidated, or if there is a default under the New First Lien Term Loan Agreement, and payment on any obligation thereunder is accelerated, the lenders under the New First Lien Term Loan Agreement would be entitled to exercise the remedies available to a secured lender under applicable law, including foreclosure on the collateral that is pledged to secure the indebtedness thereunder, and they would have a claim on the assets securing the obligations under the applicable facility that would be superior to any claim of the holders of unsecured debt.

(e)	Restrictive Covenants.

The New First Lien Term Loan Agreement likely will contain various covenants that may limit the discretion of the Reorganized Debtors’ management by restricting the Reorganized Debtors’ ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate and/or sell or dispose of all or substantially all of their assets. In addition, it is expected that the New First Lien Term Loan Agreement will require the Reorganized Debtors to meet certain financial covenants. As a result of these covenants, the Reorganized Debtors will be limited in the manner in which they conduct their business and they may be unable to engage in favorable business activities or finance future operations or capital needs.

Any failure to comply with the restrictions of the New First Lien Term Loan Agreement or any other subsequent financing agreements may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If the Reorganized Debtors are unable to repay amounts outstanding under the New First Lien Term Loan Agreement when due, the lenders thereunder could, subject to the terms of the New First Lien Term Loan Agreement, seek to foreclose on the collateral that is pledged to secure the indebtedness outstanding under such facility.

(f)	Lack of a Trading Market.

It is anticipated that Reorganized KV will be a private company and that there will be no active trading market for the New Common Stock. The New Common Stock will be subject to restrictions on transfer, and Reorganized KV has no present intention to register any of the New Common Stock Securities, including the Rights Offering Stock and the Subscription Rights, under the Securities Act, nor to apply to quote or list any of the foregoing on any securities exchange or quotation system or otherwise take any actions that would allow for the New Common Stock to be traded (publicly or otherwise). Accordingly, there can be no assurance that any market will develop or as to the liquidity of any market that may develop for any such securities. In addition, Reorganized KV will not be required to file periodic reports with the SEC or otherwise provide financial or other information to the public which may further impair liquidity and prevent brokers or dealers from publishing quotations. Furthermore, the lack of liquidity may adversely affect the price at which New Common Stock may be sold, if at all. Consequently, holders of the New Common Stock may bear certain risks associated with holding securities for an indefinite period of time, including, but not limited to, the risk that the New Common Stock will lose some or all of its value.

(g)	Restrictions on Transfer.

The issuance of the New Common Stock Securities, including the Rights Offering Stock and the Subscription Rights, pursuant to the Plan shall be exempt from registration pursuant to section 1145 of the Bankruptcy Code and/or Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder to the maximum extent permitted thereunder. Subject to the transfer restrictions contained in the New Stockholders Agreement, New Common Stock Securities, other than the Rights Offering Stock, may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code. See Section 13.4(b)(ii), “Restrictions in the New Stockholders Agreement.” The Rights Offering Stock will be “restricted securities” and may not be sold or transferred unless there is an effective registration statement under the Securities Act covering the New Common Stock or the securities are sold or transferred in a transaction that is exempt from or not subject to the registration and prospectus delivery requirement of the Securities Act and otherwise in compliance with state securities laws. Reorganized KV has no current plans to register any of its securities (including the New Common Stock) under the Securities Act or under equivalent state securities laws such that the recipients of the New Common Stock would be able to resell their securities pursuant to an effective registration statement. Moreover, Reorganized KV does not currently intend to make publicly available the information required by Rule 144, thereby limiting the ability of holders of New Common Stock to avail themselves of Rule 144.

In addition, the New Stockholders Agreement will contain restrictions on stockholders’ ability to transfer the New Common Stock designed to ensure that there will be less than 2,000 record holders (inclusive of no more than 500 investors that are not Accredited Investors) of New Common Stock (determined pursuant to the Exchange Act of 1934) and the Amended Certificate of Incorporation and Amended By-Laws of Reorganized KV will provide that all holders of Common Stock will automatically be bound by the New Stockholders Agreement without any further action by such holder. The New Stockholders Agreement of Reorganized KV will also require notice of any proposed transfer of New Common Stock and will restrict such transfer on certain grounds to be provided therein, including if the transfer would, if effected, require Reorganized KV to register or qualify such New Common Stock under the Securities Act or Exchange Act.

See Article XIII “Securities Law Matters” for additional information regarding restrictions on resale of the New Common Stock.

(h)	The Implied Valuation of New Common Stock is Not Intended to Represent the Trading Value of the New Common Stock.

The valuation of the newly issued securities implied by the debt and equity commitments being provided in connection with consummation of the Plan is not intended to represent the trading values of New Common Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long term basis; and (4) other factors that generally influence the prices of securities. Actual market prices of the New Common Stock also may be affected by the Reorganization Cases or by other factors not possible to predict. Accordingly, the implied value stated herein and the Plan of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock in the public or private markets.

11.3.	Risks Relating to Tax and Accounting Consequences of the Plan.

(a)	Certain Tax Consequences of the Plan Raise Unsettled and Complex Legal Issues and Involve Factual Determinations.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  The Debtors currently do not intend to seek any ruling from the Internal Revenue Service (“IRS”) on the tax consequences of the Plan.  Thus, there can be no assurance that the IRS will not challenge the various positions the Debtors have taken, or intend to take, with respect to the tax treatment in the Plan, or that a court would not sustain such a challenge.

(b)	Use of Historical Financial Information.

As a result of the consummation of the Plan and the transactions contemplated thereby, the Reorganized Debtors believe they will be subject to the fresh-start accounting rules. Fresh-start accounting allows for the assessment of every balance sheet account for possible fair value adjustment, resulting in the emergence of a new company recapitalized and revalued. This process is guided by purchase price allocation standards under GAAP.

11.4.	Risks Associated With the Debtors’ Business.

(a)	Makena®-Related Risks.

(i)	The Reorganized Debtors May Not Be Able to Achieve Revenues From Sales of Makena® Consistent With Business Expectations.

The Debtors have certain revenue expectations with respect to sales of Makena®. If the Debtors and/or Reorganized Debtors are unable to further commercialize Makena®, and achieve those revenue expectations with respect to Makena®, this could result in a material adverse impact on the Reorganized Debtors’ projections.

The further commercialization of Makena® will depend upon a number of factors, including: (1) successfully obtaining agreements for coverage and reimbursement rates on behalf of patients and medical practitioners prescribing Makena® with third-party payors, including government authorities, private health insurers and other organizations, such as health maintenance organizations (“HMOs”), insurance companies, and Medicaid programs and administrators; (2) the extent to which pharmaceutical compounders continue to produce non-FDA approved purported substitute products; (3) the potential threat of competition from off-label use of other products for the same conditions that Makena® is indicated for; and (4) the Reorganized Debtors’ ability to maintain certain net pricing levels and increase unit sales for Makena®.

(ii)	FDA Non-Enforcement of Makena®’s Orphan Drug Exclusivity Marketing Period May Harm the Business.

The FDA previously granted an orphan drug designation for Makena®. As part of this designation, the Debtors were granted a seven-year marketing exclusivity period. Nonetheless, on March 31, 2011, the FDA issued a press release stating that, in order to ensure continued access for patients needing hydroxyprogesterone caproate, the FDA intended to refrain at that time from taking enforcement action with respect to compounding pharmacies producing compounded hydroxyprogesterone caproate in response to individual prescriptions for individual patients. The continued failure by the FDA to take enforcement action against compounding pharmacies continues to result in substantial sales of compounded alternatives to Makena® and effective loss of some or all of such marketing exclusivity for the affected period of time.

(iii)	CMS’s Position Regarding Medicaid Coverage for Makena®.

In March 2011, CMS issued an informational bulletin to state Medicaid programs that they can choose to pay for the extemporaneously compounded hydroxyprogesterone caproate as an active pharmaceutical ingredient and this can be covered under the “medical supplies, equipment and appliances suitable for use in the home” portion of home health. Because CMS does not require states to list all of the items they cover under this section in the Medicaid state plan, states can cover hydroxyprogesterone caproate under their current state plans and do not need to submit a state plan amendment to provide for such coverage. The Debtors believe this has caused the exclusion of Makena® from being provided under various state Medicaid programs. The Debtors estimate that state Medicaid programs cover approximately 40% to 45% of the total number of pregnancies in the United States.

(iv)	Subsequent Clinical Trials May Produce Inconsistent Results.

The FDA’s regulations allow certain drugs for serious conditions to be submitted for FDA marketing approval under the basis of one controlled clinical trial instead of the usual case of two clinical trials. Typically, there is an additional post-marketing commitment to perform a second confirmatory clinical trial. In granting the original approval for Makena®, the FDA approved the drug based on a single clinical trial. If the subsequent clinical trial concerning Makena® does not replicate the positive results of the original trial, the FDA can take various actions such as requesting another clinical trial or withdrawing the conditional approval. The Debtors cannot be certain of the results of the confirmatory clinical trial (expected in 2016) or what action the FDA may take if the results are not as expected based on the first clinical trial.

(v)	The Debtors Have Been the Subject of Pricing-Related Criticism Regarding Makena®.

The Debtors have been criticized regarding the list price of Makena® in numerous letters from members of the United States Senate and Congress, news articles and Internet postings. In addition, the Debtors have received, and may continue to receive, letters criticizing the Debtors’ list pricing of Makena® from numerous medical practitioners and advocacy groups, including the March of Dimes, American College of Obstetricians and Gynecologists, American Academy of Pediatrics and the Society for Maternal Fetal Medicine. Several of these advocacy groups issued their own press releases regarding their criticism of the list price of Makena® and endorsed the statements made by the FDA regarding compounded product (discussed above). In addition, the Debtors are aware that certain doctors have chosen to continue prescribing the non-FDA approved purported substitute product made by pharmaceutical compounders in lieu of even considering prescribing Makena®.

The FDA communicated to the Debtors and also separately issued a press release that, in order to ensure continued access for patients needing hydroxyprogesterone caproate, the FDA intended to refrain at that time from taking enforcement action with respect to compounding pharmacies producing compounded hydroxyprogesterone caproate in response to individual prescriptions for individual patients.

The Debtors have responded to these criticisms and events in a number of respects, including the announced reduction in the published list price of Makena® from $1,500 per injection to $690 per injection on March 31, 2011 (prior to expected further discounting of such list price by the mandatory 23.1% Medicaid rebate and other supplemental rebates and discounts already agreed to or currently under negotiation with public and private payors), and the expansion of an already announced patient assistance program for patients who are not covered by health insurance or could otherwise not afford Makena® or their respective co-pays. Further, the Debtors have worked, and the Reorganized Debtors will continue to work, directly with health insurers, pharmacy benefit managers, Medicaid management companies, and others regarding the net cost of Makena® coverage and reimbursement programs and other means by which Makena® would be available to patients.

The Debtors can give no assurance as to whether these responses and negotiations will be successful at obtaining an economically sufficient price or unit sales for Makena®. The commercial success and viability of the Reorganized Debtors is largely dependent upon these efforts and appropriately responding to the media, physician, institutional, advocacy group and governmental concerns and actions regarding the pricing and sales of Makena®. The pricing and revenues that the Reorganized Debtors must achieve from the sale of Makena®, together with their sales of other products, must be substantial enough to allow them to meet their post-emergence obligations, refinance or retire such debt and liabilities when due, and generate sufficient profits to ensure the Reorganized Debtors’ viability as a pharmaceutical company prior to the end of the orphan drug exclusivity period for Makena®.

(b)

Litigation relating to the Pricing of the Debtors’ Products that were Purchased by Government Programs and the Settlement of Certain Government Investigations May Adversely Affect the Reorganized Debtors’ Business.

The Debtors and/or ETHEX have been named as defendants in certain multi-defendant cases alleging that the defendants reported improper or fraudulent pharmaceutical pricing information, which allegedly caused the governmental plaintiffs to incur excessive costs for pharmaceutical products under the Medicaid program.  Prior to the Petition Date, several states filed cases or asserted allegations of this type against the Debtors and/or ETHEX seeking civil damages and penalties.  Certain of those states have asserted claims in the Reorganization Cases based on alleged misconduct by the Debtors in reporting pricing information.

The Debtors are party to certain agreements, including (i) the agreement to settle the qui tam complaint brought in United States District Court for the District of Massachusetts styled United States ex rel. Constance Conrad, et al. v. Abbott Laboratories, Inc., et al., Civil No. 02-CV-11738-NG (D.Mass); and (ii) the plea agreement with the United States Attorney for the Eastern District of Missouri, which contain terms that could subject the Debtors to further civil and/or criminal sanctions, including the possible exclusion from federal and state health care programs if the Debtors were to violate the terms of such agreements that would include the payment obligations due thereunder.

The Debtors are not currently aware of any other pricing investigations or actions relating to their business that could have a material adverse effect on their ability to operate; however, it is possible that there may be a government investigation or qui tam matter against the Debtors or their subsidiaries of which the Debtors have not yet been advised that could result in civil and/or criminal sanctions, including fines, penalties, debarment from contracting with the government and possible exclusion from federal or state health care programs including Medicare and/or Medicaid.

(c)	The Reorganized Debtors May Not Be Able to Achieve Revenues From Sales of their Anti-Infective Products Consistent With Business Expectations.

The Debtors have certain revenue expectations with respect to sales of Gyanole-1® and Clindesse®. The Debtors resumed shipping and selling an equivalent of Gynazole-1® in December 2012 and plan to reintroduce Clindesse® in the first half of this fiscal year. If the Debtors and/or the Reorganized Debtors are unable to further commercialize Gynazole-1®, and achieve those revenue expectations with respect to Gynazole-1®, this could result in a material adverse impact on the Reorganized Debtors’ projections. If the Debtors are unable to reintroduce and successfully commercialize Clindesse® or, if the reintroduction is significantly delayed, this could result in a material adverse impact on the Reorganized Debtors’ projections.

(d)	Growth Will Depend on the Debtors’ Ability to Develop, Acquire, Fund and Successfully Launch New Products in Addition to their Existing Product Portfolio.

The Debtors and Reorganized Debtors will need to meet the requirements of the Consent Decree in order to allow more of their approved products to be reintroduced to the market. The Reorganized Debtors also will need to develop, acquire and commercialize new brand name products to grow their business in the future. To do this, they will need to identify, develop, acquire and commercialize technologically enhanced branded products, including using their drug delivery technologies. If the Reorganized Debtors are unable to identify, develop, acquire and commercialize new products, they may need to obtain licenses to additional rights to products, assuming they would be available for licensing. The Reorganized Debtors may not be successful in pursuing this strategy.

(e)	Risks Relating to Intellectual Property.

The Reorganized Debtors’ success will depend, in large part, on their ability to protect their current and future technologies and products, to defend their intellectual property rights and to avoid infringing on the proprietary rights of others.

(f)	Competition and Market Share.

Competition in the development and marketing of pharmaceutical products is intense and characterized by extensive research efforts and rapid technological progress. Many companies, including those with financial and marketing resources and development capabilities substantially greater than those the Reorganized Debtors will possess, are engaged in developing, marketing and selling products that compete with those that will be offered by the Reorganized Debtors. The Reorganized Debtors’ competitors may have pricing advantages over the Reorganized Debtors’ pharmaceutical products. In the Reorganized Debtors’ specialty pharmaceutical business, they will compete primarily on the basis of product efficacy and safety, breadth of product line and, differentiated features of their products and price. The Reorganized Debtors believe that, once they have satisfied the requirements of the Consent Decree, their patents, proprietary trade secrets, technological expertise and product development will enable them to develop products to compete effectively in the marketplace.

(g)	The Debtors May Be Adversely Affected by the Continuing Consolidation of their Distribution Network and the Concentration of their Customer Base.

The Debtors’ principal customers are specialty pharmacies and distributors. These customers comprise a significant part of the distribution network for specialty pharmaceutical products in the U.S. As a result, a small number of customers control a significant share of the market. For the twelve months ended March 31, 2013, the three largest customers, which are specialty pharmacies and distributors, accounted for 19.5%, 14.4% and 14.1% of gross revenues. The loss of any of these customers could materially and adversely affect the Debtors’ business, financial condition, results of operations or cash flows.

(h)	If the Debtors are Unable to Commercialize Products under Development or that they Acquire, Future Operating Results May Suffer.

Certain products the Debtors develop or acquire will require significant additional development and investment prior to their commercialization. Research and development activities, pre-clinical studies and clinical trials (where required), manufacturing activities and the anticipated marketing of product candidates are subject to extensive regulation by a wide range of governmental authorities in the United States, including the FDA. To satisfy FDA regulatory approval standards for the commercial sale of product candidates, the Debtors must, among other requirements, demonstrate in adequate and well-controlled clinical trials that product candidates are safe and effective.

Even if the Debtors believe that data from their pre-clinical and clinical studies demonstrate safety and efficacy, their analysis of such data is subject to confirmation and interpretation by the FDA, which may have different views on the design, scope or results of our clinical trials, which could delay, limit or prevent regulatory approval. The FDA wields substantial discretion in deciding whether a drug meets the approval criteria, and even if approved, such approval may be conditioned on, among other things, restricted promotion, restricted distribution, a risk evaluation mitigation strategy, or post-marketing studies. Such restrictions may negatively affect the Debtors’ ability to market the drug among competitor products, as well as adversely affect their business.

The Debtors cannot provide assurances that such products or future products will be successfully developed, prove to be safe and effective in clinical trials (if required), meet applicable regulatory standards, or be capable of being manufactured in commercial quantities at reasonable cost or at all. If the Debtors are unable to commercialize products under development or that they acquire, future operating results may suffer.

(i)	The Debtors Could Be Excluded From Federal Healthcare Programs or Subject to Other Adverse Government Enforcement Actions.

The Debtors are not aware whether, or the extent to which, any governmental inquiries might result in the payment of fines, penalties or judgments or the imposition of operating restrictions on their business, to the extent such obligations and liabilities are not dischargeable in the Reorganization Cases and/or under the Plan; however, if they are required to pay fines, penalties or judgments, the amount could be material. Furthermore, any governmental enforcement action could require the Reorganized Debtors to operate under significant restrictions, place substantial burdens on management, hinder the Reorganized Debtors’ ability to attract and retain qualified employees and/or cause the Reorganized Debtors to incur significant costs or damages. Any exclusion would materially harm the Reorganized Debtors and their future business and viability.

(j)	Negative Publicity May Affect the Reorganized Debtors’ Business.

As a result of the Consent Decree, the Plea Agreement, the Debtors’ initial list price of Makena®, ongoing litigation and governmental inquiries and related matters, the Debtors have been the subject of negative publicity. This negative publicity may harm the Reorganized Debtors’ relationships with current and future investors, government regulators, employees, customers and vendors. For example, negative publicity may adversely affect the Reorganized Debtors’ reputation, which could harm their ability to obtain new customers, maintain existing business relationships with other parties and maintain a viable business in the future. Also, it is possible that the negative publicity and its effect on the Reorganized Debtors’ work environment could cause the Reorganized Debtors’ employees to terminate their employment or, if they remain employed by the Reorganized Debtors, result in reduced morale that could have a material adverse effect on the business. In addition, negative publicity may continue to adversely affect the Reorganized Debtors’ post-emergence equity value and, therefore, employees and prospective employees may also consider the Reorganized Debtors’ stability and the value of any equity incentives when making decisions regarding employment opportunities.

(k)	The Reorganized Debtors May Incur Losses in Connection With Products Liability and Other Litigation.

The Debtors have in the past been defendants in, or have agreed to indemnify third parties with respect to, a variety of litigation regarding the sale and/or use of their products, including, without limitation, products liability and personal injury suits. Subject to the provisions of Article XII of the Plan, the Reorganized Debtors may be subject to, or have indemnity obligations with respect to, similar litigation in the future, and could incur substantial defense costs and/or liabilities for damages in connection with such suits. With respect to certain actions, the Debtors may not have insurance coverage. Accordingly, such litigation has the potential to materially and adversely impact the Reorganized Debtors’ business.

(l)	The Reorganized Debtors May Be Subject to Heightened Scrutiny By Regulators.

The Reorganized Debtors, their drug products, the third-party manufacturing facilities for their drug products, the distribution of their drug products, and their promotion and marketing materials are subject to strict and continual review and periodic inspection by the FDA and other regulatory agencies for compliance with pre-approval and post-approval regulatory requirements.

As a result of the Consent Decree and the Plea Agreement, the Reorganized Debtors anticipate that they will be scrutinized more closely than other companies by the FDA and other regulatory agencies, even if they address the issues identified in the Consent Decree and resume distribution of additional products. Failure to comply with post-approval state or federal laws, regulations of the FDA and other regulatory agencies can, among other things, result in warning letters, fines, increased compliance expense, denial or withdrawal of regulatory approvals, exclusion from participation in federal healthcare programs, additional product recalls or seizures, forced discontinuance of or changes to important promotion and marketing campaigns, operating restrictions and criminal prosecution.

In addition, the requirements or restrictions imposed on the Reorganized Debtors or their products may change, either as a result of administratively adopted policies or regulations or as a result of the enactment of new laws and new government oversight. Any new statutory or regulatory provisions or policy changes could result in delays or increased costs during the period of product development, clinical trials, and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements.

(m)	The Supply of Raw Materials and Finished Product May Affect Profitability.

The active pharmaceutical ingredient (i.e., the chemical compounds that produce the desired therapeutic effect in the Debtors’ products) and other materials and supplies used in the products the Debtors currently sell and intend to sell, Makena®, Evamist®, Clindesse®, and Gynazole-1®, are purchased by the Debtors and by their contract manufacturers from many different domestic and foreign suppliers.

The Debtors’ contract manufacturers also maintain safety stocks in the Debtors’ raw materials inventory, and in certain cases where the Debtors have listed only one supplier in their applications with the FDA, the Debtors have received FDA approval to use alternative suppliers should the need arise. However, there is no guarantee that the Reorganized Debtors will always have timely and sufficient access to a critical raw material or finished product, or access to such materials or products on commercially reasonable terms. A prolonged interruption in the supply of a single-sourced raw material, including the active ingredient, or finished product could cause the Reorganized Debtors’ business, financial condition, results of operations or cash flows to be materially adversely affected. In addition, the Reorganized Debtors’ contract manufacturers’ capabilities could be impacted by quality deficiencies in the products which the Reorganized Debtors’ suppliers provide, which could have a material adverse effect on the Reorganized Debtors’ business.

To the extent the Reorganized Debtors purchase finished products, it is possible that their suppliers’ ability or willingness to supply those products will be disrupted, delayed or terminated. Such disruption, delay or termination could result from regulatory actions by the FDA or other government agencies (including shipping halts, product seizures and recalls affecting such suppliers), labor stoppages, facility damage or casualties, or other sources of interruption. Such interruptions could have a material adverse effect on the Reorganized Debtors’ business.

(n)	The Debtors Rely on Third Parties to Manufacture Debtors’ Products.

The Debtors do not have the capability or facilities to manufacture their own products and therefore have contracted with FDA-approved third parties to manufacture and supply their products. The Debtors currently do not have FDA-approved alternative suppliers to manufacture their products. Therefore, if any of these third-party manufacturers can no longer produce any of Debtors’ products for any reason, the Debtors will need to find an alternative supplier that is willing and able to manufacture the applicable product and which the FDA will need to approve. While the Debtors believe there is sufficient stock of its products to meet customer demand, a prolonged absence of an approved and capable manufacturer could lead to the unavailability of product.

(o)	The Reorganized Debtors Rely on a Limited Number of Key Executives and Qualified, Scientific, Technical and Managerial Personnel to Operate Their Business.

The Reorganized Debtors are highly dependent upon their ability to attract and retain qualified scientific, technical and managerial personnel. Their recent reductions in employee headcount have increased this dependence. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and the Reorganized Debtors cannot be sure that they will be able to continue to attract and retain qualified personnel necessary for the development and management of the business. Although the Reorganized Debtors do not believe the loss of one individual would materially harm their business, the Reorganized Debtors’ business might be harmed by the loss of services of multiple existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how the Reorganized Debtors have developed resides in their scientific and technical personnel and is not readily transferable to other personnel.

(p)	The Loss of Rights Under Licenses Could Harm the Business.

The Debtors have acquired the rights to manufacture, use and/or market certain products through license agreements. The Reorganized Debtors also expect to continue to obtain licenses for other products and technologies in the future. The license agreements generally will require the Reorganized Debtors to develop the markets for the licensed products. If the Reorganized Debtors do not develop these markets, the licensors may be entitled to terminate these license agreements.

The Reorganized Debtors cannot be certain that they will fulfill all of their obligations under any particular license agreement for any variety of reasons, including lack of sufficient liquidity to fund their obligations, insufficient resources to adequately develop and market a product, lack of market development despite their efforts and lack of product acceptance. The Reorganized Debtors’ failure to fulfill their obligations could result in the loss of their rights under a license agreement.

Further, certain products the Reorganized Debtors have the right to license are at certain stages of clinical tests and FDA approval. Failure of any licensed product to receive regulatory approval could result in the loss of the Reorganized Debtors’ rights under its license agreement.

(q)	The Debtors Depend on their Trademarks and Related Rights

To protect their trademarks and associated goodwill, domain name, and related rights, the Debtors generally rely on federal and state trademark and unfair competition laws, which are subject to change. Some, but not all, of their trademarks are registered in the jurisdictions where they are used. Some of the Debtors’ other trademarks are the subject of pending applications in the jurisdictions where they are used or intended to be used, and others are not.

It is possible that third parties may own or could acquire rights in trademarks or domain names in the U.S. or abroad that are confusingly similar to or otherwise compete unfairly with the Debtors’ marks and domain names, or that the Debtors’ use of trademarks or domain names may infringe or otherwise violate the intellectual property rights of third parties. The use of similar marks or domain names by third parties could decrease the value of the Debtors’ trademarks or domain names and hurt its business, for which there may be no adequate remedy.

(r)	Third Parties May Claim that the Debtors Infringe on Their Proprietary Rights, or Seek to Circumvent the Debtors’ Proprietary Rights.

The Debtors have been sued in the past for, and may in the future be required to defend against charges of infringement of patents, trademarks or other proprietary rights of third parties. Such defenses could require the Debtors to incur substantial expense and to divert significant effort of their technical and management personnel, and could result in the loss of rights to develop or make certain products or require payment of monetary damages or royalties to license proprietary rights from third parties. More generally, the outcome of intellectual property litigation and disputes is uncertain and presents a risk to the Debtors’ business.

If an intellectual property dispute is settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, the Debtors cannot be certain that the necessary licenses would be available on acceptable terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Debtors from manufacturing, using, selling and/or importing into the U.S. certain of their products, and therefore could have a material adverse effect on their business or results of operations. Litigation also may be necessary to enforce the Debtors’ patents against others or to protect their know-how or trade secrets. That litigation could result in substantial expense or put its proprietary rights at risk of loss, and the Debtors cannot provide assurances that any litigation will be resolved in their favor.

(s)	Revenues, Gross Profits and Operating Results May Fluctuate Depending Upon Product Sales Mix, Product Pricing, and Costs to Manufacture or Purchase Products.

The Debtors’ future results of operations, financial condition and cash flows will depend to a significant extent upon their product sales mix (the proportion of total sales among products).

The profitability of the Reorganized Debtors’ product sales is also dependent upon the prices they are able to charge for their products and the costs to purchase products from third parties in a cost-effective manner. If the Reorganized Debtors’ revenues and gross profit decline or do not grow as anticipated, they may not be able to correspondingly reduce their operating expenses to offset the effect of lower sales.

(t)

Enactment of the Affordable Care Act, Other Legislative
Proposals, Third-Party Reimbursement Proposals, Cost-
Containment Measures and Healthcare Reform Could
Affect the Marketing, Pricing and Demand for Products.

The enactment of the Patient Protection and Affordable Care Act (the “Affordable Care Act”) on March 23, 2010, as well as various additional legislative proposals, including proposals relating to prescription drug benefits, could materially impair the pricing and sale of the Reorganized Debtors’ products. The Reorganized Debtors’ ability to market their products will depend in part on reimbursement levels for the cost of the products and related treatment established by healthcare providers, including government authorities, private health insurers and other organizations, such as HMOs and MCOs. Insurance companies, HMOs, MCOs, Medicaid and Medicare administrators and others regularly challenge the pricing of pharmaceutical products and review their reimbursement practices. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which could result in lower prices and a reduced demand for the Reorganized Debtors’ products: (i) the trend toward managed healthcare in the United States; (ii) the growth of organizations such as HMOs and MCOs; (iii) legislative proposals to reform healthcare and government insurance programs; and (iv)price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

The Affordable Care Act is a comprehensive and very complex and far-reaching statute. The cost-containment measures and healthcare reforms in the Affordable Care Act and in other legislative proposals could affect the Reorganized Debtors’ ability to sell their products in many possible ways. The Debtors are unable to predict the ultimate impact of the Affordable Care Act, or the content or timing of future healthcare reform legislation and its impact, on the Reorganized Debtors. Those reforms may have a material adverse effect on the Reorganized Debtors’ financial condition and results of operations.

The reimbursement status of a newly-approved pharmaceutical product may be uncertain. Reimbursement policies and decisions, either generally affecting all pharmaceutical companies or specifically affecting the Reorganized Debtors, may not include some of the Reorganized Debtors’ products or government agencies or third parties may assert that certain of the Reorganized Debtors’ products are not eligible for Medicaid, Medicare or other reimbursement and were not so eligible in the past, possibly resulting in demands for damages or refunds. Even if reimbursement policies of third parties grant reimbursement status for a product, the Reorganized Debtors cannot be sure that such reimbursement policies will remain in effect. Limits on reimbursement could reduce the demand for the Reorganized Debtors’ products. The unavailability or inadequacy of third-party reimbursement for the Reorganized Debtors’ products could reduce or possibly eliminate demand for their products. The Reorganized Debtors are unable to predict whether governmental authorities will enact additional legislation or regulation that will affect third-party coverage and reimbursement, which could reduce demand for their products.

(u)	Extensive Industry Regulation May Impact Operations.

All pharmaceutical companies, including the Reorganized Debtors, are subject to extensive, complex, costly and evolving regulation by the federal government, principally the FDA and CMS (with respect to Medicaid) and, to a lesser extent, the U.S. Drug Enforcement Administration (the “DEA”) and state, local and foreign governments. The FFDCA, the Controlled Substances Act of 1970 (the “CSA”) and other federal statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of the Reorganized Debtors’ products. Pharmaceutical manufacturers are also subject to certain record-keeping and reporting requirements, establishment registration and product listing, and FDA inspections. Failure to comply with applicable FDA or other regulatory requirements may result in criminal prosecution, civil penalties, fines, warning letters, injunctions or holds, recall or seizure of products and total or partial suspension of production, refusal to approve new drug applications, abbreviated new drug applications or other applications or revocation of approvals previously granted, withdrawal of product from marketing, withdrawal of licenses or registrations necessary to conduct business, disqualification from supply contracts with the government, as well as other regulatory actions against the Reorganized Debtors and their products.

In addition to compliance with current good manufacturing practice requirements, drug manufacturers must register each manufacturing facility with the FDA. Manufacturers and distributors of prescription drug products are also required to be registered in the states where they are located and in certain states that require registration by out-of-state manufacturers and distributors. Manufacturers also must be registered with the DEA and similar applicable state and local regulatory authorities if they handle controlled substances, and with the U.S. Environmental Protection Agency (the “EPA”) and similar state and local regulatory authorities if they generate toxic or dangerous wastes, and must also comply with other applicable DEA and EPA requirements.

From time to time, governmental agencies have conducted investigations of pharmaceutical companies relating to the distribution and sale of drug products to government purchasers or subject to government or third-party reimbursement. However, standards sought to be applied in the course of governmental investigations can be complex and may not be consistent with standards previously applied to our industry generally or previously understood by the Debtors to be applicable to their activities.

The process for obtaining governmental approval to manufacture and market pharmaceutical products is rigorous, time-consuming, costly and uncertain, and the Reorganized Debtors cannot predict the extent to which they may be affected by legislative and regulatory development. Under the FDA’s regulatory framework, many drug products ultimately do not reach the market because they are found to not be safe or effective or cannot meet the FDA’s other regulatory requirements. The Reorganized Debtors are dependent on receiving FDA and other governmental or third-party approvals prior to manufacturing, marketing and shipping many of their products.

After a product is approved, the FDA may revoke or suspend the product approval if compliance with post-market regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require post-marketing studies to monitor the effect of approved products, and may limit further marketing of the product based on the results of these post-market studies or evidence of safety concerns. Further, the current regulatory framework may change and additional regulatory or approval requirements may arise at any stage of the Reorganized Debtors’ product development that may affect approval, delay the submission or review of an application or require additional expenditures. The Reorganized Debtors may not be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, for any of their products under development. Delays in receipt or failure to receive such clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Reorganized Debtors’ business. Consequently, the Reorganized Debtors cannot predict whether they will obtain FDA or other necessary approvals or whether the rate, timing and cost of such approvals will adversely affect their product introduction or re-launch plans or results of operations.

(v)	The Reorganized Debtors Are Subject to Various Federal and State Laws Pertaining to Healthcare Fraud and Abuse.

Several types of state and federal laws, including anti-kickback and false claims statutes, have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any health care item or service reimbursable under Medicare, Medicaid, or other federally financed health care programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration to individuals or entities in a position to prescribe, purchase, or recommend our products may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid or to reduce an amount owed to the federal government. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, debarment from contracting with the government, criminal fines, and imprisonment.

The Reorganized Debtors will endeavor to comply with the applicable fraud and abuse laws and to operate within related statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution. However, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration to individuals or entities in a position to prescribe, purchase, or recommend our products may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Violations of fraud and abuse laws may be punishable by civil and/or criminal sanctions, including substantial fines and civil monetary penalties, debarment from contracting with the government, as well as the possibility of exclusion from federal and state health care programs, including Medicaid, Medicare and Veterans Administration health programs. Furthermore, the laws applicable to us are broad in scope and are subject to evolving interpretations and permit governmental authorities to exercise significant discretion. Any determination by a governmental authority that the Reorganized Debtors are not in compliance with applicable laws and regulations could have a material adverse effect on their reputation, business operations and financial results.

ARTICLE XII.

CERTAIN FEDERAL INCOME TAX
CONSEQUENCES OF THE PLAN

12.1.	Introduction.

The following discussion summarizes certain federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected tax consequences to holders entitled to vote on the Plan. It is not a complete analysis of all potential federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (“IRC” or the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.

This discussion assumes that holders of Claims have held such property as “capital assets” within the meaning of IRC Section 1221 (generally, property held for investment). In addition, this discussion assumes that the Debtors’ obligations under the Senior Secured Notes and the Convertible Subordinated Notes will be treated as debt for federal income tax purposes.

This discussion does not address all federal income tax considerations that may be relevant to a particular holder in light of that holder’s particular circumstances or to holders subject to special rules under the federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, foreign corporations, foreign trusts, foreign estates, holders who are not citizens or residents of the U.S., holders subject to the alternative minimum tax, holders holding Claims as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, holders who have a functional currency other than the U.S. dollar and holders that acquired the Claims in connection with the performance of services.

In addition, this discussion does not address the treatment of any fees to be paid pursuant to the Plan.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS.

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, TAXPAYERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER THE INTERNAL REVENUE CODE, (B) ANY SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

12.2.	Federal Income Tax Consequences to the Debtors.

(a)	Cancellation of Indebtedness and Reduction of Tax Attributes.

The Debtors generally should realize cancellation of indebtedness income (“COD Income”) to the extent the sum of (i) Cash and the fair market value of any property received by holders is less than (ii) the sum of (x) the adjusted issue price of any debt exchanged for Cash or other property pursuant to the Plan, and (y) the amount of any unpaid accrued interest on such debt to the extent previously deducted by the Debtors.

The Debtors expect that the amount of COD Income realized upon consummation of the Plan will be significant; however, the ultimate amount of COD Income realized by the Debtors is uncertain because, among other things, it will depend on the fair market value of the New Common Stock on the Effective Date. Estimated recoveries for the Debtors’ various Claims are set forth in Article II above.

COD Income realized by a Debtor will be excluded from income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a chapter 11 plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the Debtors will not be required to recognize any COD Income realized as a result of the implementation of the Plan.

A debtor that does not recognize COD Income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD Income. Attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries).

The Debtors believe that, for federal income tax purposes, the Debtors’ consolidated group had approximately $660 million of consolidated NOL and NOL carryforwards as of the filing date. However, the amount of the Debtors’ NOLs will not be determined until the Debtors prepare their consolidated federal income tax returns for such periods. Moreover, the Debtors’ NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the Debtors’ NOLs ultimately may vary from the amounts set forth above. The ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD Income realized by the Debtors. Nevertheless, the Debtors currently anticipate that even after application of the attribute reduction rules, the NOL carryforwards will exceed the amount that will be usable over the life of such carryforwards given the limitations imposed by IRC Section 382, as discussed in the following paragraph. The Debtors currently anticipate that they will not be required to reduce tax basis of assets.

(b)	Section 382 Limitation on NOLs.

Under IRC Section 382, if a corporation or a consolidated group with NOLs (a “Loss Corporation”) undergoes an “ownership change,” the Loss Corporation’s use of its pre-change NOLs (and certain other tax attributes) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the Loss Corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”). The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation.

The Debtors expect the consummation of the Plan will result in an Ownership Change of the Debtors’ consolidated group. The Debtors expect the use of the Debtors’ NOLs remaining after application of the attribute reductions rules described above to be subject to substantial limitations following the consummation of the Plan.

Under Section 382, if an Ownership Change occurs, NOL carryforwards and certain subsequently recognized “built-in” losses and deductions (i.e., losses and deductions that have economically accrued but are unrecognized as of the date of the ownership change) are subject to an annual limitation (the “Annual Section 382 Limitation”). As a general rule, a corporation’s Annual Section 382 Limitation equals the value of the stock of the corporation (with certain adjustments) immediately before the ownership change, multiplied by the applicable “long-term tax-exempt rate” then in effect (e.g., 2.70% for a May 2013 ownership change). Certain “recognized built-in losses,” including certain deductions, triggered during a “recognition period taxable year” may be limited in the same manner as if such loss were an NOL existing as of the ownership change. A “recognition period taxable year” is any taxable year that a portion of which falls within the five year period beginning on the date of the ownership change. Subject to certain limitations, any unused portion of the Annual Section 382 Limitation may be available in subsequent years. A corporation must meet certain continuity of business enterprise requirements for at least two years following an ownership change in order to preserve the Annual Section 382 Limitation.

IRC section 382(l)(5) provides an exception to the application of the Annual Section 382 Limitation for ownership changes occurring to corporations under the jurisdiction of a Bankruptcy Court if certain requirements are met (the “(l)(5) Exception”). In order for the (l)(5) Exception to apply to the Debtors, its historic shareholders and creditors that held certain “qualified indebtedness” (as defined by regulation) prior to implementation of the Plan must own (as a result of being shareholders and creditors immediately prior to implementation of the Plan) more than 50% of the total voting power and total value of New Common Stock after such implementation. The Debtors do not believe that the (l)(5) Exception will be applicable.

Instead, the Debtors anticipate that a special rule under IRC section 382(l)(6) will apply in calculating the Annual Section 382 Limitation. Under this special rule, the Annual Section 382 Limitation will be calculated by reference to the lesser of (i) the value of the New Common Stock (with certain adjustments) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above, and including any increase in value resulting from any surrender or cancellation of indebtedness under the bankruptcy case) or (ii) the value of the Debtors’ assets (determined without regard to liabilities) immediately before the ownership change.

(c)	Alternative Minimum Tax.

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the taxable year. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated, with further adjustments required if AMTI, determined without regard to adjusted current earnings (“ACE”), differs from ACE. A corporation that pays AMT generally is later allowed a nonrefundable credit (equal to a portion of its prior year AMT liability) against its regular federal income tax liability in future taxable years when it is no longer subject to the AMT.

12.3.	Federal Income Tax Consequences to Holders of Certain Claims.

(a)	Tax Securities.

The tax consequences of the Plan to a holder of a Claim may depend in part upon: (1) whether such Claim is based on an obligation that constitutes a “security” for federal income tax purposes, and (2) whether all or a portion of the consideration received for such Claim is an obligation that constitutes a “security” for federal income tax purposes. The determination of whether a debt obligation constitutes a security for federal tax purposes is complex and depends on the facts and circumstances surrounding the origin and nature of the claim. Generally, obligations arising out of the extension of trade credit have been held not to be tax securities, while corporate debt obligations evidenced by written instruments with original maturities of ten years or more have been held to be tax securities. The Debtors expect to treat the Convertible Subordinated Notes as securities for federal tax purposes and the following discussion assumes that the Convertible Subordinated Notes will be respected as securities for federal tax purposes; however, holders are advised to consult their tax advisors with respect to this issue.

(b)	Exchange of Convertible Subordinated Notes for New Common Stock and Subscription Rights.

Assuming that the Convertible Subordinated Notes will be treated as securities for federal income tax purposes, the exchange of Convertible Subordinated Notes for New Common Stock will constitute a recapitalization. Subject to the rules discussed below under “Other Considerations—Accrued Interest,” holders of the Subordinated Notes will not recognize gain or loss on the exchange. A Convertible Subordinated Note holder’s holding period in the New Common Stock would include the holder’s holding period in its Convertible Subordinated Notes, and the holder would have a basis in the New Common Stock equal to the holder’s basis in its Convertible Subordinated Notes.

(c)	General Unsecured Claims (Class 7).

Holders of General Unsecured Claims will generally recognize gain or loss on the exchange of their claims for the General Unsecured Claims Distribution. Subject to the rules discussed below under “Other Considerations—Accrued Interest,” such gain or loss will generally be equal to the difference between (i) Cash received by such holder and (ii) such holder’s tax basis in the General Unsecured Claim.

(d)	Subscription Rights.

The exercise of a Subscription Right will not be a taxable event. A holder’s basis in the New Common Stock acquired pursuant to the Rights Offering will equal the Rights Exercise Price. The holding period of any New Common Stock acquired in the Rights Offering will begin on the date after its acquisition.

(e)	New Common Stock.

Distributions. A holder of New Common Stock generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent such distributions are paid out of the Reorganized Debtors’ current or accumulated earnings and profits as determined for federal income tax purposes. Distributions not treated as dividends for federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the New Common Stock, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Common Stock. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of earnings and profits.

Sale or Other Taxable Disposition. A holder of New Common Stock will recognize gain or loss upon the sale or other taxable disposition of New Common Stock equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in the New Common Stock. Subject to the rules discussed below in “Other Considerations—Market Discount” and the recapture rules under IRC Section 108(e)(7), any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the New Common Stock for more than one year as of the date of disposition. Under the IRC Section 108(e)(7) recapture rules, a holder may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income if the holder took a bad debt deduction with respect to the Senior Secured Notes or Convertible Subordinated Notes or recognized an ordinary loss on the exchange of the Senior Secured Notes or Convertible Subordinated Notes for New Common Stock. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

(f)	Other Considerations.

Accrued Interest. There is general uncertainty regarding the extent to which the receipt of cash or other property should be treated as attributable to unpaid accrued interest. In accordance with the Plan, the Debtors take the position that property distributed pursuant to the Plan will first be allocable to the principal amount of a holder’s Claim and then, to the extent necessary, to any unpaid accrued interest thereon. The IRS, however, could take a contrary position.

To the extent any property received pursuant to the Plan is considered attributable to unpaid accrued interest, a holder will recognize ordinary income to the extent the value of the property exceeds the amount of unpaid accrued interest previously included in gross income by the holder. A holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.

Market Discount. A holder that acquires a debt instrument at a market discount (including in a recapitalization or other exchange pursuant to which the holder’s basis in the debt instrument is less than the debt’s issue price), generally is required to treat any gain realized on the disposition of the instrument as ordinary income to the extent of accrued market discount not previously included in gross income by the holder. However, special rules apply to the disposition of a market discount obligation in certain types of non-recognition transactions, such as a recapitalization.

(g)	Information Reporting and Backup Withholding.

The Debtors (or their paying agent) may be obligated to furnish information to the IRS regarding the consideration received by holders (other than corporations and other exempt holders) pursuant to the Plan.

Holders may be subject to backup withholding (currently, at a rate of 28%) on the consideration received pursuant to the Plan. Certain holders (including corporations) generally are not subject to backup withholding. A holder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Debtors (or their paying agent) its taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

ARTICLE XIII.

SECURITIES LAW MATTERS

13.1.	General.

The Plan provides for Reorganized KV to issue New Common Stock to the holders of Allowed Convertible Subordinated Notes Claims pursuant to Section 7.9 of the Plan, subject to dilution by the New Common Stock Securities that may be issued pursuant to the Management Incentive Plan. The Debtors believe that the New Common Stock and the Subscription Rights constitute “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws.

No registration statement will be filed under the Securities Act or any state securities laws relating to the initial offer and distribution on the Effective Date under the Plan of the New Common Stock or the Subscription Rights.

13.2.	Initial Offer and Sale of Securities Under Federal Securities Laws.

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied:

(a)

the securities must be offered and sold “under a plan” of reorganization and must be securities of the debtor, of an affiliate “participating in a joint plan” with the debtor or of a successor to the debtor under the plan;

(b)	the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor or such affiliate; and

(c)	the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in such exchange and “partly” for cash or property.

In addition, Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder exempt the private offering of securities from registration under the Securities Act and under state securities laws. The Debtors believe that the provisions of section 1145(a)(l) of the Bankruptcy Code and Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder (as applicable) exempt the initial offer and distribution of the New Common Stock and Subscription Rights on the Effective Date under the Plan from federal and state securities registration requirements.

13.3.	The Rights Offering Stock.

The Debtors will issue the Rights Offering Stock without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145(a)(1) of the Bankruptcy Code, section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder to holders of Allowed Class 6 Convertible Subordinated Notes Claims that qualify as Accredited Investors. All shares of Rights Offering Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

13.4.	New Common Stock.

(a)	Issuance of New Common Stock.

The Debtors believe that the offer and sale of the New Common Stock pursuant to the Plan, including in connection with the Rights Offering, will be exempt from federal and state securities registration requirements under various provisions of the Securities Act, state securities laws, and the Bankruptcy Code. In reliance upon the exemptions discussed in Sections 13.2 and 13.3 above, the New Common Stock and the issuance and offer thereof will not be (and is not required to be) registered under the Securities Act or any state securities laws.

(b)	Resale of New Common Stock.

(i)	Securities Law Restrictions.

The Debtors further believe that subsequent transfers of the New Common Stock by the holders thereof that are not “underwriters,” as defined in Section 2(a)(11) of the Securities Act and supplemented by Section 1145(b)(1) of the Bankruptcy Code, will be exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code and applicable state securities laws. In addition, the New Common Stock generally may be able to be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of those states; however, the availability of such exemptions cannot be known unless individual state securities laws are examined. Therefore, recipients of the New Common Stock are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest, or (b) offers to sell securities offered or sold under a plan for the holders of such securities, or (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan, or (d) is an issuer of the securities within the meaning of Section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to Section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in Section 2(a)(11), is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of securities of a reorganized debtor may be presumed to be a “controlling person” and, therefore, an underwriter.

Resales of the New Common Stock by Persons deemed to be “underwriters” (which definition includes “controlling person”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of New Common Stock who are deemed to be “underwriters” may be entitled to resell their New Common Stock pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 would permit the public sale of securities received by such person if current information regarding the issuer is publicly available and if volume limitations, manner of sale requirements and certain other conditions are met. However, the Reorganized Debtors do not presently intend to make publicly available the requisite current information regarding the Reorganized Debtors and, as a result, Rule 144 will not be available for resales of New Common Stock by persons deemed to be underwriters.

Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling person”) with respect to the New Common Stock will depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person will be deemed an “underwriter” with respect to the New Common Stock. In view of the complex nature of the question of whether a particular Person may be an underwriter, the Debtors make no representations concerning the right of any Person to freely resell New Common Stock. Accordingly, the Debtors recommend that potential recipients of New Common Stock consult their own counsel concerning whether they may freely trade such securities without compliance with the federal and state securities laws.

(ii)	Restrictions in the New Stockholders Agreement.

The New Stockholders Agreement to be entered into by Reorganized KV and the holders of New Common Stock will contain restrictions on a holder’s ability to transfer the New Common Stock. Among other restrictions on transfer, subject to certain limited exceptions, the New Stockholders Agreement will require notice to Reorganized KV of any proposed transfer of New Common Stock and will restrict such transfer if the transfer would, if effected, require Reorganized KV to register or qualify such New Common Stock under the Securities Act or Exchange Act.

(iii)	Legend.

All certificates, if any, representing shares of New Common Stock shall bear a legend that is consistent with the New Stockholders Agreement.

ARTICLE XIV.

PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN

14.1.	Distributions.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of the Plan. To the extent provided in the Senior Secured Notes Indenture and Convertible Subordinated Notes Indenture, as applicable, and permitted by applicable law, all Plan Distributions made by the Disbursing Agent to Class 3 (Senior Secured Notes Claims) and Class 6 (Convertible Subordinated Notes Claims) shall be subject to any charging liens in favor of the Senior Secured Notes Indenture Trustee and Convertible Subordinated Notes Indenture Trustee, respectively.

14.2.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan, Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy or non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

14.3.	Date of Distributions.

Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon thereafter as is practicable, provided that the Reorganized Debtors may utilize periodic distribution dates to the extent appropriate. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

14.4.	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each of the Classes (other than Classes 3 and 6), as maintained by the Debtors, or their agents, shall be deemed closed and there shall be no further changes in the record holders of any of the Claims after the Distribution Record Date. Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of Claims occurring after the close of business on the Distribution Record Date. Additionally, with respect to payment of any Cure Amounts or any Cure Disputes in connection with the assumption and/or assignment of the Debtors’ executory contracts and leases, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the underlying executory contract or lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount.

Notwithstanding the foregoing or anything in the Plan or herein to the contrary, in connection with any distribution under the Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise), including to holders of Claims in Classes 3 and 6, the Debtors will be entitled to recognize and deal for all purposes under the Plan with such holders to the extent consistent with the customary practices of DTC used in connection with such distribution. With respect to the New Common Stock to be distributed to holders of Allowed Convertible Subordinated Notes Claims, all of the shares of the New Common Stock shall be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures, provided, that such shares of New Common Stock are permitted to be held through DTC’s book-entry system; provided, that to the extent the New Common Stock is not eligible for distribution in accordance with DTC’s customary practices, Reorganized KV will take all such reasonable actions as may be required to cause distributions of New Common Stock to holders of Allowed Convertible Subordinated Notes Claims.

14.5.	Disbursing Agent.

All distributions under the Plan shall be made by the Reorganized Debtors or the Disbursing Agent on and after the Effective Date as provided in the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized Debtors. Furthermore, any such entity required to give a bond shall notify the Bankruptcy Court and the U.S. Trustee in writing before terminating any such bond that is obtained.

14.6.	Delivery of Distribution.

Subject to Section 8.4(b) of the Plan, the Disbursing Agent will issue, or cause to be issued, and authenticate, as applicable, the applicable Plan Consideration, and subject to Bankruptcy Rule 9010, make all distributions or payments to any holder of an Allowed Claim as and when required by the Plan at: (a) the address of such holder on the books and records of the Debtors or their agents; or (b) at the address in any written notice of address change delivered to the Debtors or the applicable Disbursing Agent, including any addresses included on any filed proofs of Claim or transfers of Claim filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the applicable Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, provided, however, such distributions or payments shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from: (i) the Effective Date; and (ii) the first Distribution Date after such holder’s Claim is first Allowed.

14.7.	Unclaimed Property.

One year from the later of: (i) the Effective Date, and (ii) the first Distribution Date after the applicable Claim is first Allowed, all unclaimed property or interests in property shall revert to the Reorganized Debtors or the successors or assigns of the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records, or proofs of Claim filed against the Debtors, as reflected on the claims register maintained by the Claims Agent.

14.8.	Satisfaction of Claims.

Unless otherwise provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete settlement, satisfaction and discharge of such Allowed Claims.

14.9.	Manner of Payment Under Plan.

Except as specifically provided in the Plan, at the option of the Debtors or Reorganized Debtors (as applicable), any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

14.10.	Fractional Shares/De Minimis Cash Distributions.

No fractional shares of New Common Stock shall be distributed. When any distribution would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the shares of the New Common Stock subject to such distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than ½ will be rounded to the next higher whole number; and (ii) fractions less than ½ will be rounded to the next lower whole number; provided, that the foregoing shall not apply to any rounding of Rights Offering Stock to be distributed, which shall be governed by the Rights Offering Procedures and Section 7.12(c) of the Plan. The total number of shares of New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in the Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or $50.00 in Cash. Fractional shares of New Common Stock that are not distributed in accordance with Section 8.10 of the Plan shall be returned to Reorganized KV

14.11.	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution (of a value set forth in the Plan) in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 8.2 of the Plan

14.12.	Exemption From Securities Laws.

The issuance of and the distribution under the Plan of the New Common Stock Securities, including the Subscription Rights, the Rights Offering Stock, the Direct Purchase Shares, the Commitment Fee Shares, and the Convertible Subordinated Notes Equity Distribution, shall be exempt from registration under the Securities Act any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code and/or Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, to the maximum extent permitted thereunder. Subject to any transfer restrictions contained in the Certificate of Incorporation of Reorganized KV and/or the New Stockholders Agreement, the New Common Stock issued on account of the Convertible Subordinated Notes Equity Distribution may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code. All of the New Common Stock Securities other than the Convertible Subordinated Notes Equity Distribution may not be sold or transferred unless there is an effective registration statement under the Securities Act covering the New Common Stock or the securities are sold or transferred in a transaction that is exempt from or not subject to the registration and prospectus delivery requirement of the Securities Act and otherwise in compliance with state securities laws. The availability of the exemption under section 1145 of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or any other applicable securities laws shall not be a condition to occurrence of the Effective Date of the Plan.

14.13.	Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim (other than a Senior Secured Notes Claim or a Convertible Subordinated Notes Claim), and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any and all claims, rights and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim under the Plan will constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights and Causes of Action that a Reorganized Debtor or its successor may possess against such holder.

14.14.	Rights and Powers of Disbursing Agent.

(a)	Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all applicable distributions or payments contemplated by the Plan; (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

(b)	Expenses Incurred on or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

14.15.	Withholding and Reporting Requirements.

In connection with the Plan and all distributions thereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of any Plan Distribution to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the Debtors, Reorganized Debtors or the Disbursing Agent believe are reasonable and appropriate, including requiring a holder of a Claim to submit appropriate tax and withholding certifications. Notwithstanding any other provision of the Plan: (i) each holder of an Allowed Claim that is to receive a distribution under the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution; and (ii) no Plan Distributions shall be required to be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom.

14.16.	Cooperation With Disbursing Agent.

The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent with the amount of Claims and the identity and addresses of holders of Claims, in each case, as set forth in the Debtors’ and/or Reorganized Debtors’ books and records. The Reorganized Debtors will cooperate in good faith with the Disbursing Agent to comply with the reporting and withholding requirements outlined in Section 8.15 of the Plan.

14.17.	Hart-Scott Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. In the event any applicable notification and waiting periods do not expire without objection, the Reorganized Debtors or their agent shall, in their sole discretion, be entitled to sell such entity’s shares of New Common Stock that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

ARTICLE XV.

PROCEDURES FOR RESOLVING CLAIMS

15.1.	Objections to Claims.

Other than with respect to Fee Claims, only the Reorganized Debtors shall be entitled to object to Claims after the Effective Date. Any objections to those Claims (other than Administrative Expense Claims), shall be served and filed on or before the later of: (i) the date that is one (1) year after the Effective Date; and (ii) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) hereof. Any Claims filed after the Bar Date or Administrative Bar Date, as applicable, shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors, unless the Person or entity wishing to file such untimely Claim has received Bankruptcy Court authority to do so. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (iii) if counsel has agreed to or is otherwise deemed to accept service, by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Reorganization Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

15.2.	Amendment to Claims.

From and after the Effective Date, no Claim may be filed to increase or assert additional claims not reflected in an already filed Claim (or Claim scheduled, unless superseded by a filed Claim, on the applicable Debtor’s schedules of assets and liabilities filed in the Reorganization Cases) asserted by such claimant and any such Claim shall be deemed disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtors or the Reorganized Debtors unless the claimant has obtained the Bankruptcy Court’s prior approval to file such amended or increased Claim.

15.3.	Disputed Claims.

(a)	No Distributions or Payments Pending Allowance.

Except as provided in Section 9.3 of the Plan, Disputed Claims shall not be entitled to any Plan Distributions unless and until such Claims become Allowed Claims.

(b)	Establishment of Disputed Priority Claims Reserve.

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall set aside and reserve, for the benefit of each holder of a Disputed Administrative Expense Claim, Disputed Priority Tax Claim, Disputed Priority Non-Tax Claim, and Disputed Other Secured Claim, Cash in an amount equal to (i) the amount of such Claim as estimated by the Bankruptcy Court pursuant to an Estimation Order, (ii) if no Estimation Order has been entered with respect to such Claim, the amount in which such Disputed Claim is proposed to be allowed in any pending objection filed by the Debtors, or (iii) if no Estimation Order has been entered with respect to such Claim, and no objection to such Claim is pending on the Effective Date, (A) the amount listed in the Debtors’ schedules of assets and liabilities filed in the Reorganization Cases (the “Schedules”) or (B) if a timely filed proof of claim or application for payment has been filed with the Bankruptcy Court or Claims Agent, as applicable, the amount set forth in such timely filed proof of claim or application for payment, as applicable. The Reorganized Debtors, in their reasonable discretion, may increase the amount reserved as to any particular Disputed Claim. Such reserved amounts, collectively, shall constitute the “Disputed Priority Claims Reserve”.

(c)	Establishment of Disputed General Unsecured Claims Reserve.

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall set aside and reserve, from the General Unsecured Claims Distribution, for the benefit of each holder of a Disputed General Unsecured Claim, Cash in an amount equal to the Plan Distribution to which the holder of such Disputed Claim would be entitled if such Disputed Claim were an Allowed Claim, in an amount equal to (i) the amount of such Claim as estimated by the Bankruptcy Court pursuant to an Estimation Order, (ii) if no Estimation Order has been entered with respect to such Claim, the amount in which such Disputed Claim is proposed to be allowed in any pending objection filed by the Debtors, or (iii) if no Estimation Order has been entered with respect to such Claim, and no objection to such Claim is pending on the Effective Date, (A) the amount listed in the Schedules or (B) if a timely filed proof of claim or application for payment has been filed with the Bankruptcy Court or Claims Agent, as applicable, the amount set forth in such timely filed proof of claim or application for payment, as applicable. The Reorganized Debtors, in their discretion, may increase the amount reserved as to any particular Disputed Claim. Such reserved amounts, collectively, shall constitute the “Disputed General Unsecured Claims Reserve”. The Debtors shall not be required to reserve any Cash or other consideration on account of any Disputed General Unsecured Claim the Debtors reasonably believe is covered by insurance; provided, that, notwithstanding the foregoing, the Reorganized Debtors shall reserve Cash in an amount equal to the Plan Distribution to which the holder of any such Disputed General Unsecured Claim would be entitled on account of any SIR Claim that would be Allowed if such Disputed General Unsecured Claim were an Allowed Claim, in the amount of such SIR Claim; provided that the amount of the Disputed General Unsecured Claims Reserve shall be determined in consultation with the Creditors’ Committee.

(d)	Plan Distributions to Holders of Subsequently Allowed Claims.

On each Distribution Date (or such earlier date as determined by the Reorganized Debtors or the Disbursing Agent in their sole discretion but subject to Section 9.3 of the Plan), the Disbursing Agent will make distributions or payments from the applicable Disputed Claims Reserve on account of any Disputed Claim that has become an Allowed Claim since the occurrence of the previous Distribution Date. The Disbursing Agent shall distribute in respect of such newly Allowed Claims the Plan Distributions to which holders of such Claims would have been entitled under the Plan if such newly Allowed Claims were fully or partially Allowed, as the case may be, on the Effective Date, less direct and actual expenses, fees, or other direct costs of maintaining Plan Consideration on account of such Disputed Claims.

(e)	Distribution of Reserved Plan Consideration Upon Disallowance.

To the extent any Disputed Administrative Expense Claims, Disputed Priority Tax Claims, Disputed Priority Non-Tax Claims, or Disputed Other Secured Claim has become Disallowed in full or in part (in accordance with the procedures set forth in the Plan), any Plan Consideration held by the Reorganized Debtors on account of, or to pay, such Disputed Claim shall become the sole and exclusive property of Reorganized KV or its successors or assigns.

After all Disputed General Unsecured Claims have been either Allowed or Disallowed, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata Share of any Cash remaining in the Disputed General Unsecured Claims Reserve.

15.4.	Estimation of Claims.

The Debtors and/or Reorganized Debtors may request that the Bankruptcy Court enter an Estimation Order with respect to any Claim, pursuant to section 502(c) of the Bankruptcy Code, for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

15.5.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by any Professional Person or the Claims Agent on or after the Effective Date in connection with implementation of the Plan, including without limitation, reconciliation of, objection to, and settlement of Claims, shall be paid in Cash by the Reorganized Debtors.

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CONCLUSION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described herein because it will provide the greatest recovery to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial administrative costs and are likely to reduce any return to creditors who hold Claims. The Debtors urge the holders of impaired Claims in Classes 3, 4, 5, 6 and 7 who are entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots to the Voting Agent so that they will be received not later than 4:00 p.m. (prevailing Eastern Time) on August 16, 2013.

Dated:     July 17, 2013
                St. Louis, Missouri

Respectfully submitted,

K-V PHARMACEUTICAL COMPANY
on behalf of itself and its affiliated Debtors

By:	/s/ Thomas S. McHugh
Thomas S. McHugh
Chief Financial Officer

Counsel:

WILLKIE FARR & GALLAGHER LLP

Matthew A. Feldman, Esq.

Paul V. Shalhoub, Esq.

Robin Spigel, Esq.

Andrew D. Sorkin, Esq.

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Counsel for the Debtors and Debtors in Possession

EXHIBIT 1

Plan

EXHIBIT 2

Liquidation Analysis

EXHIBIT 3

Financial Projections

EXHIBIT 4

Disclosure Statement Order (without exhibits)

EXHIBIT 5

Rights Offering Procedures

EXHIBIT 6

Stock Purchase Agreement (without exhibits)

EXHIBIT 7

Share Purchase Agreement

EXHIBIT 8

K-V Pharmaceutical Co. v. Hermelin, Case No. 11SL-CC04054, Amended Petition for Declaratory Judgment and Further Relief (dated November 28, 2011)